Exhibit 4.1

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

as the Company,

CAREY AGRI INTERNATIONAL-POLAND SP. Z O.O.,

ONUFRY S.A., MULTI-EX S.A., ASTOR SP. Z O.O.,

POLSKIE HURTOWNIE ALKOHOLI SP. Z O.O., MTC SP. Z O.O.,

PRZEDSIEBIORSTWO DYSTRYBUCJI ALKOHOLI AGIS S.A.,

DAKO-GALANT PRZEDSIEBIORSTWO HANDLOWO PRODUKCYJNE SP. Z O.O.,

DAMIANEX S.A., PWW SP. Z O.O. AND MIRO SP. Z O.O.

as the Guarantors,

THE BANK OF NEW YORK

as Trustee, Principal Paying Agent, Registrar and Transfer Agent,

and

ING BANK N.V., London Branch

as Note Security Agent

INDENTURE

Dated as of July 25, 2005

€325,000,000

8% Senior Secured Notes due 2012

i

Exhibit A - Form of Note

Exhibit B - Form of Certificate for Transfer

Exhibit C - Forms of Share Pledge Agreements

NOTE: This Table of Contents shall not, for any purpose, be deemed to be part of this Indenture.

INDENTURE, dated as of July 25, 2005 among (i) CENTRAL EUROPEAN DISTRIBUTION CORPORATION, a company incorporated under the laws of Delaware (the “Company”), (ii) CAREY AGRI INTERNATIONAL-POLAND SP. Z O.O. (“Carey Agri”), ONUFRY S.A., MULTI-EX S.A., ASTOR SP. Z O.O., POLSKIE HURTOWNIE ALKOHOLI SP. Z O.O., MTC SP. Z O.O., PRZEDSIEBIORSTWO DYSTRYBUCJI ALKOHOLI AGIS S.A., DAKO-GALANT PRZEDSIEBIORSTWO HANDLOWO PRODUKCYJNE SP. Z O.O., DAMIANEX S.A., PWW SP. Z O.O. AND MIRO SP. Z O.O., each a company organized under the laws of the Republic of Poland (the “Initial Guarantors”), (iii) THE BANK OF NEW YORK (the “Trustee”, “Principal Paying Agent”, “Registrar” and “Transfer Agent”), and (iv) ING BANK N.V., London Branch (the “Note Security Agent”).

The Company has duly authorized the creation and issuance of its (i) €325,000,000 8% Senior Secured Notes due 2012 issued on the date hereof (the “Original Notes”) and (ii) Additional Notes (as defined herein) that may be issued from time to time subsequent to the Issue Date (all such notes referred to in clauses (i) and (ii) being referred to as the “Notes”); and, to provide therefor, the Company and each of the Guarantors have duly authorized the execution and delivery of this Indenture. Except as otherwise provided herein, €325,000,000 in aggregate principal amount of Notes shall be initially issued on the date hereof.

Each party hereto agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1 Definitions. For purposes of this Indenture, unless otherwise specifically indicated herein, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person. In addition, for purposes of the following definitions and this Indenture generally, all ratios and computations based on GAAP shall be made in accordance with GAAP and shall be based upon the consolidated financial statements of the Company and its Subsidiaries prepared in conformity with GAAP. As used in this Indenture, the following terms shall have the following meanings:

“144A Definitive Note” means a Definitive Note bearing the 144A Legend.

“144A Global Note” means the Global Note bearing the 144A Legend that will be issued on the Issue Date in a principal amount equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“144A Legend” means the legend initially set forth on the 144A Notes in the form set forth in Section 2.6(g)(144A Legends) hereof.

“144A Note” means a 144A Definitive Note or a 144A Global Note, as applicable.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated, amalgamated or otherwise combined with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging, consolidating, amalgamating or otherwise combining with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of such asset acquisition or the transactions by which such Person is merged or consolidated with or into the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary shall not constitute Acquired Debt.

“Additional Amounts” has the meaning set forth in Section 4.17 (Additional Amounts).

“Additional Guarantor” means Botapol, Bols and any Material Subsidiary that Guarantees the Notes pursuant to the provisions of Section 4.22 (Additional Guarantors) hereof.

“Additional Notes” means any additional principal amounts of 8% Senior Secured Notes due 2012 issued from time to time under the terms of this Indenture after the Issue Date.

“Additional Shares” means the Share Capital of Botapol and Bols.

“Additional Share Pledges” means:

(1)	the share pledge dated on or before 20 Business Days following the Bols Acquisition relating to the Share Capital in Bols between Botapol and the Note Security Agent and in a form substantially consistent with the relevant share pledge agreement attached as Exhibit C; and

(2)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in Botapol between Carey Agri and the Note Security Agent and in a customary form for Dutch law share pledges and including any necessary limitations or qualifications relating to Dutch financial assistance issues.

“Affiliate” of any specified Person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition: (i) the terms “controlling,” “controlled by” and “under common control with” have correlative meanings and (ii) “Affiliate” shall include funds advised by the specified Person.

“Affiliate Transaction” has the meaning set forth in Section 4.15 (Deposit of Moneys).

“Agent” means each of the Registrar, the Principal Paying Agent, each other Paying Agent, each Authenticating Agent, the Transfer Agent, the Note Security Agent and their respective successors.

“Agent Members” has the meaning set forth in Section 2.15.

“Anti-Monopoly Office” means the Office for Protection of Competition and Consumers of the Republic of Poland.

“Applicable Premium” means:

With respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the Note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note at July 25, 2009 (such redemption price being set forth in the table appearing under Paragraph 7 of the Notes); plus (ii) all required interest payments due on the Notes through July 25, 2009, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Bund Rate as of such redemption plus 50 basis points; over

(b)	the principal amount of the Note, if greater.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of either Depositary that apply to such transfer or exchange.

“Asset Sale” means: (i) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole or of assets of Carey Agri and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 4.16 (Change of Control) and/or the provisions of Section 4.20 (Merger, Consolidation or Sale of Assets) and not by the provisions of Section 4.12 (Asset Sales); and (ii) the issuance of Equity Interests in any Restricted Subsidiary of the Company or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $500,000;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries,

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)	the sale or lease of products (including, for the avoidance of doubt, user terminals), services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	a Restricted Payment or Permitted Investment that is permitted by Section 4.4 (Limitation on Restricted Payments) hereof;

(7)	the waiver, compromise, settlement, release or surrender of any right or claim in the ordinary course of business; and

(8)	the sale or other disposition or assets received by the Company or any of its Restricted Subsidiaries in compromise or settlement of claims of the Company or any of its Restricted Subsidiaries; provided however that the net cash proceeds of such sale or disposition are applied in accordance with provisions of Section 4.12 (Asset Sales).

“Asset Sale Offer” shall have the meaning set forth in Section 4.12.

“Asset Sale Offer Amount” shall have the meaning set forth in Section 4.12.

“Asset Sale Offer Period” shall have the meaning set forth in Section 4.12.

“Asset Sale Purchase Date” shall have the meaning set forth in Section 4.12.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Authenticating Agent” means each Person authorized pursuant to Section 12.7 (Appointment of Agents) to authenticate Notes and any Person authorized pursuant to Section 12.7 (Appointment of Agents) to act on behalf of the Trustee to authenticate Notes.

“Bank Account Charge” means the agreement between Carey Agri and the Trustee dated the Closing Date whereby Carey Agri grants a first priority security interest over the proceeds in the escrow account to the Trustee.

“Bankruptcy Law” means Title 11, United States Code or any similar federal, state or foreign law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the U.S. Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the U.S. Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Bialystok” means Polmos Bialystok S.A.

“Bialystok Acquisition” means the acquisition by the Company or one of its Restricted Subsidiaries of at least 51% of the ordinary shares of Bialystok financed with a portion of the proceeds from this Offering, available cash, proceeds from an Equity Offering, or some combination thereof pursuant to the terms of the Bialystok Purchase Agreement.

“Bialystok Acquisition Event” means the completion of the Bialystok Acquisition.

“Bialystok Acquisition Termination Event” means either (1) the Bialystok Purchase Agreement being rescinded or terminated or (2) Anti-Monopoly Office or other competent regulatory authority issuing a formal final and non-appealable written decision prohibiting the Bialystok Acquisition.

“Bialystok Deposit” means the PLN 100 million deposit payment required by the Polish government from the Company or any of its subsidiaries in connection with the execution of the Bialystok Purchase Agreement.

“Bialystok Purchase Agreement” means the share purchase agreement dated July 11, 2005 entered into by CEDC, Carey Agri, and the Ministry of the State Treasury relating to the purchase of 61% of the outstanding capital stock of Bialystok.

“Bialystok Special Redemption” means the special mandatory redemption by the Company of certain of the Notes in relation to the Bialystok Acquisition pursuant to Paragraph 9 of the Notes.

“Bialystok Special Redemption Date” shall have the meaning set forth in Paragraph 9 of the Notes.

“Bialystok Special Redemption Price” shall have the meaning set forth in Paragraph 9 of the Notes.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Bols” means Bols Sp. z o.o.

“Bols Acquisition” means the acquisition, directly or indirectly, by the Company or one of its Restricted Subsidiaries of Botapol and its subsidiaries, including Bols, pursuant to the Bols Share Sale Agreement.

“Bols Acquisition Termination Event” means either (1) the Bols Share Sale Agreement being rescinded or terminated or (2) the Anti-Monopoly Office or other competent regulatory authority issuing a formal final and non-appealable written decision prohibiting the Bols Acquisition.

“Bols Share Sale Agreement” means the share sale agreement dated June 27, 2005 entered into by the Company, Carey Agri, Remy Cointreau S.A., Botapol Management B.V. and Takirra Investment Corporation N.V. relating to the acquisition by the Company and Carey Agri of Botapol and its subsidiaries.

“Bols Special Redemption” means the special mandatory redemption by the Company of all of the Notes pursuant to Paragraph 9 of the Notes.

“Bols Special Redemption Date” shall have the meaning set forth in Paragraph 9 of the Notes.

“Bols Special Redemption Date” shall have the meaning set forth in Paragraph 9 of the Notes.

“Bols Special Redemption Price” shall have the meaning set forth in Paragraph 9 of the Notes.

“Book Entry Interest” means a beneficial interest in a Global Note held through and shown on, and transferred only through, records maintained in book entry form by a Depositary.

“Borrowing Base” means 65% of Inventory (determined as of the end of the most recently ended fiscal quarter for which consolidated financial statements of the Company are publicly available) of the Company and its Restricted Subsidiaries.

“Botapol” means Botapol Holding B.V.

“Bund Rate” means, with respect to any relevant date, the rate per annum equal to the equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Price for such relevant date, where:

“Comparable German Bund Issue” means the German Bundesanleihe security selected to by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to July 25, 2012, and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to July 25, 2012; provided, however, that, if the period from such redemption date to July 25, 2012 is less than one year, a fixed maturity of one year shall be used.

“Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations or, if the Company obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations. Member of the Board of Directors.

“Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Company.

“Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Company of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference German Bund Dealer at or about 3:30 p.m. Frankfurt, Germany time on the third Business Day preceding the relevant date.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of London or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital or finance lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Equivalents” means:

(1)	securities (i) issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality of the U.S. government (provided that the full faith and credit of the United States is pledged in support of those securities), or (ii) which are denominated in euros and are issued by, or directly and fully guaranteed or insured by a member of the European Union as of January 1, 2004 or the Republic of Poland on the Issue Date, or any agency or instrumentality thereof, in each case having maturities of not more than six months from the date of acquisition;

(2)	certificates of deposit, time deposits and other bank deposits in U.S. dollars or euro with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a rating of A-1/P-1 or better from Moody’s and S&P;

(3)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4)	commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(5)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Disqualified Shares) of the surviving or transferee corporation or its parent corporation and/or (2) cash, securities or other property in any amount which could be paid by the Company as a Restricted Payment in accordance with provisions of Section 4.4 (Limitation on Restricted Payments), (ii) the Beneficial Owners of the Voting Stock of the Company immediately before such transaction own, directly or indirectly, immediately after such transaction, at least a majority of the voting power of all Voting Stock of the surviving or transferee corporation or its parent corporation immediately after such transaction, as applicable, and (iii) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) or 14(d) of the Exchange Act) other than William Carey or Related Parties, is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such surviving or transferee corporation or its parent corporation, as applicable, or has, directly or indirectly, the right to elect or designate a majority of the board of directors of the surviving or transferee corporation or its parent corporation, as applicable;

(2)	any “person” or “group” (within the meaning of Sections 13(d) or 14(d) of the Exchange Act but excluding any Wholly Owned Subsidiary of the Company) other than William Carey or Related Parties has become, directly or indirectly, the beneficial owner, by way of merger, consolidation or otherwise, of more than 50% of the voting power of the Voting Stock of the Company on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Company convertible into or exercisable for Voting Stock of the Company (whether or not such securities are then currently convertible or exercisable);

(3)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(4)	the first day on which the Company ceases to own, directly or indirectly through Subsidiaries, 100% of the outstanding Equity Interests of Carey Agri.

“Change of Control Offer” has the meaning set forth in Section 4.16 (Change of Control).

“Change of Control Payment” shall have the meaning set forth in Section 4.16 (Change of Control).

“Change of Control Payment Date” shall have the meaning set forth in Section 4.16 (Change of Control).

“Clearing System” means one or more of Euroclear, Clearstream, or the successor of either of them, in each case acting directly, or through a custodian, nominee or depositary.

“Clearstream” means Clearstream Banking, société anonyme.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means the collateral that secures the obligations of the Company and the Guarantors under the Notes, the Guarantees and the Indenture pursuant to the Note Security Documents.

“Common Depositary” means The Bank of New York, and any successor as common depositary for the Notes.

“Company Order” means a written order or request signed in the name of a Guarantor or the Company by an Officer or a member of the Board of Directors.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization and any other non-cash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period) of the Company and the Restricted Subsidiaries (including amortization of capitalized debt issuance costs for such period and any non-cash compensation expense, realized for grants of stock options or other rights to officers, directors and employees), all of the foregoing determined on a consolidated basis in accordance with GAAP; plus

(4)	minority interests to the extent that such minority interests were deducted in computing Consolidated Net Income; minus

(5)	to the extent they increase Consolidated Net Income, net after-tax exceptional or non-recurring gains plus;

(6)	to the extent they decrease Consolidated Net Income, net after-tax exceptional or non-recurring losses; minus

(7)	to the extent they increase Consolidated Net Income, non-cash items (including the partial or entire reversal of reserves taken in prior periods, but excluding reversals of accruals or reserves for cash charges taken in prior periods and excluding the accrual of revenue in the ordinary course of business) for such period;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only in the same proportion as the relevant Person’s Net Income was included in Consolidated Net Income.

“Consolidated Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred shares subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the “Calculation Date”), then the Consolidated Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preference shares, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Consolidated Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations, amalgamations or other business combinations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the U.S. Securities Act;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

(5)	any expenses, charges or other costs related to the Transactions (including amortization of any such expenses, charges or other costs that have been capitalized) will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the Issue Date; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Corporate Trust Office” means the designated office of the Trustee at which at any time its corporate trust business shall be administered, which office at the dated hereof is located at One Canada Square, London E14 5AL, Attention: Corporate Trust Department, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Covenant Defeasance” has the meaning set forth in Section 8.3 (Covenant Defeasance).

“Credit Facilities” means, one or more borrowing facilities or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Notes” means any definitive Note issued in accordance with Section 2.6(a)(2) registered in the Register, substantially in the form attached as Exhibit A hereto.

“Depositary” means any of Euroclear, Clearstream and their respective nominees and successors, acting through itself or the Common Depositary.

“Disqualified Shares” means any Equity Interests that, by their terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interests), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interests, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Shares solely because the holders of the Share Capital have the right to require the Company to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Shares if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 4.4 (Limitation on Restricted Payments) hereof.

“Equity Interests” of any Person means Share Capital and all warrants, options or other rights to acquire Share Capital (but excluding any Indebtedness that is convertible into, or exchangeable for, Share Capital) of any Person.

“Equity Offering” means an underwritten primary public offering of ordinary shares of the Company.

“Escrow Agent” means The Bank of New York, as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement to be dated the Issue Date among the Company, the Escrow Agent, the Trustee and ING Bank N.V., London Branch.

“Escrowed Proceeds” means the proceeds from the offering of the Notes paid into an escrow account with the Escrow Agent on the Issue Date pursuant to the Escrow Agreement. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Euro” or “€” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“European Union” means the European Union, including any country that is a member state as of the Issue Date, but not including any country which becomes a member of the European Union after the Issue Date.

“European Council Savings Directive” means the European Council Directive 2003/48/EC.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries in existence on the Issue Date (other than Indebtedness under the Notes), until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to a willing seller that is not an Affiliate of the buyer in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors (unless otherwise provided in this Indenture).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of indebtedness issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all expenses accrued or paid or payments received pursuant to Hedging Obligations; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preference shares of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Shares) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined statutory income or corporation tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus

(5)	any expenses, charges or other costs related to the Transactions (or any amortization thereof) and included in such period in computing Fixed Charges.

“GAAP” means generally accepted accounting principles applicable in the United States as in effect from time to time.

“Global Notes” means one or more registered global notes, without coupons, substantially in the form of Exhibit A attached hereto.

“Government Securities” means direct obligations of, obligations fully guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by any country of the European Union that uses the euro as its currency and participated in the EMU for the payment of which guarantee of obligations the full faith and credit of any country of the European Union that uses the Euro as its currency and participates in the EMU is pledged and which are not callable or redeemable at the option of the Company thereof.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means each Initial Guarantor and, upon the execution of the relevant supplemental indenture required by Section 4.22 (Additional Guarantors), each Additional Guarantor.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered on the Registrar’s or any co-registrar’s books.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), without duplication, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Indirect Participant” means a Person who holds a Book Entry Interest in a Global Note through a Participant.

“Initial Guarantor” means each of (i) Carey Agri International-Poland Sp. z o.o., (ii) Onufry S.A., (iii) Multi-Ex S.A., (iv) Astor Sp. z o.o., (v) Polskie Hurtownie Alkoholi Sp. z o.o., (vi) MTC Sp. z o.o., (vii) Przedsiebiorstwo Dystrybucji Alkoholi Agis S.A., (viii) Dako-Galant Przedsiebiorstwo Handlowo Produkcyjne Sp. z o.o., (ix) Damianex S.A., (x) PWW Sp. z o.o. and (xi) Miro Sp. z o.o.

“Initial Shares” means the Share Capital of each of (i) Carey Agri International-Poland Sp. z o.o., (ii) Onufry S.A., (iii) Multi-Ex S.A., (iv) Astor Sp. z o.o., (v) Polskie Hurtownie Alkoholi Sp. z o.o., (vi) MTC Sp. z o.o., (vii) Przedsiebiorstwo Dystrybucji Alkoholi Agis S.A., (viii) Dako-Galant Przedsiebiorstwo Handlowo Produkcyjne Sp. z o.o., (ix) Damianex S.A., (x) PWW Sp. z o.o. and (xi) Miro Sp. z o.o.

“Initial Security Documents” means the Proceeds Loan Pledge Agreement and the Bank Account Charge.

“Inventory” means goods held for sale or lease by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Subsidiary is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.4 (Limitation on Restricted Payments) hereof. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 4.4 (Limitation on Restricted Payments) hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means July 25, 2005, the date of original issuance of the Notes.

“Legal Defeasance” has the meaning set forth in Section 8.2 (Legal Defeasance and Discharge).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Marketable Securities” means Cash Equivalents, Government Securities and freely tradeable debt securities with a debt rating no lower than A granted by S&P or A2 granted by Moody’s for so long as such ratings are maintained.

“Material Subsidiary” means, as of any date, any Restricted Subsidiary whose Consolidated Cash Flow for the most recent twelve-month period for which financial statements are available exceeds 5.0% of the Consolidated Cash Flow of the Company.

“Maturity Date” means July 25, 2012.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preference shares dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under Credit Facilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a Guarantors or otherwise or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Note Security Agent” means ING Bank N.V., London Branch (or, if applicable, such other person as may from time to time hold the whole or any part if the security granted under the Note Security Documents) as Note Security Agent under the Note Security Documents.

“Note Security Documents” means the Initial Security Documents, the Share Pledges and the Additional Share Pledges, as replaced or supplemented by any security agreement covering the same assets permitted to be entered into by the Note Security Agent pursuant to the terms hereof.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Offering Memorandum, dated July 15, 2005, relating to the Notes.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, or the Chief Financial Officer of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company, by two Officers of the Company that meets the requirements of Section 12.3 (Statements Required in Certificate or Opinion) hereof and any other relevant provisions of this Indenture. One of the Officers signing an Officers’ Certificate given pursuant to Section 4.19 (Compliance Certificate; Notice of Default ) should be the principal executive officer or the principal financial officer of the Company.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, which meets the requirements of Section 12.3 (Statements Required in Certificate or Opinion) hereof and any other relevant provisions of this Indenture. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Participant” means a Person who has an account with Euroclear or Clearstream.

“Paying Agent” has the meaning set forth in Section 2.3 (Registrar and Paying Agent).

“Permitted Business” means (i) the production and bottling of vodka and other alcoholic beverages and sales thereof, (ii) the importing, exporting, transportation, distribution and sale of beverages (including alcoholic beverages), cigars and cigarettes and other fast moving consumer goods; and (iii) any activity or business that is a reasonable extension or expansion of, or reasonably related to, the business described in the preceding clauses (i) and (ii).

“Permitted Business Investment” means an Investment in any Person the primary business of which consists of a Permitted Business.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in Cash Equivalents or Government Securities;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a person, if as a result of such Investment:

(a)	such person becomes a Restricted Subsidiary of the Company; or

(b)	such person is merged, consolidated, amalgamated or otherwise combined with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.12 (Asset Sales);

(5)	any acquisition of assets or Share Capital solely in exchange for the issuance of Equity Interests (other than Disqualified Shares) of the Company;

(6)	any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of the Company or the Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(9)	repurchases of the Notes;

(10)	Investments existing on the Issue Date and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement or refinancing, in whole or in part, thereof;

(11)	Investments constituting Permitted Business Investments, the sum of which does not exceed the greater of $5.0 million at any time outstanding; and

(12)	other Investments in any person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding of no more than $10.0 million.

“Permitted Liens” means:

(1)	Liens on the Shares securing Indebtedness and other Obligations under Credit Facilities and Hedging Obligations related thereto permitted to be incurred under Section 4.3 (Incurrence of Indebtedness and Issuance of Preference Shares); provided that such Liens rank equally and ratably with the Liens over the Shares under the Note Purchase Agreement;

(2)	Liens on Inventory purchased with Indebtedness incurred under Credit Facilities permitted under Clause (1) of the second paragraph of Section 4.4 (Incurrence of Indebtedness and Issuance of Preference Shares).

(3)	Liens in favor of the Company or the Guarantors to secure obligations which are not pledged to secure Indebtedness owing to third parties;

(4)	Liens on property of a person existing at the time such person is merged, consolidated, amalgamated or otherwise combined with or into the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger, consolidation, amalgamation or other combination and do not extend to any assets other than those of the person merged, consolidated, amalgamated or combined with the Company or the Subsidiary;

(5)	Liens on property (including Share Capital) existing at the time of acquisition of the property or of the Restricted Subsidiary which owns the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(6)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of Section 4.3 (Incurrence of Indebtedness and Issuance of Preference Shares) covering only the assets acquired with or financed by such Indebtedness;

(8)	Liens existing on the Issue Date (including the extension, re-issuance or renewal of such Liens in connection with Permitted Refinancing Indebtedness permitted to be incurred under clause (5) of the definition of Permitted Debt);

(9)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings instituted within a reasonable period of time and diligently pursued; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(11)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12)	Liens created for the benefit of (or to secure) the Notes (or the Guarantees);

(13)	Liens securing Hedging Obligations permitted by clause (7) of the second paragraph under Section 4.3 (Incurrence of Indebtedness and Issuance of Preference Shares) and any Lien the principle purpose of which is to allow the setting off or netting of obligations under or in connection with any Hedging Obligation, in either case, so long as such Lien is over only (i) the assets that secure the Indebtedness that is the subject of the relevant Hedging Obligations or (ii) cash or cash equivalents securing such Hedging Obligations.

(14)	Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance, other types of social security and other types of related statutory obligations;

(15)	rights of set-off under contracts that do not relate to Indebtedness for borrowed money;

(16)	Liens in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(17)	Liens resulting from escrow arrangements unrelated to Indebtedness for borrowed money entered into in connection with a disposition of assets;

(18)	any retention of title reserved by any seller of goods or any Lien imposed, reserved or granted over goods supplied by such seller;

(19)	Liens arising out of or in connection with pre-judgment legal process or a judgement or a judicial awarded relating to security for costs; and

(20)	Liens on any Escrowed Proceeds;

(21)	Liens on and pledges of Equity Interests of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

(22)	Liens held by the Company on the assets or property of a Restricted Subsidiary to secure Indebtedness of such Restricted Subsidiary owing to and held by the Company; and

(23)	Liens incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries with respect to obligations that do not exceed $5.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final Stated Maturity later than the final Stated Maturity of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Guarantees, such Permitted Refinancing Indebtedness has a final Stated Maturity later than the final Stated

Maturity of, and is subordinated in right of payment to, the Notes and the Guarantees on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal Paying Agent” has the meaning set forth in Section 2.3 (Registrar and Paying Agent).

“Proceeds Loan” means one or more loans between Carey Agri, as borrower, and the Company, as lender, of the proceeds received by the Company from the Notes on their respective dates of issue.

“Proceeds Loan Pledge Agreement” means the agreement governing the assignment of the Proceeds Loan by the Company to the Note Security Agent.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Expert” means an accounting, appraisal, investment bank or other firm, in each case, of international standing or another firm with specialist knowledge in valuing the property, assets or rights that are the subject of the relevant transaction.

“Record Date” means the Record Dates specified in the Notes.

“Redemption Date” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture and Paragraph 7 of any such Note.

“Redemption Price” when used with respect to any Note to be redeemed, means the price fixed for such redemption pursuant to this Indenture and Paragraphs 7 and 8 of any such Note.

“Reg S Definitive Note” means a Definitive Note bearing the Reg S Legend.

“Reg S Global Note” means the Global Note bearing the Reg S Legend that will be issued on the Issue Date in a principal amount equal to the outstanding principal amount of the Notes sold in reliance on Regulation S.

“Reg S Legend” means the legend initially set forth on the Reg S Notes in the form set forth in Section 2.6(g)(Legends) hereof.

“Reg S Note” means a Reg S Definitive Note or a Reg S Global Note, as applicable.

“Registrar” has the meaning set forth in Section 2.3 (Registrar and Paying Agent).

“Regulation S” means Regulation S promulgated under the U.S. Securities Act.

“Related Party” means the spouse of or immediate family member of William Carey or any trust, corporation, partnership or other entity, the only beneficiaries, stockholders, partners or owners of which, consist of William Carey, his spouse, and/or immediate family members of William Carey.

“Restricted Definitive Note” means a Definitive Note bearing either the 144A Legend or the Reg S Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the U.S. Securities Act.

“Rule 144A” means Rule 144A promulgated under the U.S. Securities Act.

“Rule 903” means Rule 903 promulgated under the U.S. Securities Act.

“Rule 904” means Rule 904 promulgated under the U.S. Securities Act.

“S&P” means Standard & Poor’s Ratings Group.

“SEC” means the United States Securities and Exchange Commission, as from time to time constituted, created under the U.S. Exchange Act, or if at any time after the execution of this Indenture such commission is not existing and performing the duties now assigned to it under the U.S. Securities Act and the U.S. Exchange Act, then the body performing such duties at such time.

“Secured Parties” means the Trustee, the Note Security Agent and the Holders.

“Security” means the Shares, the Proceeds Loan and the escrow account.

“Shares” means the Initial Shares and the Additional Shares.

“Share Capital” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Share Capital, whether or not such debt securities include any right of participation with Share Capital.

“Share Pledges” mean:

(1)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in Carey Agri International-Poland Sp. z o.o. between the Company and the Note Security Agent;

(2)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in Onufry S.A. between the Company and the Note Security Agent;

(3)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in Multi-Ex S.A. between the Company and the Note Security Agent;

(4)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in Astor Sp. z o.o. between the Company and the Note Security Agent;

(5)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in Polskie Hurtownie Alkoholi Sp. z o.o. between the Company and the Note Security Agent;

(6)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in MTC Sp. z o.o. between the Company and the Note Security Agent;

(7)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in Przedsiebiorstwo Dystrybucji Alkoholi Agis S.A. between the Company and the Note Security Agent;

(8)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in Dako-Galant Przedsiebiorstwo Handlowo Produkcyjne Sp. z o.o. between the Company and the Note Security Agent;

(9)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in Damianex S.A. between the Company and the Note Security Agent;

(10)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in PWW Sp. z o.o. between the Company and the Note Security Agent;

(11)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in Miro Sp. z o.o. between the Company and the Note Security Agent;

(12)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in Onufry S.A. between Carey Agri and the Note Security Agent;

(13)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in Multi-Ex S.A. between Carey Agri and the Note Security Agent;

(14)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in Astor Sp. z o.o. between Carey Agri and the Note Security Agent;

(15)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in Polskie Hurtownie Alkoholi Sp. z o.o. between Carey Agri and the Note Security Agent;

(16)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in MTC Sp. z o.o. between Carey Agri and the Note Security Agent;

(17)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in Przedsiebiorstwo Dystrybucji Alkoholi Agis S.A. between Carey Agri and the Note Security Agent;

(18)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in Dako-Galant Przedsiebiorstwo Handlowo Produkcyjne Sp. z o.o. between Carey Agri and the Note Security Agent;

(19)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in Damianex S.A. between Carey Agri and the Note Security Agent;

(20)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in PWW Sp. z o.o. between Carey Agri and the Note Security Agent; and

(21)	the share pledge dated on or before 20 Business Days following the Issue Date relating to the Share Capital in Miro Sp. z o.o. between Carey Agri and the Note Security Agent,

in each case, in a form substantially consistent with the relevant form of share pledge agreement attached as Exhibit C hereto.

“Significant Group” means any group of Restricted Subsidiaries of any of the Guarantors that, taken together (as of the latest audited consolidated financial statements of such Guarantor and its Restricted Subsidiaries), would constitute a Significant Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the U.S. Securities Act, as such Regulation is in effect on the date hereof.

“Special Redemption” means either the Bols Special Redemption or the Bialystok Special Redemption, as the case may be.

“Special Redemption Date” shall mean either the Bols Special Redemption Date or the Bialystok Special Redemption Date, as the case may be.

“Special Redemption Price” shall mean either the Bols Special Redemption Price or the Bialystok Special Redemption Price, as the case may be.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of Share Capital entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or Trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Successor Company” has the meaning set forth in Article V.

“Successor Guarantor” has the meaning set forth in Article V.

“Transactions” means (i) this offering of Notes, (ii) the Bols Acquisition, (iii) the Bialystok Acquisition, and the financing thereof, (iv) the making of the Proceeds Loan to Carey Agri, and (vi) the payment of costs, fees and expenses, in each case, related thereto.

“Trust Officer” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear either the 144A Legend or the Reg S Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary in accordance with the provisions summarized under Section 4.24 (Designation of Restricted and Unrestricted Subsidiaries) pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt; and

(2)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Voting Stock” of any Person as of any date means the Share Capital of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares) or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

SECTION 1.2 Other Definitions

Term	Section
“Change in Tax Law”	Paragraph 8 of the Notes
“Default Interest Payment Date”	2.12
“Defeasance Trust”	8.4
“Event of Default”	6.1
“Excess Proceeds”	4.12
“incur”	4.3
“Irish Paying Agent”	2.3
“Legal Defeasance”	8.2
“Payment Default”	6.1
“Permitted Debt”	4.3
“Relevant Taxing Jurisdiction”	Paragraph 2 of the Notes
“Restricted Payments”	4.3

SECTION 1.3 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and words in the plural include the singular;

(e) provisions apply to successive events and transactions;

(f) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(g) all references to “€” or “euro” are to the lawful currency of the participating member states of the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community.

ARTICLE II

THE NOTES

SECTION 2.1 Form and Dating. The Notes and the notation relating to the Trustee’s certificate of authentication thereof, shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. The Company and the Trustee shall approve the form of the Notes and any notation, legend or endorsement on them not inconsistent with the terms of this Indenture. Each Note shall be dated the date of its authentication.

The terms and provisions contained in the Notes, annexed hereto as Exhibit A, shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company, each Guarantor, the Trustee and the Principal Paying Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. The Notes will initially be represented by the Global Notes.

As long as the Notes are in global form, the Principal Paying Agent shall be responsible for:

(i)	effecting payments due on the Global Notes (following receipt of payment thereof from the Company); and

(ii)	arranging on behalf of and at the expense of the Company for notices to be communicated to Holders in accordance with the terms of this Indenture.

Each reference in this Indenture to the performance of duties set forth in clauses (i) and (ii), above by the Trustee includes performance of such duties by the Principal Paying Agent.

Notes offered and sold in their initial distribution in reliance on Regulation S shall be initially issued as one or more global notes, in registered global form without interest coupons, substantially in the form of Exhibit A hereto, with such applicable legends and other text as are provided in Exhibit A hereto, except as otherwise permitted herein. Such Global Notes shall be referred to collectively herein as the “Reg S Global Note.” The aggregate principal amount of the Reg S Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar (following receipt by the Registrar of all information required hereunder), as hereinafter provided (or by the issue of a further Reg S Global Note), in connection with a corresponding decrease or increase in the aggregate principal amount of the 144A Global Note (as defined below) or in consequence of the issue of Definitive Notes or additional Reg S Notes, as hereinafter provided. The Reg S Global Note and all other Notes that are not 144A Notes shall collectively be referred to herein as the “Reg S Notes.”

Notes offered and sold in their initial distribution in reliance on Rule 144A shall be initially issued as one or more global notes in registered, global form without interest coupons, substantially in the form of Exhibit A hereto, with such applicable legends and other text as are provided in Exhibit A, except as otherwise permitted herein. Such Global Notes shall be referred to collectively herein as the “144A Global Note.” The aggregate principal amount of the 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar (following receipt by the Trustee of all information required hereunder), as hereinafter provided (or by the issue of a further 144A Global Note), in connection with a corresponding decrease or increase in the aggregate principal amount of the Reg S Global Note or in consequence of the issue of Definitive Notes or additional 144A Notes, as hereinafter provided. The 144A Global Note and all other Notes, if any, evidencing the debt, or any portion of the debt, initially evidenced by such 144A Global Note, shall collectively be referred to herein as the “144A Notes.”

SECTION 2.2 Execution and Authentication. An Officer (whom shall have been duly authorized by all requisite corporate actions) shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office or position at the time the Trustee authenticates the Note, the Note shall be valid nevertheless. The Trustee shall be entitled to rely on such signature as authentic and shall be under no obligation to make any investigation in relation thereto.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. The Notes shall be dated the date of authentication.

Except as otherwise provided herein, the aggregate principal amount of Notes that may be outstanding at any time under this Indenture is not limited in amount. The Trustee shall authenticate such Notes which shall consist of (i) Original Notes for original issue on the Issue Date in an aggregate principal amount not to exceed €325,000,000 and (ii) Additional Notes from time to time for issuance after the Issue Date to the extent otherwise permitted hereunder (including, without limitation, under Section 4.3 hereof), in each case upon receipt by the Trustee of a Company Order in the form of an officer’s certificate. Additional Notes will be treated as the same series of Notes as the Original Notes for all purposes under this Indenture, including, without limitation, for purposes of waivers, amendments, redemptions and offers to purchase. Such Company Order shall specify the aggregate principal amount of Notes to be authenticated, the series and type of Notes, the date on which the Notes are to be authenticated, the issue price and the date from which interest on such Notes shall accrue, whether the Notes are to be Original Notes or Additional Notes, whether the Notes are to be issued as Definitive Notes or Global Notes and whether or not the Notes shall bear the 144A Legend, or such other information as the Trustee may reasonably request. In addition, such Company Order shall include (a) a statement that the Persons signing the Company Order have (i) read and understood the provisions of this Indenture relevant to the statements in the Company Order and (ii) made such examination or investigation as is necessary to enable them to make such statements, (b) a brief statement as to the nature and scope of the examination or investigation on which the statements set forth in the Company Order are based and (c) that based upon (a) and (b) all conditions precedent relating to the Company Order have been complied with in accordance with Section 12.2 and 12.3 hereof. In authenticating the Notes and accepting the responsibilities under this Indenture in relation to the Notes, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel in a form reasonably satisfactory to the Trustee stating that the form and terms thereof have been established in conformity with the provisions of this Indenture, do not give rise to a Default and that the issuance of such Notes has been duly authorized by the Company and each Guarantor and constitute a legal valid binding obligation of the Company. Upon receipt of a Company Order, the Trustee shall authenticate Notes in substitution of Notes originally issued to reflect any name change of the Company.

The Trustee may appoint an authenticating agent (“Authenticating Agent”) reasonably acceptable to the Company to authenticate Notes. Unless otherwise provided in the appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent. An Authenticating Agent has the same rights as an Agent to deal with the Company and Affiliates of the Company.

The Notes shall be issuable only in denominations of €50,000 and any integral multiple of €1,000 in excess thereof.

SECTION 2.3 Registrar and Paying Agent. The Company shall maintain an office or agency in London, England where Global Notes may be presented for registration of transfer or for exchange (“Registrar”). The Company shall maintain an office or agency in (i) London, England, (the “Principal Paying Agent”), (ii), for so long as the Notes are listed on the Irish Stock Exchange and its rules so require, Dublin, Ireland (the “Irish Paying Agent”) (together, the “Paying Agents”) and (iii) if, after the issue date, both such Paying Agents become obliged to withhold or deduct tax in connection with any payment made by them in relation to the Notes, another member state of the European Union (including any country which becomes a member of the European Union after the issue date) where a paying agent would not be obliged to withhold or deduct such tax unless a paying agent would be so obliged if it were located in all other member states (any such paying agent appointed pursuant to this clause (iii) being referred to thereafter as the “Principal Paying Agent”). At the offices of such Paying Agents, the (i) Global Notes may be presented or surrendered for payment and (ii) notices and demands in respect of such Global Notes and this Indenture may be served. In the event that Definitive Notes are issued, (x) Definitive Notes may be presented or surrendered for registration of transfer or for exchange, (y) Definitive Notes may be presented or surrendered for payment and (z) notices and demands in respect of the

Definitive Notes and this Indenture may be served at an office of the Registrar or the Principal Paying Agent, as applicable, in Dublin, Ireland or London, England. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company, upon notice to the Trustee, may have one or more co-registrars and one or more additional Paying Agents reasonably acceptable to the Trustee. The term “Registrar” includes any co-Registrar, and the term “Paying Agent” includes any additional Paying Agent. The Company, any Guarantor or any of their Subsidiaries may act as Paying Agent or Registrar for the Notes. The Company initially appoints The Bank of New York as Principal Paying Agent, Registrar and Transfer Agent, until such time as such appointee has resigned and a successor has been appointed and provided that, if the Notes are listed on the Irish Stock Exchange and the rules of such stock exchange so require, the Company will appoint a successor Paying Agent in Ireland who is reasonably acceptable to the Trustee as an additional Paying Agent. In the event that a Paying Agent or Transfer Agent is replaced, the Company will provide notice thereof, in accordance with Section 12.1. The Company may change any Registrar or Paying Agent without prior notice to the Holders as long as an Irish Paying Agent is kept so long as the Notes are listed on the Irish Stock Exchange and the rules of such stock exchange so require. Payment of principal will be made upon the surrender of Definitive Notes at the office of any Paying Agent, including, if any, the Paying Agent in Ireland. In the case of a transfer of a Definitive Note in part, upon surrender of the Definitive Note to be transferred, a Definitive Note shall be issued to the transferee in respect of the principal amount transferred and a Definitive Note shall be issued to the transferor in respect of the balance of the principal amount of the transferred Definitive Note at the office of any Transfer Agent, including, if any, the Transfer Agent in Ireland.

For as long as the Notes remain outstanding, each of the Company and the Guarantors shall undertake that, if the conditions in the European Council Savings Directive are satisfied, it will ensure that it maintains a Paying Agent in an EU Member State that will not be obliged to withhold or deduct tax pursuant to the European Council Savings Directive.

Claims against the Company for payment of principal, interest and Additional Amounts, if any, on the Notes will become void unless presentment for payment is made (where so required herein) within, in the case of principal and Additional Amounts, if any, a period of ten years or, in the case of interest, a period of five years, in each case from the applicable original date of payment therefor.

The obligations of the Paying Agents are several and not joint.

SECTION 2.4 Paying Agent to Hold Assets. The Company shall require each Paying Agent other than the Trustee to agree in writing that each Paying Agent shall hold in trust for the benefit of Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, premium, if any, or interest on, the Notes, and shall promptly notify the Trustee of any Default by the Company or any Guarantor in making any such payment. The Company at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any Payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed. Upon distribution to the Trustee of all assets that shall have been delivered by the Company to the Paying Agent pursuant to this Section 2.4, the Paying Agent shall have no further liability for such assets. If the Company or any of its Subsidiaries acts as Paying Agent, it shall segregate the assets held by it as Paying Agent and hold it as a separate trust fund.

SECTION 2.5 List of Holders. In the event that Definitive Notes are issued, the Trustee shall preserve, in as current a form as is reasonably practicable, the most recent list available to it of the names and addresses of Holders, together with the principal amount of Notes held by each such Holder and the aggregate principal amount of debt obligations outstanding. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least two Business Days before each Record Date and at such other times as the Trustee may request in writing, a list as of such date, and in such form as the Trustee may reasonably require of the names and addresses of Holders, which list may be conclusively relied upon by the Trustee.

SECTION 2.6 Transfer and Exchange

(a) Transfer and Exchange of Global Notes

(1)	The Global Notes cannot be transferred to any Person other than to another nominee of the Depositary or to a successor Clearing System or its nominee approved by the Company, the Guarantors and the Trustee.

(2)	All Global Notes will be exchanged by the Company for Definitive Notes (A) if each Depositary notifies the Company that it is unwilling or unable to act as a Clearing System in respect of the Notes and a successor Clearing System is not appointed by the Company within 120 days; (B) if either Depositary so requests following an Event of Default; (C) in whole, but not in part, at any time if the Company in its sole discretion determines that the Global Notes should be exchanged for Definitive Notes; or (D) if the owner of a Book Entry Interest requires such exchange in writing delivered through either Depositary following an Event of Default. Upon the occurrence of any of the preceding events, Definitive Notes shall be issued in the name or names and issued in any approved denominations, as the Depositary shall instruct the Company based on the instructions received by the Depositary from the holders of Book Entry Interests. Definitive Notes issued in exchange for Book Entry Interests in the 144A Global Note shall be issued as a 144A Definitive Note. Definitive Notes issued in exchange for Book Entry Interest in a Reg S Global Note prior to September 3, 2005 shall be issued as a Reg S Definitive Note.

(3)	Global Notes may also be exchanged or replaced, in whole or in part, as provided in Section 2.7 (Replacement Notes) and Section 2.10 (Temporary Notes). Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to Section 2.7 (Replacement Notes) or Section 2.10 (Temporary Notes) hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note, other than as provided in this Section 2.6(a)(Transfer and Exchange of Global Notes).

(b) General Provisions Applicable to Transfers and Exchanges of the Notes Transfers of Book Entry Interests in the Global Notes (other than transfers of Book Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book Entry Interest in the same Global Note) shall require compliance with this Section 2.6(b)(General Provisions Applicable to Transfers and Exchanges of the Notes), as well as one or more of the other following subparagraphs of this Section 2.6 (Transfer and Exchange), as applicable.

In connection with all transfers and exchanges of Book Entry Interests (other than transfers of Book Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book Entry Interest in the same Global Note), the Principal Paying Agent must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to debit from the transferor a Book Entry Interest in an amount equal to the Book Entry Interest to be transferred or exchanged; (ii) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a Book Entry Interest in another Global Note in an amount equal to the Book Entry Interest to be transferred or exchanged; and (iii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase.

In connection with a transfer or exchange of a Book Entry Interest for a Definitive Note, the Principal Paying Agent and the Registrar must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to debit from the transferor a Book Entry Interest in an amount equal to the Book Entry Interest to be transferred or exchanged; (ii) a written order from a Participant directing the Registrar to cause to be issued a Definitive Note in an amount equal to the Book Entry Interest to be transferred or exchanged; and (iii) instructions containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to above.

In connection with any transfer or exchange of Definitive Notes, the Holder of such Notes shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, in connection with a transfer or exchange of a Definitive Note for a Book Entry Interest, the Principal Paying Agent must receive a written order directing the Depositary to credit the account of the transferee in an amount equal to the Book Entry Interest to be transferred or exchanged.

Upon satisfaction of all of the requirements for transfer or exchange of Book Entry Interests in Global Notes contained in this Indenture, the Principal Paying Agent or the Registrar, as specified in this Section 2.6 (Transfer and Exchange), shall endorse the relevant Global Note(s) with any increase or decrease and instruct the Depositary to reflect such increase or decrease in its systems.

(c) Transfer of Book Entry Interests in a Reg S Global Note to Book Entry Interests in a 144A Global Note. A Book Entry Interest in the Reg S Global Note may be transferred to a Person who takes delivery thereof in the form of a Book Entry Interest in the 144A Global Note only if the transfer complies with the requirements of Section 2.6(b) (General Provisions Applicable to Transfers and Exchanges of the Notes) above and the

Principal Paying Agent receives a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof.

Upon the receipt of such certificate and the orders and instructions required by Section 2.6(b) (General Provisions Applicable to Transfers and Exchanges of the Notes) above, the Principal Paying Agent shall (i) instruct the Common Depositary to deliver, or cause to be delivered, the Global Notes to the Principal Paying Agent for endorsement and upon receipt thereof decrease Schedule A to the Reg S Global Note and increase Schedule A to the 144A Global Note by the principal amount of such transfer, and (ii) thereafter, return the Global Notes to the Common Depositary, together with all information regarding the Participant accounts to be credited and debited in connection with such transfer.

(d) Transfer of Book Entry Interests in a 144A Global Note to Book Entry Interests in a Reg S Global Note. A Book Entry Interest in the 144A Global Note may be transferred to a Person who takes delivery thereof in the form of a Book Entry Interest in the Reg S Global Note only if the transfer complies with the requirements of Section 2.6(b)(General Provisions Applicable to Transfers and Exchanges of the Notes) above, such transfer takes place after September 3, 2005, and the Principal Paying Agent receives a certificate from the holder of such Book Entry Interest in the form of Exhibit B hereto, including the certifications in item (2) or (3) thereof.

Upon receipt of such certificates and the orders and instructions required by Section 2.6(b)(General Provisions Applicable to Transfers and Exchanges of the Notes) above, the Principal Paying Agent shall (i) instruct the Common Depositary to deliver, or cause to be delivered, the Global Notes to the Principal Paying Agent for endorsement and, upon receipt thereof, increase Schedule A to the Reg S Global Note and decrease Schedule A to the 144A Global Note by the principal amount of such transfer, and (ii) thereafter, return the Global Notes to the Common Depositary, together with all information regarding the Participant accounts to be credited and debited in connection with such transfer.

(e) Transfer of Restricted Definitive Notes for Definitive Notes. Any Holder of a Restricted Definitive Note may transfer such Note to a Person who takes delivery thereof in the form of Definitive Notes if the transfer complies with Section 2.6(b) (General Provisions Applicable to Transfers and Exchanges of the Notes) above and the Registrar receives the following additional documentation:

(1)	in the case of a transfer on or before September 3, 2005 by a holder of a Reg S Definitive Note, the Registrar shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in either (A) item (1), or (B) item (2) thereof;

(2)	in the case of a transfer after September 3, 2005 by a holder of a Reg S Definitive Note, the transfer complies with Section 2.6(b) (General Provisions Applicable to Transfers and Exchanges of the Notes);

(3)	in the case of a transfer by a holder of a 144A Definitive Note to a QIB in reliance on Rule 144A, the Registrar shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(4)	in the case of a transfer by a holder of a 144A Definitive Note in reliance on Regulation S, the Registrar shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; or

(5)	in the case of a transfer by a holder of a 144A Definitive Note in reliance on Rule 144, the Registrar shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof.

Upon the receipt of any Definitive Note, the Registrar shall cancel such Note pursuant to Section 2.11(Cancellation) hereof and complete and deliver to the Company (i) in the case of a transfer pursuant to Section 2.6(e)(1) or (e)(3) (Transfer of Restricted Definitive Notes for Definitive Notes), a 144A Definitive Note; (ii) in the case of a transfer pursuant to Section 2.6(e)(2) or (e)(4), a Reg S Definitive Note; and (iii) in the case of a transfer pursuant to Section 2.6(e)(5), an Unrestricted Definitive Note. The Company shall execute and the Authenticating Agent shall authenticate and deliver such Definitive Note to such Person(s) as the Holder of the surrendered Definitive Note shall designate.

(f) Transfer of Unrestricted Definitive Notes. Any Holder of an Unrestricted Definitive Note may transfer such Note to a Person who takes delivery thereof in the form of Definitive Notes if the transfer complies with Section (b) (General Provisions Applicable to Transfers and Exchanges of the Notes) above.

(g) Legends.

(1) 144A Legend. The following legend shall appear on the face of all 144A Notes issued under this Indenture, unless the Company determines otherwise in compliance with applicable law:

“THIS NOTE DUE 2012 AND ANY INTEREST HEREIN HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), AND ANY OFFER, SALE, PLEDGE OR OTHER TRANSFER THEREOF MUST BE MADE ONLY (i) (A) TO A PERSON WHOM THE TRANSFEROR REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE U.S. SECURITIES ACT (“RULE 144A”) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (B) IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE U.S. SECURITIES ACT (“REGULATION S”), (C) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), OR (D) TO CENTRAL EUROPEAN DISTRIBUTION CORPORATION OR ANY SUBSIDIARY THEREOF; AND (ii) IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE LAWS OF ANY OTHER JURISDICTION. EACH PURCHASER OF THIS NOTE OR ANY INTEREST HEREIN AGREES THAT IT WILL DELIVER TO EACH PURCHASER OF THIS NOTE OR BOOK-ENTRY INTERESTS HEREIN A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”

(2) Regulation S Legend. The following legend shall appear on the face of all Reg S Notes issued under this Indenture, unless the Company determines otherwise in compliance with applicable law:

“THIS NOTE DUE 2012 AND ANY INTEREST HEREIN HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THIS NOTE AND ANY OTHER INTEREST HEREIN MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE U.S. SECURITIES ACT AND ALL APPLICABLE LAWS OF ANY OTHER JURISDICTION. EACH PURCHASER OF THIS NOTE OR ANY INTEREST HEREIN AGREES THAT IT WILL DELIVER TO EACH PURCHASER OF THIS NOTE OR BOOK-ENTRY INTERESTS HEREIN A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”

(3) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (i) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(a) OF THE INDENTURE; AND (ii) THIS GLOBAL NOTE MAY BE DELIVERED IN ACCORDANCE WITH SECTION 2.7(h) OF THE INDENTURE TO THE REGISTRAR FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.”

(h) Cancellation. At such time as all Book Entry Interests have been exchanged for Definitive Notes or all Global Notes have been redeemed or repurchased, the Global Notes shall be returned to the Registrar for cancellation in accordance with Section 2.11(Cancellation) hereof.

(i) General Provisions Relating to Registration of Transfers and Exchanges. To permit registration of transfers and exchanges, the Company shall execute and the Authentication Agent shall authenticate Global Notes and Definitive Notes upon the Company’s order in accordance with the provisions of Section 2.2 (Execution and Authentication) hereof.

(1)	No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any taxes, duties or governmental charge payable in connection therewith (other than any such taxes, duties or governmental charge payable upon exchange or transfer pursuant to Sections 2.10 (Temporary Notes), 4.12 (Asset Sales), 4.16 (Change of Control) and 9.3 (Notation on or Exchange of Notes) hereof).

(2)	All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company and the Guarantors, evidencing the same debt and entitled to the same benefits under this Indenture, as the Global Notes or

Definitive Notes surrendered upon such registration of transfer or exchange.

(3)	The Company shall not be required to register the transfer of or, to exchange, Definitive Notes during (A) a period beginning at the opening of business 15 calendar days before any Redemption Date and ending at the close of business on the Redemption Date; (B) a period beginning at the opening of 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part, and ending at the close of business on the date on which such Notes are selected; or (C) which the holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

As soon as practicable after delivering any Global Note or Definitive Note, the Registrar shall supply to the Trustee and the Agents all relevant details of the Notes delivered.

SECTION 2.7 Replacement Notes. If a mutilated Definitive Note is surrendered to the Registrar, if a mutilated Global Note is surrendered to the Company or if a Holder claims that a Note has been lost, destroyed or wrongfully taken, the Company shall (at its own expense) issue and the Trustee shall authenticate a replacement Note in such form as the Note being replaced if the requirements of the Trustee, the Registrar, the Company and the Guarantors are met. If required by the Trustee, the Registrar, the Company or the Guarantor, such Holder must provide an indemnity bond or other indemnity, sufficient in the judgment of the Company, the Guarantor, the Registrar and the Trustee, to protect the Company, the Guarantor, the Trustee and the Registrar and any Agent from any loss, fee, expense or liability which any of them may suffer when such Note is replaced. The Company may charge such Holder of the Notes for its reasonable, out-of-pocket expenses in replacing a Note, including reasonable fees and expenses of counsel. Every replacement Note is an additional obligation of the Company. If any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company may, in its sole discretion, instead of issuing a replacement Note, pay such Note. The provisions of this Section 2.7 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement of mutilated, destroyed, lost, stolen or taken Notes.

SECTION 2.8 Outstanding Notes. Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those canceled by it, those delivered to it for cancellation, those reductions in the Global Note effected in accordance with the provisions hereof and those described in this Section 2.8 as not outstanding. Subject to Section 2.9, a Note does not cease to be outstanding because the Company or any of its Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.7 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee receives proof satisfactory to it, and upon which it shall be entitled to rely without liability, that the replaced Note is held by a bona fide purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.7.

If the principal amount of any Note is considered paid under Section 4.1 hereof, it ceases to be outstanding and interest and Additional Amounts, if any, on it cease to accrue.

If on a Redemption Date, Special Redemption Date or the Maturity Date the Paying Agent holds cash in euro sufficient to pay all of the principal, interest and Additional Amounts, if any, due on the Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest and Additional Amounts, if any, on such Notes cease to accrue.

SECTION 2.9 Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or its Subsidiaries shall be disregarded, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows (as provided in Section 7.2) are so owned shall be disregarded.

The Company shall notify the Trustee, in writing, when the Company or any of its Subsidiaries repurchases or otherwise acquires Notes of the aggregate principal amount of such Notes so repurchased or otherwise acquired. The Trustee may require an Officers’ Certificate, which shall be promptly provided, listing Notes owned by the Company or any of their Subsidiaries.

SECTION 2.10 Temporary Notes. In the event that Definitive Notes become issuable under this Indenture, until permanent Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Definitive Notes upon receipt of a Company Order pursuant to Section 2.2. The Company Order shall specify the amount of temporary Definitive Notes to be authenticated and the date on which the temporary Definitive Notes are to be authenticated. Temporary Definitive Notes shall be substantially in the form of permanent Definitive Notes but may have variations that the Company considers appropriate for temporary Definitive Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate, upon receipt of a Company Order pursuant to Section 2.2, permanent Definitive Notes in exchange for temporary Definitive Notes.

SECTION 2.11 Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar or the Paying Agent, as the case may be, shall promptly forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent, and no one else, shall cancel and, at the written direction of the Company, shall dispose of (subject to the record retention requirements of the U.S. Exchange Act) all Notes surrendered for transfer, exchange, payment or cancellation, in accordance with its current standards; provided, that the Company shall not require the Trustee to destroy cancelled Notes. Upon completion of any disposal, the Trustee shall (at the Company’s expense) upon written request deliver a certificate of such disposal to the Company, unless the Company directs the Trustee in writing to deliver (at the Company’s expense) the cancelled Notes to the Company. Subject to Section 2.6, the Company may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation. If the Company shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Registrar or the Paying Agent, as the case may be, for cancellation pursuant to this Section 2.11.

SECTION 2.12 Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest at the rate specified in Section 4.1(b), to the Holder thereof on a subsequent special record date, which date shall be the fifteenth day next preceding the date fixed by the Company for the payment of defaulted interest. The Company shall notify the Trustee and Paying Agent in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment (a “Default Interest Payment Date”), and at the same time the Company shall deposit with the Trustee or Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee or Paying Agent for such deposit prior to the date of the proposed payment, such money when deposited to be held for the benefit of the Persons entitled to such defaulted interest as in this Section 2.12; provided, however, that in no event shall the Company deposit monies proposed to be paid in respect of defaulted interest later than 10:00 a.m. London time on the Business Day prior to the proposed Default Interest Payment Date with respect to defaulted interest to be paid on the Note. At least 15 days before the subsequent special record date, the Company shall mail to each Holder at its registered address, with a copy to the Trustee, a notice that states the subsequent special record date, the payment date and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid.

SECTION 2.13 ISINs and Common Codes. The Company in issuing the Notes may use an “ISIN” or “Common Code”, and if so, the Trustee shall use the ISIN and Common Code in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made by the Trustee as to the correctness or accuracy of the ISIN and Common Code printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee of any change in any ISIN or Common Code.

SECTION 2.14 Deposit of Moneys. Prior to 10:00 a.m. London time on the Business Day immediately preceding each interest payment date, Maturity Date or any other payment date, the Company shall have deposited with the Trustee or its designated Paying Agent (which shall be the Principal Paying Agent unless otherwise notified to the Company by the Trustee) in immediately available funds money sufficient to make cash payments, if any, due on such interest payment date, Maturity Date or any other payment date, as the case may be, on all Notes then outstanding. Such payments shall be made by the Company in a timely manner which permits the Paying Agent to remit payment to the Holders on such interest payment date, Maturity Date or any other payment date, as the case may be. The Company shall, prior to 10:00 a.m. Warsaw time on the second Business Day prior to the date on which the Paying Agent is to receive payment, procure that the bank effecting payment for it confirms by tested telex or SWIFT MT100 message to the Paying Agent that an irrevocable payment instruction has been given.

SECTION 2.15 Certain Matters Relating to Global Notes. Members of, or participants in, a Clearing System (“Agent Members”) shall have no rights under this Indenture or any Global Note with respect to any Global Note held on their behalf by the Clearing System, common depositary or its nominee, and the Clearing System, the common depositary or its nominee may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Clearing System or its nominee or impair, as between the Clearing System and its Agent Members, the operation of customary practices governing the exercise of the rights of any Holder.

The Holder of an interest in any Global Note may grant proxies and otherwise authorize any person, including Euroclear and Clearstream and their Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder of such interest in a Global Note is entitled to take under this Indenture or the Notes.

ARTICLE III

REDEMPTION.

SECTION 3.1 Redemption. The Notes may be redeemed, as a whole or from time to time in part, upon the terms and at the redemption prices set forth in each of the Notes. Any redemption pursuant to this Section 3.1 shall be made pursuant to the provisions of this Article III.

SECTION 3.2 Notices to Trustee. If the Company elects to redeem Notes pursuant to Paragraphs 7 or 8 of such Notes, it shall notify the Trustee and the Principal Paying Agent in writing of the Redemption Date and the principal amount of Notes to be redeemed at least 30 days but not more than 60 days before the Redemption Date (or such shorter period as the Trustee in its sole discretion shall determine). The Company shall give notice of redemption as required under the relevant paragraph of the Notes pursuant to which such Notes are being redeemed.

SECTION 3.3 Selection of Notes to Be Redeemed. If fewer than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal securities exchange, if any, on which such Notes are listed and/or in compliance with the requirements of any Clearing Systems, or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through a Clearing Systems or such Clearing Systems does not prescribe any method of selection, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate (and in such manner as complies with applicable legal and exchange requirements); provided, however, that no Note of €50,000 in aggregate principal amount or less shall be redeemed in part. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption provided, however that in the case of a Special Redemption, the particular Notes to be redeemed shall be selected as soon as practicable following receipt by the Trustee of notice of a Special Redemption required by Section 3.8. The Trustee assumes no liability in relation to selections made by it pursuant to this Section 3.3.

SECTION 3.4 Notice of Redemption. If the Notes, or any portion thereof, are listed on the Irish Stock Exchange, the Company shall provide notice of any redemption (including a Special Redemption) to the Irish Stock Exchange and confirm the aggregate principal amount of the Notes, if any, that will remain outstanding following such redemption. Other than as provided in the paragraph below and Section 3.8, at least 30 days but not more than 60 days before a Redemption Date or a Special Redemption Date, as the case may be, so long as the Notes are in global form, the Company (a) shall notify the Trustee and (b) shall notify the Holders in accordance with Section 12.1(b). At the Company’s request made at least 35 days before the Redemption Date (or such shorter period as the Trustee in its sole discretion shall determine), the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall deliver to the Trustee (in advance) an Officers’ Certificate requesting that the Trustee give such notice and setting forth in full the information to be stated in such notice as provided in the following items.

Each notice of redemption shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date or the Special Redemption Date, as the case may be;

(b) the Redemption Prices and the amount of accrued and unpaid interest, if any, Additional Amounts, if any, or the Special Redemption Price, as the case may be, to be paid (subject to the right of holders of record of Definitive Notes on the relevant Record Date to receive interest and Additional Amounts, if any, due on the relevant interest payment date);

(c) the name and address of the Paying Agents;

(d) that Notes called for redemption must be surrendered to a Paying Agent to collect the Redemption Price plus accrued and unpaid interest, if any, and Additional Amounts, if any, or the Special Redemption Price, as the case may be;

(e) that, unless the Company defaults in making the redemption payment, interest and Additional Amounts, if any, on Notes called for redemption cease to accrue on and after the Redemption Date or the Special Redemption Date, as the case may be, and the only remaining right of the holders of such Notes is to receive payment of the Redemption Price or the Special Redemption Price, as the case may be, upon surrender to the Paying Agent of the Notes redeemed;

(f) (i) if any Global Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, interest and Additional Amounts, if any, shall cease to accrue on the portion called for redemption, and upon surrender of such Global Note, the Global Note with a notation on Schedule A thereof adjusting the principal amount thereof to be equal to the unredeemed portion, will be returned and (ii) if any Definitive Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed, and that, after the Redemption Date, upon surrender of such Definitive Note, a new Definitive Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof, upon cancellation of the original Note;

(g) if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(h) the paragraph of the terms of the Notes pursuant to which the Notes are to be redeemed; and

(i) the ISIN or Common Code, and that no representation is made as to the correctness or accuracy of the ISIN or Common Code, if any, listed in such notice or printed on the Notes.

Prior to the giving of any notice of redemption pursuant to Paragraph 8 of the Notes, the Company will deliver to the Trustee (a) an Officers’ Certificate of the Company stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred and (b) an Opinion of Counsel qualified under the laws of the Relevant Taxing Jurisdiction to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of a Change in Tax Law, and that the Company cannot avoid such obligation by taking reasonable measures available to it.

SECTION 3.5 Effect of Notice of Redemption. Once notice of redemption is given in accordance with Section 3.4 or Section 3.8, Notes called for redemption become due and payable on the Redemption Date or the Special Redemption Date, as the case may be, and at the Redemption Price plus accrued and unpaid interest, if any, and Additional Amounts, if any, or the Special Redemption Price, as the case may be. Upon surrender to the Registrar or Paying Agent, such Notes called for redemption shall be paid at the Redemption Price, or the Special Redemption Price, as the case may be, (which shall include accrued and unpaid interest thereon, if any, and Additional Amounts, if any, to the Redemption Date) but (in the case of Definitive Notes) installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to holders of record at the close of business on the relevant Record Dates.

SECTION 3.6 Deposit of Redemption Price or Special Redemption Price.

Prior to 10:00 a.m. London time on the Business Day immediately preceding the Redemption Date or the Special Redemption Date, the Company shall deposit with the Trustee or its designated Paying Agent (which shall be the Principal Paying Agent unless otherwise notified to the Company by the Trustee) cash in euro sufficient to pay the Redemption Price plus accrued and unpaid interest, if any, and Additional Amounts, if any, or the Special Redemption Price, as the case may be, of all Notes to be redeemed on that date. The Paying Agent (including the Principal Paying Agent) shall promptly return to the Company any cash in euro so deposited which is not required for that purpose upon the written request of the Company. The Company shall, prior to 10:00 a.m. London time on the second Business Day prior to the date on which the Principal Paying Agent receives payment, procure that the bank effecting payment for it confirms by SWIFT MT100 message to the Principal Paying Agent that an irrevocable payment instruction has been given.

If the Company complies with the preceding paragraph, then, unless the Company defaults in the payment of such Redemption Price plus accrued and unpaid interest, if any, and Additional Amounts, if any, or such Special Redemption Price, as the case may be, then the Notes to be redeemed will cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment. With respect to Definitive Notes, if a Definitive Note is redeemed on or after an interest Record Date but on or prior to the related interest payment date, then any accrued and unpaid interest, and Additional Amounts, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest and Additional Amounts, if any, shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.1.

SECTION 3.7 Notes Redeemed in Part. Upon surrender and cancellation of a Definitive Note that is redeemed in part, the Company shall execute and upon receipt of a Company Order the Trustee shall authenticate for the Holder of the Notes (at the Company’s expense) a new Definitive Note equal in principal amount to the unredeemed portion of the Definitive Note surrendered and canceled; provided, however, that each such Definitive Note shall be in a principal amount at maturity of €50,000 and any integral multiple of €1,000 in excess thereof. Upon surrender of a Global Note that is redeemed in part, the Paying Agent shall promptly forward such Global Note to the Trustee who shall make a notation on Schedule A thereof to reduce the principal amount of such Global Note to an amount equal to the unredeemed portion of the Global Note surrendered; provided, however, that each such Global Note shall be in a principal amount at maturity of €50,000 and any integral multiple of €1,000 in excess thereof.

SECTION 3.8 Notice of Special Redemption. Notwithstanding any other provision of this Article III, in the event of a Special Redemption, the Company shall provide written notice to the Trustee and the Escrow Agent and notice to the Holders in accordance with Section 12.1(b) specifying (a) that the Company is making a Special Redemption pursuant to Paragraph 9 of the Notes and (b) the other applicable matters set forth in Section 3.4. The Company shall provide such notice at least nine Business Days prior to the Special Redemption Date, unless a shorter period is acceptable to the Escrow Agent and the Trustee. In the case of a Bialystok Special Redemption, the Trustee shall determine the Notes to be redeemed as soon as practicable following receipt of such notice, pursuant to Section 3.3 herein.

ARTICLE IV

COVENANTS

SECTION 4.1 Payment of Notes. (a) The Company shall pay the principal, premium, if any, interest and Additional Amounts, if any, on the Notes in the manner provided in such Notes and this Indenture. An installment of principal of or interest on the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent (including the Principal Paying Agent) holds prior to 10:00 a.m. London time on the Business Day immediately preceding each interest payment date, the Maturity Date or other payment date money deposited by the Company in immediately available, freely transferable, cleared funds and designated for, and sufficient to pay the installment in full and is not prohibited from paying such money to the Holders pursuant to the terms of this Indenture.

(b) The Company shall pay, to the extent such payments are lawful, interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and on overdue installments of interest (without regard to any applicable grace periods) and, on any Additional Amounts from time to time on demand at the rate borne by the Notes plus 1.0% per annum. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 4.2 Maintenance of Office or Agency. (a) The Company shall maintain an office or agency (which office may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-Registrar) required under Section 2.3 where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 12.1(a). The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in London, England for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The Company hereby initially designates the office of The Bank of New York, as its office or agency at One Canada Square, London E14 5AL, United Kingdom as required under Section 2.3 hereof. The Company has appointed Custom House Administration and Corporate Services Limited, as an additional Paying Agent.

SECTION 4.3 Incurrence of Indebtedness and Issuance of Preference Shares. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Shares and will not permit any of its Restricted Subsidiaries to issue any preference shares; provided, however, that the Company may incur Indebtedness or issue Disqualified Shares and any Guarantor may incur Indebtedness (including Acquired Debt), if on the date thereof:

(1)	if the Consolidated Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which publicly available financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Shares are issued would have been no less than 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Shares had been issued, as the case may be, at the beginning of such four-quarter period; and

(2)	no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

(b) Section 4.3(a) will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company and its Restricted Subsidiaries of Indebtedness for working capital purposes under or in the form of one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with Credit Facilities being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (i) $40.0 million and (ii) the Borrowing Base; provided that the total Indebtedness incurred under this clause (1) by Restricted Subsidiaries that on the date of such incurrence are not Guarantors shall not exceed $10.0 million at any time;

(2)	the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness (other than Indebtedness described in clauses (1) and (3) of this paragraph);

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Guarantees to be issued on the Issue Date on the Issue Date (for the avoidance of doubt, no Additional Notes may be issued in reliance on this clause (3));

(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, whether through the direct purchase of assets or the ordinary shares of any Person owning such assets (including any Indebtedness deemed to be incurred in connection with such purchase), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $15.0 million at any time outstanding; provided that the total Indebtedness incurred under this clause (4) by a Restricted Subsidiary that is not a Guarantor shall not exceed $5.0 million at any time;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness (provided that the Proceeds Loan may be refunded or refinanced to the extent required in connection with any permitted refinancing of the Notes)) that was permitted by this Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3) or (5) of this paragraph; provided that neither the Company nor any of its Restricted Subsidiaries may rely on this clause (5) to refund, refinance, replace, defease or discharge Indebtedness under a Credit Facility that is in existence on the Issue Date;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated in right of payment to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Guarantees, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations (A) for the purpose of fixing or hedging interest rate risk with respect to or in connection with any Indebtedness that is permitted by the terms of this Indenture to be outstanding or (B) for the purpose of fixing or hedging currency exchange rate risk or changes in the prices of commodities and, in each case, not entered into for speculative purposes and including any such Hedging Obligations incurred in connection with the issuance of the Notes;

(8)	the guarantee by the Company or any of its Restricted Subsidiaries (other than the Company) of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated in right of payment to the Notes or the Guarantees thereof, then such guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(9)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business (including guarantees or indemnities related thereto);

(10)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(11)	Indebtedness of the Company and its Restricted Subsidiaries consisting of advance or extended payment terms in the ordinary course of business;

(12)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Share Capital of a Subsidiary, other than guarantees of Indebtedness of the Subsidiary disposed of, or incurred or assumed by any Person acquiring all or any portion of such business, assets or Share Capital for the purpose of financing such acquisition; provided that the maximum liability of the Company and its Restricted Subsidiaries in respect of all such

Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(13)	the incurrence or acquisition by the Company or any of its Restricted Subsidiaries of Indebtedness, Disqualified Shares or preference shares of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any of its Restricted Subsidiaries in accordance with the terms of this Indenture; provided that such Indebtedness, Disqualified Shares or preference shares are not incurred or issued in connection with such acquisition, merger, consolidation, amalgamation or other combination, and, after giving effect to such acquisition, merger, consolidation, amalgamation or other combination the Company or such Restricted Subsidiary would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in Section 4.3(a);

(14)	the incurrence by the Company and any Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $15.0 million at any time outstanding.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.3, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. Notwithstanding the foregoing sentence, (i) Indebtedness under Credit Facilities outstanding on the Issue Date used to fund working capital will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and shall not constitute “Existing Indebtedness” incurred in reliance on the exception provided by clause (2) of the definition of Permitted Debt and (ii) all other Indebtedness under Credit Facilities outstanding on the Issue Date will be deemed to be incurred on such date shall constitute “Existing Indebtedness” and shall be deemed to be incurred in reliance on the exception provided by clause (2) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Shares in the form of additional shares of the same class of Disqualified Shares will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Shares for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such asset at the date of determination, and

(B) the amount of the Indebtedness of the other Person;

(3) the greater of the liquidation preference or the maximum fixed redemption or repurchase price of the Disqualified Shares, in the case of Disqualified Shares;

(4) the Attributable Debt related thereto, in the case of any lease that is part of a sale and leaseback transaction; and

(5) the principal amount of the Indebtedness, in the case of any other Indebtedness.

For purposes of the foregoing, the “maximum fixed repurchase price” of any Disqualified Shares that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Shares as if such Disqualified Shares were redeemed or repurchased on any date of determination.

SECTION 4.4 Limitation on Restricted Payments. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, consolidation, amalgamation or other business combination involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Shares) of the Company or to a Guarantor);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, consolidation, amalgamation or other business combination involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company, in each case held by Persons other than the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Restricted Subsidiary that is contractually subordinated to the Notes, any Guarantee or the Proceeds Loan (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal no more than 90 days prior to the original Stated Maturity thereof; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of Section 4.3 (Incurrence of Indebtedness and Issuance of Preference Shares); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6) and (7) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which publicly available financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(2) 100% of the aggregate net cash proceeds received by the Company since the Issue Date (i) as a contribution to its ordinary equity capital, (ii) from the issue or sale or exercise of Equity Interests of the Company (other than Disqualified Shares), or (iii) from the issue or sale of convertible or exchangeable Disqualified Shares or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Shares or debt securities) sold to a Subsidiary of the Company), plus

(3) an amount equal to the aggregate net reduction in Restricted Investments (other than any such Restricted Investment made pursuant to paragraphs (1) to (10) of the next succeeding paragraph) made after the Issue Date by the Company or any Restricted Subsidiary and resulting from the repurchase, repayment or redemption of such Restricted Investments for cash, or from cash proceeds realized on the sale of all or part of such Investment or representing a return of capital (excluding dividends) with respect thereto; provided, however, that the foregoing net reduction shall not exceed the amount (in respect of any Person) of the Restricted Investment previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person; plus

(4) to the extent that any Unrestricted Subsidiary of the Company designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) the sum of (A) such Fair Market Value as of the date on which such Subsidiary was originally designated as an

Unrestricted Subsidiary after the Issue Date and (B) the amount of any subsequent Investment by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary made (and treated as a Restricted Payment) after the Issue Date and the original date of designation; plus

(5) 50% of any dividends received in cash by the Company or a Guarantor after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period.

(b) The provisions of Section 4.4(a) will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Shares) or from the substantially concurrent contribution of ordinary equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.4(a)(3)(b);

(3) the defeasance, redemption, repurchase or other acquisition of Indebtedness of the Company or any Restricted Subsidiary that is contractually subordinated to the Notes, any Guarantee or the Proceeds Loan with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of such Restricted Subsidiary’s ordinary Equity Interests on a pro rata basis;

(5) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of such stock options or warrants;

(6) the repurchase, redemption, or other acquisition for value of Share Capital of the Company or any Restricted Subsidiary of the Company representing fractional shares of such Share Capital in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Company or such Restricted Subsidiary, in each case, permitted under this Indenture;

(7) so long as no Event of Default or Default that is not capable of cure has occurred and is continuing and no Default or Event of Default would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Shares of the Company issued on or after the Issue Date in accordance with the Consolidated Coverage Ratio described in Section 4.3 (Incurrence of Indebtedness and Issuance of Preference Shares);

(8) so long as no Event of Default or Default that is not capable of cure has occurred and is continuing and no Default or Event of Default would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company that are held by any member of the management of the Company (or any of its Restricted Subsidiaries) pursuant to any management equity subscription agreement or stock option agreement; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period and not more than $5.0 million in the aggregate;

(9) so long as no Event of Default or Default that is not capable of cure has occurred and is continuing and no Default or Event of Default would be caused thereby, the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Equity Interests of the Company pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights shall not be for the purpose of evading the limitations of this covenant (all as determined in good faith by the Board of Directors of the Company) and, provided further, that the aggregate price paid for all such purchased, redeemed, acquired cancelled or retired rights shall not exceed $2.0 million in the aggregate; and

(10) so long as no Event of Default or Default that is not capable of cure has occurred and is continuing and no Default or Event of Default would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $12.5 million since the Issue Date.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors whose resolution with respect thereto will be delivered to the Trustee along with an Officers’ Certificate setting forth the Fair Market Value. The Board of Directors’ determination must be based upon an opinion or appraisal issued by a Qualified Expert if the estimated Fair Market Value thereof exceeds $10.0 million.

SECTION 4.5 Corporate Existence. Except as otherwise permitted by Article V hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability or other existence of each of the Company’s other Restricted Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of each such Person and the rights (charter and statutory) of the Company’s Restricted Subsidiaries; provided, however that the liquidation of Botapol following the transfer of all of its assets to other Guarantors shall be permitted under this Section 4.5 and provided further that the Company shall not be required to preserve any such right, or the corporate, partnership, limited liability or other existence of any of its Restricted Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, adverse in any material respect to the Holders.

SECTION 4.6 Payment of Taxes and Other Claims. The Company shall pay or discharge or cause to be paid or discharged, and shall cause each of its Restricted Subsidiaries to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon it or any of its Restricted Subsidiaries or upon the income, profits or property of it or any of its Restricted Subsidiaries and (ii) all lawful claims for labor, materials and supplies which, in each case, if unpaid, might by law become a material liability or Lien upon the property of it or any of its Restricted Subsidiaries; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

SECTION 4.7 Maintenance of Properties and Insurance. (a) The Company shall cause all material properties owned by or leased by it or any of its Restricted Subsidiaries useful and necessary to the conduct of its business or the business of any of its Restricted Subsidiaries to be improved or maintained and kept in normal condition, repair and working order and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its judgment may be necessary, so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 4.7 shall prevent the Company or any of its Restricted Subsidiaries from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, as determined by the Company, the Restricted Subsidiary concerned or an Officer (or other agent employed by the Company or of any of its Subsidiaries) of the Company or any of its Restricted Subsidiaries having managerial responsibility for any such property, desirable in the conduct of the business of the Company or any of its Restricted Subsidiaries, and if such discontinuance or disposal is not adverse in any material respect to the Holders.

(b) To the extent available at commercially reasonable rates, the Company shall maintain, and shall cause its Restricted Subsidiaries to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are customarily carried by similar businesses of similar size.

SECTION 4.8 Compliance with Laws. The Company shall comply, and shall cause each of its Subsidiaries to comply, with all applicable statutes, rules, regulations, orders of the relevant jurisdiction in which they are incorporated or organized and/or in which they carry on business, all political subdivisions thereof, and of any relevant governmental regulatory authority, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as would not in the aggregate have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

SECTION 4.9 Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) of any kind on any asset now owned or hereafter acquired; provided, however, that the Company or any Guarantor may, directly or indirectly, create, incur, assume or suffer to exist any Lien:

(1) to secure Indebtedness that is pari passu with the Notes or a Guarantor’s Guarantee of the Notes; provided that all Obligations under the Notes or the Guarantee, as the case may be, are secured on an equal and ratable basis with the Indebtedness so secured; and

(2) to secure Indebtedness that is expressly subordinated to the Notes or a Guarantor’s Guarantee of the Notes; provided that all Obligations under the Notes or the Guarantee, as the case may be, are secured on a senior basis to the Indebtedness so secured.

Any such Lien in favor of the Trustee and the Holders of the Notes will be automatically and unconditionally released and discharged concurrently with (i) the unconditional release of the Lien which gave rise to the Lien in favor of the Trustee and the Holders of the Notes (other than as a consequence of an enforcement action with respect to the assets subject to such Lien), (ii) upon the full and final payment of all amounts payable by the Company and the Guarantors under the Notes, this Indenture and the Guarantees or (iii) upon legal defeasance or satisfaction and discharge of the Notes as provided below under Sections 8.2 (Legal Defeasance and Covenant Defeasance) and 8.5 (Satisfaction and Discharge).

SECTION 4.10 Waiver of Stay; Extension or Usury Laws. Each of the Company and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company and/or any Guarantor, as the case may be, from paying all or any portion of the principal of and/or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and (to the extent that it may lawfully do so) each of the Company and/or any Guarantor hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.11 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Share Capital to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits; or

(2)	pay any indebtedness owed to the Company or any of its Restricted Subsidiaries; or

(3)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(4)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The provisions of Section 4.11(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1)	this Indenture, the Notes (including any Additional Notes), the Guarantees and the Note Security Documents;

(2)	any applicable law, rule, regulation or order;

(3)	any instrument governing Indebtedness of a Person acquired by the Company or any of its Restricted Subsidiaries, as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(4)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(5)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (4) of the preceding paragraph;

(6)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(7)	Permitted Refinancing Indebtedness permitted to be incurred under Section 4.3(b)(5); provided that the restrictions and encumbrances contained in the agreements governing such Permitted Refinancing Indebtedness are either (i) no more restrictive or (ii) not materially less favorable to the Holders of the Notes and/or the Proceeds Loan, in each case, taken as a whole and determined in good faith by the Board of Directors, than the dividend and other payment restrictions contained in the Indebtedness being refinanced;

(8)	Liens permitted to be incurred under the provisions of Section 4.9 (Limitation on Liens) that limit the right of the debtor to dispose of the assets subject to such Liens;

(9)	customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, share sale agreements and other similar agreements entered into with the approval of the Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(10)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(11)	restrictions in the Bialystok Sale and Purchase Agreement provided that such restrictions are not materially less favourable to the Holders than the restrictions described in the Offering Memorandum under “—Description of the Bialystok Purchase Agreement”; and

(12)	any encumbrance or restriction applicable to a Restricted Subsidiary at the time it becomes a Restricted Subsidiary that is not created in contemplation thereof provided that such restriction apply only to such Restricted Subsidiary and provided further that the exception provided by this clause (12) shall not apply to any encumbrance or restriction contained in any Indebtedness that refunds, refinances, replaces, defeases or discharges any Indebtedness which was in existence at the time such Restricted Subsidiary became a Restricted Subsidiary.

SECTION 4.12 Asset Sales. The Company will not, and will not permit any of the Company’s Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes, any Guarantee or the Proceeds Loan) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from liability in respect of those liabilities; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 60 days, to the extent of the cash or Cash Equivalents received in that conversion.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale to be applied as set out in this paragraph, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds, at its option:

(1) to acquire all or substantially all of the assets of, or any Share Capital of, a Permitted Business if, after giving effect to any such acquisition of Share Capital, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(2) to make a capital expenditure; or

(3) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds”. On the 366th day after an Asset Sale, if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis provided that Notes of €50,000 or less may only be purchased in whole and not in part. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail or its equivalent, a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 4.12 (Asset Sales) and the length of time the Asset Sale Offer shall remain open;

(b) the Offer Amount, the purchase price and the Purchase Date;

(c) that any Note not tendered or accepted for payment shall continue to accrue interest;

(d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of €1,000 only;

(f) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g) that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of €1,000 or integral multiples thereof, shall be purchased); and

(i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 4.12 (Asset Sales). The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall procure that the Authenticating Agent authenticate and the Trustee shall mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

The Company will comply with the requirements of Rule 14e-1 under the U.S. Exchange Act and any other securities laws and regulations and stock exchange rules, to the extent those laws, regulations and rules are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations or securities or investment exchange rules conflict with the Asset Sale provisions of this Indenture, the Company will comply with the applicable laws, regulations and rules and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such conflict.

SECTION 4.13 Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time of such transaction in arm’s-length dealings in a comparable transaction with a Person that is not such an Affiliate; and

(2)	the Company delivers to the Trustee:

(i)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Company’s Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors; and

(ii)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by a Qualified Expert.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.13(a):

(1)	any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and compensation (including bonuses and equity compensation) paid to and other benefits (including retirement, health and other benefit plans) and indemnification arrangements provided on behalf of directors, officers and employees of the Company or any Restricted Subsidiary;

(2)	transactions between or among or solely for the benefit of the Company and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company;

(5)	any issuance of Equity Interests (other than Disqualified Shares) of the Company to Affiliates of the Company;

(6)	Restricted Payments that do not violate the provisions of this Indenture described above under Section 4.4 (Limitation on Restricted Payments) or Permitted Investments;

(7)	loans or advances to employees for travel and relocation in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

(8)	the entering into of a tax sharing agreement, or payments pursuant thereto, between the Company and/or one or more

Subsidiaries, on the one hand, and any other Person with which the Company or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Company or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand; provided that any payments by the Company and the Restricted Subsidiaries required under such agreement are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(9)	transactions contemplated by supply, purchase or sale agreements with suppliers or purchasers or sellers of goods or services (other than the Company or its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture; provided that if such agreement is effected on or after the Issue Date, such agreement is fair to the Company or such Subsidiary of the Company or is on terms (taken as a whole) at least as favourable as might reasonably have been obtained at such time from an unaffiliated party and the Company delivers to the Trustee a resolution of the Company’s Board of Directors set forth in an Officers’ Certificate certifying that such agreement complies with this clause (9) and that such agreement has been approved by a majority of the disinterested members of such Board of Directors;

(10)	the granting and performance of SEC registration rights for securities of the Company; and

(11)	transactions pursuant to agreements in existence on the Issue Date (on the terms in effect on such date) and disclosed in this offering memorandum.

SECTION 4.14 Reports. Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the U.S. Exchange Act or otherwise is required to report on an annual basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, this Indenture requires the Company to file with, or furnish to, the SEC and to provide the Trustee with annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (or any successor form), in each case containing the information required to be contained therein, in accordance with the requirements for filing such reports prescribed by the SEC applicable to the Company and as such requirements may be modified by the SEC from time to time.

If, at any time the Company is no longer subject to the periodic reporting requirements of the U.S. Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraph with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will (i) furnish the reports to the Trustee and (ii) post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

In addition to the foregoing, the Company shall provide the Trustee, within 10 days after it files with, or furnishes to, the SEC copies of any other information, documents and reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which it is required to file with the SEC pursuant to Section 13 of 15(d) of the U.S. Exchange Act or is required to furnish to the SEC pursuant to this Indenture.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the Notes and footnotes thereto, and in the “Operating Review and Financial Prospects,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

The Company and the Guarantors agree that, for so long as any Notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the SEC, they will furnish to the Trustee and to the Holders of Notes, securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the U.S. Securities Act. In addition, for so long as the Notes are listed on the Irish Stock Exchange and the rules of the exchange so require, all such reports will be available at the office of the Irish Paying Agent.

SECTION 4.15 Limitation on Lines of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

SECTION 4.16 Change of Control. If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to €1,000 or an integral multiple of €1,000 provided that a Note of €50,000 or less may only be redeemed in whole and not in part) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth herein. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased, to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. Within ten Business Days following any Change of Control, the Company will mail a notice to the Trustee and each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by this Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the U.S. Exchange Act and any other securities laws and regulations and stock exchange rules to the extent those laws, regulations and rules are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations or stock exchange rules conflict with the Change of Control provisions of this Indenture, the Company will comply with the applicable laws, regulations and rules, and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Principal Paying Agent or Paying Agent, as the case may be, will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, in respect of Global Notes, make such notations thereon as are necessary to reflect the Notes (or interests therein) purchased in such Change of Control Offer and, in respect of Definitive Notes, cause to be authenticated and mailed to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note or Notes will be in a principal amount of €50,000 or an integral multiple of €1,000 above €50,000 and the Holder has tendered its old Definitive Note for cancellation.

The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) notice of redemption has been given pursuant to Section 3.1 (Redemption), unless and until there is a default in payment of the applicable redemption price.

SECTION 4.17 Additional Amounts. At least 30 days prior to each date on which payment under or with respect to the Notes or the Guarantees, as the case may be, is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Company or the Guarantors (as the case may be) will be obligated to pay Additional Amounts pursuant to Paragraph 2 of the Notes (the “Additional Amounts”) with respect to any such payment, the Company or the Guarantors (as the case may be) will deliver to the Trustee an Officers’ Certificate stating that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to the Holders on the payment date. Each such Officers’ Certificate shall be relied upon until the receipt of a further Officers’ Certificate addressing such matters. The Company or the Guarantors (as the case may be) will pay to the Trustee such Additional Amounts and, if paid to a Principal Paying Agent other than the Trustee, shall provide the Trustee with documentation evidencing the payment of such Additional Amounts. Copies of such documentation shall be made available to the Holders upon request. The Company or the Guarantors (as the case may be) shall indemnify the Trustee for, and hold it harmless against, any loss, liability, fee or expense incurred without negligence or willful misconduct on the Trustee’s part arising out of or in connection with actions taken or omitted by the Trustee in reliance on any Officers’ Certificate furnished to it pursuant to this Section 4.17.

The Company or the Guarantors (as the case may be) will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant Taxing Authority in accordance with applicable law. The Company or the Guarantors (as the case may be) will use reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each relevant Taxing Authority imposing such Taxes and will provide such certified copy to each Holder. The Payor will attach to each certified copy an Officer’s Certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding and (y) the amount of such withholding Taxes paid per €1,000, as the case may be, principal amount of the Notes.

The foregoing obligations of this Section 4.17 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Company or the Guarantors (as the case may be) is organized or any political subdivision or taxing authority or agency thereof or therein.

Whenever in this Indenture or in the Notes there is mentioned, in any context, the payment of principal, premium, if any, or interest, if any, or any other amount payable under or with respect to any Note and any Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

SECTION 4.18 Payment of Non-Income Taxes and Similar Charges. The Payor will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the Notes or any other document or instrument referred to therein (other than a transfer of the Notes), or the receipt of any payments with respect to the Notes or any Guarantee, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside the United Kingdom or the Republic of Ireland or any other jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes or any Guarantee or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.

SECTION 4.19 Compliance Certificate; Notice of Default. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year or at any time at the request of the Trustee, an Officers’ Certificate stating whether or not to the knowledge of such Officers, the Company and its Restricted Subsidiaries have complied with all conditions and covenants under this Indenture that if not complied with, would, with the giving of notice, lapse of time or otherwise, constitute an Event of Default, and, if an Event of Default has occurred during such period, specifying all such Events of Default and the nature thereof of which such Officer has knowledge. Upon becoming aware of, and as of such time that the Company should reasonably have become aware of, a Default or an Event of Default, the Company shall also deliver to the Trustee promptly and in any event within 14 days of the occurrence of such Default, written notice of such events that would constitute a Default or an Event of Default, as the case may be, their status and what action the Company is taking or proposes to take in respect thereof. Notwithstanding anything in this Section 4.19, the Company shall, at the Trustee’s request, furnish the Trustee with evidence, in such form as the Trustee may require, as to compliance with any condition thereto relating to any action required or permitted to be taken by the Company under this Indenture.

SECTION 4.20 Merger, Consolidation or Sale of Assets (a) Neither the Company nor Carey Agri may, directly or indirectly (i) merge, consolidate, amalgamate or otherwise combine with or into another Person (whether or not the Company or Carey Agri (as applicable) is the surviving corporation); or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, or Carey Agri and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1) either (a) the Company or Carey Agri (as applicable) is the surviving corporation or (b) the Person formed by or surviving any such merger, consolidation, amalgamation or other combination (if other than the Company or Carey Agri (as applicable)) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of any member state of the European Union, Switzerland, Norway, Canada, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such merger, consolidation, amalgamation or other combination (if other than the Company or Carey Agri (as applicable)) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company or Carey Agri (as applicable) under the Notes, this Indenture, the Note Security Documents and the Proceeds Loan pursuant to a supplemental indenture reasonably satisfactory to the Trustee;

(3) immediately after such transaction, the Company or such surviving Person certifies to the Trustee that no Default or Event of Default exists; and

(4) the Company, Carey Agri or the Person (as applicable) formed by or surviving any such merger, consolidation, amalgamation or other combination (if other than the Company or Carey Agri (as applicable)), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

(i) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of Section 4.3 (Incurrence of Indebtedness and Issuance of Preference Shares);

(ii) will (either directly or through its Restricted Subsidiaries), on the date of such transaction after giving effect thereto, retain all licenses and other authorizations reasonably required to operate its business as it was conducted prior to such transaction; and

(iii) furnishes to the Trustee an Officers’ Certificate and an Opinion of Counsel providing that the transaction complies with this Indenture.

In addition, neither the Company nor Carey Agri may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

(b) The Company will not permit any Guarantor (other than Carey Agri) to:

(1) directly or indirectly consolidate or merge with or into another Person (whether or not such Guarantor is the surviving corporation); or

(2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its assets, taken as a whole, in one or more related transactions, to another Person; unless

(a) immediately after such transaction, the Company or such surviving Person certifies to the Trustee that no Default or Event of Default exists; and

(b) either:

(i) (A) such Guarantor is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance or other distribution has been made is a corporation organized or existing under the laws of any member state of the European Union as of January 1, 2004, the Republic of Poland, or any state of the United States or the District of Columbia, and immediately after such transaction, the Surviving Entity assumes all the obligations of that Guarantor under this Indenture and its Guarantee pursuant to a supplemental indenture satisfactory to the Trustee and delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel; or

(ii) in the case of the sale or disposition of all or substantially all of the assets of such Guarantor the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture.

(c) Notwithstanding the preceding Section 4.20(a), the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.

SECTION 4.21 Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Carey Agri or any other Guarantor may enter into a sale and leaseback transaction if:

(1) Carey Agri or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Consolidated Coverage Ratio test set forth in the first paragraph of Section 4.3 (Incurrence of Indebtedness and Issuance of Preference Shares) and (b) incurred a Lien to secure such Indebtedness pursuant to Section 4.9 (Limitation on Liens);

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the net proceeds of such transaction in compliance with, Section 4.12 (Asset Sales).

SECTION 4.22 Additional Guarantors. (a) On or prior to the tenth Business Day following the completion of the Bols Acquisition, the Company and Carey Agri will cause Botapol and Bols to jointly and severally Guarantee the Notes pursuant to a supplemental indenture reasonably satisfactory to the Trustee. At the time of execution of the supplemental indenture, the Company shall deliver Opinions of Counsel addressed to and reasonably satisfactory to the Trustee as to due authorization, execution of, and valid, binding and enforceable nature of each such Guarantee and certain other matters set out in this Indenture.

(b) In addition, if any Restricted Subsidiary of the Company that is a Material Subsidiary Guarantees any Indebtedness of the Company or any Guarantor after the Issue Date (other than pursuant to Section 4.22(a)) then concurrently therewith, the relevant Restricted Subsidiary will jointly and severally Guarantee the Notes pursuant to a supplemental indenture or other documentation reasonably satisfactory to the Trustee (an “Additional Guarantee”); provided that (i) a Restricted Subsidiary’s Guarantee may be limited to the extent required by law (but, in such a case, each of the Company and its Restricted Subsidiaries will use their best efforts to overcome the relevant legal limit precluding the giving of a joint and several Guarantee and, in the case of a financial assistance or similar prohibition, will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally permitted) and (ii) for so long as it is not permissible under applicable law for a Restricted Subsidiary to become a Guarantor, such Restricted Subsidiary need not become a Guarantor (but, in such a case, each of the Company and its Restricted Subsidiaries will use their best efforts to overcome the relevant legal prohibition precluding the giving of the Guarantee and, in the case of a financial assistance or similar prohibition, will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally permitted). At the time of execution of the supplemental indenture, the Company shall deliver opinions of counsel addressed to and reasonably satisfactory to the Trustee as to due authorization, execution of, and valid, binding and enforceable nature of each such Guarantee and certain other matters set out in this Indenture.

(c) If the Indebtedness of the Company or the Guarantor giving rise to the need to guarantee the Notes pursuant to clause (b):

(1) ranks pari passu in right of payment to the Notes or the Guarantees of the Notes any guarantee of such Indebtedness will rank pari passu in right of payment to the Notes or the relevant Guarantee of the Notes; or

(2) is contractually subordinated in right of payment to the Notes or the Guarantees of the Notes,

any guarantee of such Indebtedness shall be contractually subordinated in right of payment to the Notes or the relevant Guarantee of the Notes substantially to the same extent as such Indebtedness is subordinated in right of payment to the Notes or the Guarantees.

(d) Until all amounts which may be or become payable by the Company and the Guarantors under the Notes have been irrevocably paid in full and to the extent lawful, each such guarantee will provide that the Guarantor waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any Restricted Subsidiary of the Company as a result of any payment by such Guarantor under its Guarantee.

(e) Each such Guarantee will be released under the circumstances set out in Section 10.4 (Release).

SECTION 4.23 Future Security. The Company and Carey Agri will execute the Share Pledges relating to the Shares of the Initial Guarantors within 20 Business Days following the Issue Date and on or prior to the twentieth Business Day following the Bols Acquisition, the Company, Carey Agri and Botapol will pledge the Additional Shares on a first ranking basis to secure the Notes pursuant to the terms of the Additional Share Pledges. At the time of execution of the Additional Share Pledges, the Company shall deliver to the Trustee opinions of counsel as to (i) the due authorization, execution and delivery of, and valid, binding and enforceable nature of the Additional Share Pledges, (ii) non-contravention of charter and by-laws, Dutch laws or Polish laws, as applicable, and material agreements, and (iii) valid and perfected security interest, and such other opinions set out in the Indenture.

SECTION 4.24 Impairment of Security Interest. The Company will not, and will not permit any of its Restricted Subsidiaries to, take or omit to take, any action which action or omission might or would have the result of materially impairing the security interest with respect to the Security for the benefit of the Trustee and the Holders, and the Company will not, and will not permit any of its Restricted Subsidiaries to, grant to any Person other than the Note Security Agent for the benefit of the Trustee and the Holders and the other beneficiaries described in the Note Security Documents, any interest whatsoever in any of the Security, except as permitted in the Note Security Documents and pursuant to Section 4.9 (Limitation on Liens) hereof.

The Company will not, and will not permit any of its Restricted Subsidiaries to amend, extend, renew, restate, supplement or otherwise modify or replace a Note Security Document, unless contemporaneously with such amendment, extension, renewal, restatement, supplement, modification or renewal, the Company delivers to the Trustee, either:

(1) a solvency opinion, in form and substance satisfactory to the Trustee, from an independent investment bank, financial advisor, accounting firm or valuation specialist (in each case, of international standing) confirming the solvency of the Company and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, or

(2) an Opinion of Counsel, in form and substance satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens created under the Note Security Documents so amended, extended, renewed, restated, supplemented, modified or replaced are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement.

SECTION 4.25 Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will the business currently operated by any of the Company, Carey Agri, Bols, and, if acquired, Bialystok be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.4 (Limitation on Restricted Payments) or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee on the effective date of such designation a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted under Section 4.4 (Limitation on Restricted Payments). If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of being an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.3 (Incurrence of Indebtedness), the Company will be in default of such covenant.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.3 (Incurrence of Indebtedness), calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

SECTION 4.26 Proceeds Loan

For so long as any Notes are outstanding, the Company shall not (i) change the Stated Maturity of the principal of, or any installment of interest on, the Proceeds Loan; (ii) reduce the rate of interest on the Proceeds Loan; (iii) change the currency for payment of any amount under the Proceeds Loan; (iv) prepay or otherwise reduce or permit the prepayment or reduction of the Note Proceeds Loan (save (a) to facilitate a corresponding payment of principal on the Notes or (b) as a consequence of the existinguishment, by operation of law of the Proceeds Loan in connection with a merger, consolidation, amalgamation or other business combination transaction between Carey Agri and the Company, which complies with this Indenture and as a consequence of which Carey Agri or the Company ceases to have separate legal existence); (v) assign or novate the Note Proceeds Loan; or (vi) amend, modify or alter the Note Proceeds Loan in any manner adverse to the Holders of the Notes. Notwithstanding the foregoing, the Note Proceeds Loan may be prepaid or reduced to facilitate or otherwise accommodate or reflect a repayment, redemption or repurchase of outstanding Notes.

ARTICLE V

SUCCESSOR COMPANY

In the event of the merger or consolidation of the Company or any of the Guarantors with or into another Person (whether or not the Company or any such Guarantor, as the case may be, is the surviving company), or the sale, assignment, conveyance, lease, transfer or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Company or any such Guarantor (except to the extent that such the sale, assignment, conveyance, lease, transfer or other disposition of assets of a Guarantor (other than Carey Agri) is disposed of in accordance with the provisions of Section 4.12 (Asset Sales) herein) to any other Person in circumstances that do not constitute an Event of Default, then the successor entity to the Company or any Guarantor, as the case may be, will succeed to and be substituted for, and may exercise every right and power of, the Company or any such Guarantor, as the case may be, under this Indenture with the same effect as if such successor entity to the Company or any such Guarantor had been named herein as the Company or any such Guarantor, as the case may be, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor company will be relieved of all further obligations and covenants (x), in the case of the Company, under this Indenture and the Notes and (y) in the case of a Guarantor, under this Indenture and the relevant Guarantee.

ARTICLE VI

DEFAULT AND REMEDIES

SECTION 6.1 Events of Default. Whenever used herein with respect to the Notes, “Event of Default” means any one of the following events which shall have occurred and be continuing:

(1) default for 30 days in the payment when due of interest on, or Additional Amounts with respect to, the Notes;

(2) default in payment when due of the principal of, or premium, on the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with its obligation to repurchase Notes described under Section 4.16 (Change of Control) and Section 4.12 (Asset Sales), or to comply with the provisions described under Section 4.20 (Merger, Consolidation or Sale of Assets);

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days after written notice by the Trustee or the Holders of not less than 25% of the aggregate principal amount of the Notes then outstanding to comply with any of the other agreements in this Indenture and the Note Security Documents;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(A) is caused by a failure to pay principal, interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) breach by the Company or any of its Restricted Subsidiaries of any material representation or warranty or agreement in the Note Security Documents, the repudiation by the Company or any of its Restricted Subsidiaries of any of its obligations under the Note Security Documents or the unenforceability of the Note Security Documents against the Company or any of its Restricted Subsidiaries for any reason;

(8) except as permitted by this Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee;

(9) the Proceeds Loan ceases to be in full force and effect or is declared fully or partially void in a judicial proceeding or Carey Agri asserts that the Proceeds Loan is fully or partially invalid; or

(10) (A) a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of the Company, any Guarantor, any of the Company’s Significant Subsidiaries or any Significant Group in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, examiner, administrator, sequestration or similar official of the Company, any Guarantor, any of the Company’s Significant Subsidiaries or any Significant Group or for all or substantially all of the property and assets of the Company, any Guarantor, any of the Company’s Significant Subsidiaries or any Significant Group or (iii) the winding up or liquidation of the affairs of the Company, any Guarantor, any of the Company’s Significant Subsidiaries or any Significant Group and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or (B) the Company, any Guarantor, any of the Company’s Significant Subsidiaries or any Significant Group (i) commences a voluntary case (including taking any action for the purpose of winding up) under any applicable bankruptcy, insolvency, examination, court protection or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, examiner, administrator, sequestration or similar official of the Company, any Guarantor, any of the Company’s Significant Subsidiaries or any Significant Group or for all or substantially all of the property and assets of the Guarantors, any of their Significant Subsidiaries or any Significant Group or (iii) effects any general assignment for the benefit of creditors, provided that the liquidation of Botapol following the transfer of all of its assets to other Guarantors shall not constitute an Event of Default under this clause (10).

SECTION 6.2 Acceleration.

(a) If an Event of Default (other than an Event of Default described in clause (10) of Section 6.1) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, Additional Amounts, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, Additional Amounts and accrued and unpaid interest will be due and payable immediately.

(b) In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) of Section 6.1 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or Payment Default triggering such Event of Default pursuant to clause (5) of Section 6.1 shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the Holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, Additional Amounts or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(c) If an Event of Default described in clause (10) of Section 6.1 occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.3 Other Remedies. If an Event of Default of which the Trustee has knowledge occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or, premium, if any, interest, and Additional Amounts, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

SECTION 6.4 The Trustee May Enforce Claims Without Possession of Securities. All rights of action and claims under this Indenture and under the Guarantees may be prosecuted and enforced, at the expense of the Holders, by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as Trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

SECTION 6.5 Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.8, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.

SECTION 6.6 Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Section 6.6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, in each case in accordance with the terms of this Indenture.

SECTION 6.7 Waiver of Past Defaults. Subject to Sections 2.10, 6.10 and 9.2, at any time after a declaration of acceleration with respect to the Notes as described in Section 6.2, the Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal, premium or interest or Additional Amounts) and rescind any such declaration of acceleration with respect to the Notes and its consequences if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. Such waiver shall not excuse a continuing Event of Default in the payment of interest, premium, if any, principal or Additional Amounts, if any, on such Note held by a non-consenting Holder, or in respect of a covenant or a provision which cannot be amended or modified without the consent of all Holders. The Company shall deliver to the Trustee an Officers’ Certificate stating that the requisite percentage of Holders has consented to such waiver and attaching copies of such consents. When a Default or Event of Default is waived, it is cured and ceases.

SECTION 6.8 Control by Majority. Subject to Section 2.10, the Holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Subject to Section 7.1, however, the Trustee may refuse to follow any direction that conflicts with any law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of another Holder, or that may involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. Prior to taking any action under this Indenture, the Trustee will be entitled to reasonable security or indemnity satisfactory to it against any loss, liability, fee and expense caused by taking or not taking such action.

SECTION 6.9 Limitation on Suits. Subject to Section 6.10 of this Indenture, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the outstanding Notes have requested in writing that the Trustee pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

SECTION 6.10 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 8.9 hereof), the right of any Holder to receive payment of principal of, premium, if any, interest, and Additional Amounts, if any, on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.11 Collection Suit by Trustee. If an Event of Default in payment of principal, premium, if any, interest and Additional Amounts, if any, specified in clause (1) or clause (2) of Section 6.1 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company, the Guarantors or any other obligor on the Notes for the whole amount of principal and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.6.

SECTION 6.12 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements, advances or any other amounts due to the Trustee under Section 7.6, its agents, appointees and counsel, accountants and experts) and the Holders allowed in any judicial proceedings relating to the Company or the Guarantors, their creditors or their property or any other obligor on the Notes, its creditors or its property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and appointee and counsel, and any other amounts due to the Trustee under Section 7.6. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and appointees and counsel, and any other amounts due to the Trustee under Section 7.6 hereof out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties which the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

SECTION 6.13 Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

First: to the Trustee, the Agents and their agents and appointees and attorneys for amounts due under this Indenture, including (but not limited to) payment of all compensation, fees, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, interest, and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest and Additional Amounts, if any, respectively; and

Third: to the Company or any other obligor on the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Principal Paying Agent, upon prior notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13; provided that the failure to give any such notice shall not affect the establishment of such record date or payment date for Holders pursuant to this Section 6.13.

SECTION 6.14 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored by the Company severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 6.15 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.15 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.10, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

ARTICLE VII

TRUSTEE AND NOTE SECURITY AGENT

SECTION 7.1 Duties of Trustee. (a) If an Event of Default known to the Trustee has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care, skill and diligence in their exercise as a reasonably prudent person would exercise or use in the conduct of his or her own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

(b) Except during the continuance of an Event of Default known to the Trustee:

(1)	The Trustee and the Agents will perform only those duties as are specifically set forth herein and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee or the Agents.

(2)	In the absence of bad faith on their part, the Trustee and the Agents may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions and such other documents delivered to them and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are required to be furnished to the Trustee or the Agents, the Trustee or the Agents, as applicable, shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but they need not confirm or investigate the accuracy of mathematical calculations or facts stated therein).

(c) The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1)	this Subsection (c) does not limit the effect of Subsection (b) of this Section 7.1.

(2)	neither the Trustee nor Agent shall be liable for any error of judgment made in good faith by a Trust Officer of such Trustee or Agent, unless it is proved that the Trustee or such Agent was grossly negligent in ascertaining the pertinent facts.

(3)	the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it hereunder.

(d) No provision of this Indenture shall require the Trustee or any Agent to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or take any action at the request or direction of Holders if it does not receive such funds or an indemnity satisfactory to it in its sole discretion against such risk, liability, loss, fee or expense which might be incurred by it in compliance with such request or direction.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Subsections (a), (b), (c) and (d) of this Section 7.1.

(f) Neither the Trustee nor the Agents shall be liable for interest on any money received by it except as the Trustee and any Agent may agree in writing with the Company. Money held in trust by the Trustee or any Agent need not be segregated from other funds except to the extent required by law.

(g) Any provision hereof relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by the Trustee in each of its capacities in which it may serve, and to each Agent, custodian and other person employed to act hereunder.

(i) Each Holder (by accepting the Notes) hereby instructs and authorizes the Note Security Agent to enter into the Note Security Documents and to carry out the terms thereof.

SECTION 7.2 Rights of Trustee. Subject to Section 7.1:

(a) The Trustee and each Agent may rely conclusively on and shall be protected from acting or refraining from acting in good faith based upon any document believed by them to be genuine and to have been signed or presented by the proper Person. Neither the Trustee nor any Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent order, approval, appraisal, bond, debenture, note, coupon, security or other paper or document, but the Trustee or its Agent, as the case may be, in its discretion, may make reasonable further inquiry or investigation into such facts or matters stated in such document and if the Trustee or its Agent as the case may be, shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, at reasonable times during normal business hours, personally or by agent or attorney at the cost of the Company and it shall incur no liability of any kind by reason of such inquiry or investigation. The Trustee shall not be deemed to have notice or any knowledge of any matter (including without limitation Defaults or Events of Default) unless (i) a Trust Officer assigned to and working in the Trustee’s Corporate Trust Office has actual knowledge thereof or (ii) unless written notice thereof is received by the Trustee pursuant to Section 12.1 (Notices), and such notice clearly references the Notes, the Company or this Indenture.

(b) Before the Trustee acts or refrains from acting, it may consult with counsel of its choice and require (at the Company’s expense) an Officers’ Certificate or an Opinion of Counsel or both, which shall conform to the provisions of Sections 12.2 and 12.3. Neither the Trustee nor any Agent shall be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c) The Trustee may employ or retain such counsel, accountants, appraisers or other experts or advisers as it may reasonably require for the purpose of determining and discharging its rights and duties hereunder and shall not be responsible for any misconduct on the part of any of them.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers conferred upon it by this Indenture; provided, however, that the Trustee’s conduct does not constitute willful misconduct, gross negligence or bad faith.

(e) The Trustee or any Agent may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) Except to the extent provided for in Section 9.1 and subject to Section 9.2 hereof, the Trustee may (but shall not be obligated to), without the consent of the Holders, give any consent, waiver or approval required by the terms hereof, but shall not without the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding (i) give any consent, wavier or approval or (ii) agree to any amendment or modification of this Indenture, in each case, that shall have a material adverse effect on the interest of any Holder. The Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any consent, waiver, approval, amendment or modification shall have a material adverse effect on the interests of any Holder. The Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any consent, waiver, approval, amendment or modification shall have a material adverse effect on the interests of any Holder.

(g) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(h) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(i) The Trustee shall have no duty to inquire as to the performance of the covenants in Article IV hereof. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (i) any Event of Default occurring pursuant to Section 6.1(a)(1) or (2) hereof; and (ii) any Default or Event of Default of which it shall have received written notice pursuant to Section 12.1 (Notice) of which a Trust Officer shall have obtained actual knowledge. Delivery of reports, information and documents to the Trustee under Section 4.12 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(j) The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(k) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of, or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God; it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(l) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by The Bank of New York in each of its capacities hereunder and by AIB/BNY Fund Management (Ireland) Limited and each agent, custodian and other person employed to act hereunder. Absent willful misconduct or negligence, each Paying Agent and Transfer Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(m) The Trustee is not required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture or the Notes.

(n) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than the requisite majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, shall be taken and shall be held harmless and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.

(o) The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(p) Notwithstanding any provision of this Agreement to the contrary, including, without limitation, any indemnity made by the Trustee or Agent herein, the Trustee and Agent shall not in any event be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), whether or not foreseeable, even if the Trustee or Agent had been advised of the likelihood of such loss or damage and regardless of whether the claim for loss or damage is made in negligence, for breach of contract or otherwise.

(q) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

SECTION 7.3 Individual Rights of Trustee. The Trustee or any Agent in its respective individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries, or their respective Affiliates with the same rights it would have if it were not the Trustee or an Agent. Any Agent may do the same with like rights.

SECTION 7.4 Trustee’s Disclaimer. The Trustee and the Agents shall not be responsible for and make no representation as to the validity, effectiveness, correctness or adequacy of this Indenture, the offering materials related to this Indenture or the Notes; it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision hereof; it shall not be responsible for the use or application of any money received by any Agent and it shall not be responsible for any statement or recital herein of the Company, or any document issued in connection with the sale of Notes or any statement in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5 Notice of Default. If an Event of Default occurs and is continuing and such event is known by the Trustee, the Trustee must deliver to each Holder, as their names and addresses appear on the list of Holders described in Section 2.5, notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, interest and Additional Amounts, if any, of any Note, the Trustee may withhold the notice of Default or an Event of Default (except a Default in payment of principal of, premium, if any, or interest on any Note) if and for so long as the Trustee in good faith determines that it is in the best interests of the Holders to withhold such notice.

SECTION 7.6 Compensation and Indemnity. The Company shall pay to the Trustee and Agents from time to time such compensation as the Company and the Trustee shall from time to time agree in writing for its acceptance of this Indenture and services hereunder. The Trustee’s and the Agents’ compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee and Agent upon request for all disbursements, expenses and advances (including reasonable fees and expenses of counsel) incurred or made by it in addition to the compensation for their services, except any such disbursements, expenses and advances as may be attributable to the Trustee’s or any Agent’s gross negligence, willful misconduct or bad faith. Such expenses shall include the compensation, disbursements and expenses of the Trustee’s and Agents’ accountants, experts and counsel and any taxes or other expenses incurred by a trust created pursuant to Section 8.4 hereof.

The Company agrees to pay the fees and expenses of the Trustee’s legal counsel in connection with its review, preparation and delivery of this Indenture and related documentation. The Company shall indemnify each of the Trustee, any predecessor Trustee and the Agents (which, for purposes of this Section 7.6, include such Trustee’s and Agents’ affiliates, officers, directors, employees and agents) and in any other capacity the Trustee may serve hereunder for, and hold them harmless against, any and all loss, damage, claim, proceedings, demands, costs, expense or liability including taxes (other than taxes based on the income of the Trustee or franchise, doing business or other similar taxes imposed on the

Trustee) incurred by the Trustee or an Agent without gross negligence or willful misconduct on its part in connection with acceptance of administration of this trust and performance of any provision under this Indenture, including the reasonable expenses and counsel fees and expenses of defending itself against any claim of liability arising hereunder and the Trustee shall not be bound to take any steps hereunder unless it has been so indemnified to its reasonable satisfaction. The Trustee and the Agents shall notify the Company promptly of any claim asserted against the Trustee or such Agent for which it may seek indemnity. However, the failure by the Trustee or the Agent to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee or such Agent shall cooperate in the defense (and may employ its own counsel reasonably satisfactory to the Trustee) at the Company’s expense provided, however, if in the judgement of the Trustee (i) a conflict of interest exists by reason of common representation, (ii) there are legal defenses available to the Trustee that are different from or are in addition to those available to the Company or (iii) if all parties commonly represented do not agree as to the action (or inaction) of counsel, then the Company shall not defend such claim. The Trustee or such Agent may have separate counsel and the Company shall pay the fees and expenses of such counsel. The Company need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld.

To secure the Company’s payment obligations in this Section 7.6, the Trustee and the Agents shall have a Lien prior to the Notes against all money or property held or collected by the Trustee and the Agents, in its capacity as Trustee or Agent, except money or property held in trust to pay principal or premium, if any, Additional Amounts, if any, or interest on particular Notes.

When the Trustee or an Agent incurs expenses or renders services after the occurrence of an Event of Default specified in clause (10) of Section 6.1, the expenses (including the reasonable fees and expenses of its agents and counsel) and the compensation for the services shall be preferred over the status of the Holders in a proceeding under any Bankruptcy Law and are intended to constitute expenses of administration under any Bankruptcy Law.

The Company’s obligations under this Section 7.6 and any claim arising hereunder shall survive the termination of this Indenture, the resignation or removal of any Trustee or Agent, the discharge of the Company’s obligations pursuant to Article VIII and any rejection or termination under any Bankruptcy Law.

Save as otherwise expressly provided in this Indenture, the Trustee shall have absolute and uncontrolled discretion as to the exercise of the discretions vested in the Trustee by this Indenture but, whenever the Trustee is bound to act under this Indenture at the request or direction of the Holders, the Trustee shall nevertheless not be so bound unless first indemnified to its satisfaction against all proceedings, claims and demands to which it may render itself liable and all costs, charges, expenses, fees and liabilities which it may incur by so doing.

Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.6.

SECTION 7.7 Replacement of Trustee. The Trustee and any Agent may resign at any time without stating a reason by so notifying the Company in writing; provided, however, that this Indenture, the Notes and the Guarantees shall remain valid notwithstanding a material conflict of interest of the Trustee. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee or Agent by so notifying the Company and the Trustee or such Agent, as the case may be, in writing and may appoint a successor Trustee or Agent with the Company’s consent. A resignation or removal of the Trustee or any Agent and appointment of a successor Trustee or Agent, as the case may be, shall become effective only upon the successor Trustee’s or Agent’s acceptance of appointment, as the case may be, as provided in this Section 7.7. The Company may remove the Trustee or an Agent if:

(a) The Trustee or Agent, as the case may be, fails to comply with this Section 7.7;

(b) the Trustee or Agent, as the case may be, is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee or Agent, as the case may be, under any Bankruptcy Law;

(c) a receiver or other public officer takes charge of the Trustee or Agent, as the case may be, or its respective property; or

(d) the Trustee or Agent, as the case may be, becomes incapable of acting with respect to its duties hereunder.

If the Trustee or an Agent resigns or is removed or if a vacancy exists in the office of Trustee or Agent for any reason, the Company shall notify each Holder of such event and shall promptly appoint a successor Trustee or Agent, as the case may be. Within one year after the successor Trustee or Agent takes office, the Holders of a majority in principal amount of the then outstanding Notes may, with the Company’s consent, appoint a successor Trustee or Agent, as the case may be, to replace the successor Trustee or Agent appointed by the Company. If the Company does not reasonably promptly appoint a successor Trustee, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed (i) the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee; or (ii) the retiring Trustee may appoint a successor trustee at any time prior to the date on which a successor trustee takes office; provided that such appointment shall be reasonably satisfactory to the Company.

A successor Trustee or Agent, as the case may be, shall deliver a written acceptance of its appointment to the retiring Trustee or Agent and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. Immediately after that, the retiring Trustee or Agent, as the case may be, shall transfer, after payment of all sums then owing to the Trustee or Agent, as the case may be, pursuant to Section 7.6, all property held by it as Trustee or Agent to the successor Trustee or Agent, subject to the Lien provided in Section 7.6, the resignation or removal of the retiring Trustee or Agent, as the case may be, shall become effective, and the successor Trustee or Agent, as the case may be, shall have all the rights, powers and duties of the Trustee or Agent under this Indenture. A successor Trustee or Agent shall mail notice of its succession to each Holder.

The Company covenants that, in the event of the Trustee or any agent giving notice of its resignation pursuant to this Section 7.7, it shall use its best endeavors to procure a successor Trustee or Agent to be appointed. If a successor Trustee or Agent does not take office within 30 days after the retiring Trustee or Agent resigns or is removed, the retiring Trustee or Agent (as the case may be), the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or Agent.

If the Trustee, within 90 days after becoming aware that a conflict of interest exists between such Trustee’s role as a trustee and any other capacity, shall not have eliminated such conflict of interest or resigned from office, the Company or any Holder may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee or Agent after written request by any Holder who has been a Holder for at least six months fails to comply with Section 7.8, such Holder may petition any court of competent jurisdiction for the removal of the Trustee or Agent, as the case may be, and the appointment of a successor thereto.

Notwithstanding replacement of the Trustee or Agent pursuant to this Section 7.7, the Company’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee or Agent, as the case may be, and the Company shall pay to any replaced or removed Trustee or Agent all amounts owed under Section 7.6 upon such replacement or removal.

SECTION 7.8 Successor Trustee by Merger, etc. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall, if such resulting, surviving or transferee corporation is otherwise eligible hereunder, be the successor Trustee. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by consolidation, merger or conversion to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

SECTION 7.9 Eligibility. The Trustee (a) shall have a combined capital and surplus of at least $50,000,000 or (b) shall be a wholly-owned subsidiary of a bank holding company having a consolidated capital and surplus of at least $50,000,000 in each case as set forth in its most recent published annual report of condition.

SECTION 7.10 Limitation on Duty of Trustee in Respect of Collateral.

(a) Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

(b) The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Security Documents by the Company, the Guarantors, the Security Agent or any other Persons.

SECTION 7.11 Appointment of Co-Trustee.

(a) Notwithstanding any other provisions of this Indenture and subject to the prior written approval of the Company (provided that such approval is required only if there is no Event of Default known by the Trustee to have occurred and to be continuing), at any time, for the purpose of meeting any legal requirement of any jurisdiction in which any part of the Collateral may at the time be located, the Trustee shall have the power and may execute and deliver all instruments necessary to appoint one or more Persons to act as a co-trustee or co-trustees, or separate trustee or separate trustees, of all or any part of the Collateral, and to vest in such Person or Persons, in such capacity and for the benefit of the Holders, such title to the Collateral, or any part hereof, and subject to the other provisions of this Section, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 7.9 and no notice to Holders of the appointment of any co-trustee or separate trustee shall be required under Section 7.9 hereof.

(b) Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Collateral or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(ii) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder; and

(iii) the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

(c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article VII. Each separate trustee and co-

trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection or rights (including the rights to compensation, reimbursement and indemnification hereunder) to, the Trustee. Every such instrument shall be filed with the Trustee.

(d) Any separate trustee or co-trustee may at any time constitute the Trustee its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

ARTICLE VIII

DEFEASANCE AND SATISFACTION AND DISCHARGE OF INDENTURE

SECTION 8.1 Option to Effect Legal Defeasance or Covenant Defeasance. The Company (hereafter in this Article VIII, the “Defeasor”) may, at any time, with respect to the Notes, elect to have either Section 8.2 or 8.3 be applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2 Legal Defeasance and Discharge. Upon the Defeasor’s exercise under Section 8.1 of the option applicable to this Section 8.2, the Company and the Guarantors shall be deemed to have been discharged from their obligations with respect to all outstanding Notes and the Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged all the obligations relating to the outstanding Notes and the Guarantees and the Notes shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.6, Section 8.8 and the other Sections of this Indenture referred to below in this Section 8.2, and to have satisfied all of their other obligations under such Notes, the Guarantees and this Indenture and cured all then existing Events of Default (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, interest and Additional Amounts, if any, on such Notes when such payments are due or on the Redemption Date solely out of the Defeasance Trust created pursuant to this Indenture; (b) the Company’s obligations with respect to Notes concerning issuing temporary Notes, or, where relevant, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust; (c) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; (d) the provisions relating to Additional Amounts set forth in Section 4.17 hereof and (d) this Article VIII and the obligations set forth in Section 8.4 hereof.

Subject to compliance with this Article VIII, the Defeasor may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 with respect to the Notes.

SECTION 8.3 Covenant Defeasance. Upon the Defeasor’s exercise under Section 8.1 of the option applicable to this Section 8.3, the Company and the Guarantors shall be released from any obligations under the covenants contained in Article IV (other than Sections 4.1, 4.2, 4.5, 4.6, 4.7, 4.8, 4.10, 4.17, 4.18 and 4.19, and clauses (a)(1), (a)(2), (a)(3), (a)(4)(b) and (a)(4)(c), and clauses (b) and (c) of Section 4.20) hereof with respect to the outstanding Notes and the Guarantees on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, (i) with respect to the outstanding Notes, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and (ii) payment on the Notes may not be accelerated because of an Event of Default specified in Section 6.1(3) (but only if such Event of Default is triggered solely by a failure to comply with the conditions set forth in clause (a)(4)(a) of Section 4.20 or Section 6.1(4) (insofar as they relate to Sections 4.3, 4.4, 4.9, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.21, 4.22, 4.23, 4.24, or 4.25 or clause (a)(4)(a) of Section 4.20).

SECTION 8.4 Conditions to Legal or Covenant Defeasance. In order to exercise either of the defeasance options under Section 8.2 or Section 8.3 hereof, the Defeasor must comply with the following conditions:

(a) irrevocably deposit with the Trustee, in trust (the “Defeasance Trust”), for the benefit of the Holders of the Notes, cash, non-callable Government Securities, or a combination of cash and non-callable Government Securities, denominated in euro in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Defeasor must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(b) in the case of Legal Defeasance, the Defeasor shall have delivered (a) to the Trustee an opinion of U.S. counsel addressed to and reasonably acceptable to the Trustee confirming that (i) the Defeasor has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (ii) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (b) an opinion of Polish counsel addressed to and reasonably acceptable to the Trustee to the effect that (i) Holders of the Notes will not recognize income, gain or loss for Polish income tax purposes as a result of the Legal Defeasance and will be subject to Polish income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred, and (ii) payments from the defeasance trust can be made free and exempt from any and all withholding and other taxes or whatever nature imposed or levied by or on behalf of the Republic of Poland or any taxing authority thereof and (b) an opinion of United Kingdom counsel addressed to and reasonably acceptable to the Trustee to the effect that (i) Holders of the Notes will not recognize income, gain or loss for United Kingdom income tax purposes as a result of the Legal Defeasance and will be subject to United Kingdom income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred, and (ii) payments from the defeasance trust can be made free and exempt from any and all withholding and other taxes or whatever nature imposed or levied by or on behalf of the United Kingdom or any taxing authority thereof;

(c) in the case of Covenant Defeasance, the Defeasor shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default (other than to incur Indebtedness used to defease the Notes under this Article VIII) shall have occurred and be continuing on the date of such deposit in the Defeasance Trust;

(e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f) the Defeasor shall have delivered to the Trustee an Officers’ Certificate stating that in making the deposit, the Defeasor was not influenced by a desire to prefer the Holders of Notes over the other creditors of the Defeasor or with the intent of defeating, hindering, delaying or defrauding creditors of the Defeasor or others; and

(g) the Defeasor shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the legal defeasance or the covenant defeasance have been complied with.

SECTION 8.5 Satisfaction and Discharge of the Indenture. This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder when (A) either (i) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or (ii) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Defeasor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash denominated in Euros, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Euro-denominated Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, (B) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound, (C) the Company and the Guarantors have paid, or caused to be paid, all sums payable, under this Indenture, and (D) the Company has delivered irrevocable instructions to the Trustee under this Indenture to give the notice of redemption and apply the deposited money toward the payment of such Notes at maturity or the Redemption Date, as the case may be. In addition, the Defeasor must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

SECTION 8.6 Survival of Certain Obligations. Notwithstanding the satisfaction and discharge of this Indenture and of the Notes referred to in Section 8.5, the respective obligations of the Company, the Guarantors and the Trustee under Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, 4.1, 4.2, 4.5, 4.6, 4.7, 4.8, 4.10, 4.18, 4.19, 6.10, Article VII and Article VIII shall survive until the Notes are no longer outstanding, and thereafter the obligations of the Company, the Guarantor and the Trustee under Articles VII and VIII shall survive. Nothing contained in this Article VIII shall abrogate any of the obligations or duties of the Trustee under this Indenture.

SECTION 8.7 Acknowledgment of Discharge by Trustee. Subject to Section 8.9, after (i) the conditions of Section 8.5 have been satisfied, (ii) the Company or the Guarantors have paid or caused to be paid all other sums payable hereunder by the Company and (iii) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent referred to in clause (i) above relating to the satisfaction and discharge of this Indenture have been complied with, the Trustee upon written request shall acknowledge in writing the discharge of all obligations of the Company and the Guarantors under this Indenture except for those surviving obligations specified in this Article VIII.

SECTION 8.8 Application of Trust Moneys. All cash in euro deposited with the Trustee pursuant to Section 8.4 or 8.5 in respect of Notes shall be held in trust and applied by it, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Holders of all sums due and to become due thereon for principal, premium, if any, interest, if any, and Additional Amounts, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company and the Guarantors shall jointly and severally pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash deposited pursuant to Section 8.4 or 8.5 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of outstanding Notes.

SECTION 8.9 Repayment to the Company; Unclaimed Money. The Trustee and any Paying Agent shall promptly pay or return to the Company upon Company Order any cash held by them at any time that are not required for the payment of the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes for which cash has been deposited pursuant to Section 8.4 or 8.5.

Any money held by the Trustee or any Paying Agent under this Article VIII in trust for the payment of the principal of, premium, if any, interest and Additional Amounts, if any, on any Note and remaining unclaimed for two years after such principal, premium, if any, interest and Additional Amounts, if any, that has become due and payable shall be paid to the Company upon Company Order or if then held by the Company shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company give notice to the Holders or cause to be published a notice in accordance with Section 12.1(b) that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification, any unclaimed balance of such money then remaining will be repaid to the Company.

Claims against the Company for the payment of principal or interest and Additional Amounts, if any, on the Notes will become void unless presentment for payment is made (where so required in this Indenture) within, in the case of principal and Additional Amounts, if any, a period of ten years, or, in the case of interest, a period of five years, in each case from the applicable original payment date therefor.

SECTION 8.10 Reinstatement. If the Trustee or Paying Agent is unable to apply any cash in accordance with Section 8.2, 8.3, 8.4 or 8.5 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2, 8.3, 8.4 or 8.5 until such time as the Trustee or Paying Agent is permitted to apply all such cash in accordance with Section 8.2, 8.3, 8.4 or 8.5; provided, however, that if the Company has made any payment of interest on, premium, if any, principal and Additional Amounts, if any, of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.1 Amendment and Supplement. This Indenture, the Guarantees and the Note Security Documents, when signed, may be amended or supplemented in the following circumstances:

(a) Without Consent of Holders. Notwithstanding Section 9.1(b) hereof, the Company, the Guarantors, the Trustee and the Note Security Agent together may amend or supplement this Indenture, the Notes, the Guarantees or the Note Security Documents without the consent of any Holder:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Obligations of the Company or any Guarantor to Holders of the Notes in the case of a merger, consolidation, amalgamation or other combination, or a sale of all or substantially all of the assets of, the Company or such Guarantor;

(4)	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture, the Notes, the Guarantees or the Note Security Documents of any such Holder;

(5)	to conform the text of this Indenture, the Notes, the Guarantees or the Note Security Documents to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such Description of Notes section was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Guarantees or the Note Security Documents;

(6)	to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(7)	to provide for the discharge of a Guarantor in accordance with the terms of this Indenture;

(8)	to release any Security pursuant to the terms of Section 11.9; or

(9)	to enter into any intercreditor agreement with the holder of any other Indebtedness permitted to be incurred under this Indenture; provided that no such intercreditor agreement shall provide that the Notes or any Guarantee are subordinated to any such Indebtedness or subject to any payment blockage or enforcement standstill or that any Lien securing the Notes or the Guarantees ranks behind any Lien securing such Indebtedness.

The Holders agree that the Trustee may agree to any such amendment without liability.

Upon the request of the Company, accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.4, the Trustee and the Note Security Agent shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture which adversely affects its own rights, duties or immunities hereunder or otherwise.

(b) With Consent of Holders Except as otherwise provided in Section 9.1 and in the next two succeeding paragraphs, this Indenture, the Notes, the Guarantees and the Note Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of this Indenture, the Notes, the Guarantees and the Note Security Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

However, without the consent of Holders of at least 90% of the aggregate principal amount of the outstanding Notes affected thereby, any such amendment or waiver may not:

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the Stated Maturity of any note or alter the provisions with respect to the redemption of the Notes;

(3)	reduce the rate of or change the Stated Maturity of any payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, premium, interest or Additional Amounts on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the Payment Default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, premium, interest or Additional Amounts on the Notes;

(7)	waive a redemption payment with respect to any note;

(8)	change the ranking of the Notes, the Guarantees or the Security granted under the Note Security Documents;

(9)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of this Indenture, the Notes, the Guarantees, or the Note Security Documents (except in accordance with this Indenture) that adversely affects the rights of the Holders of the Notes will require the consent of the Holders of at least 90% in aggregate principal amount of Notes then outstanding.

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Upon the request of the Company, accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.4, the Trustee and the Note Security Agent shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture adversely affects the Trustee’s own rights, duties or immunities hereunder or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture. It shall not be necessary for the consent of the Holders under this Section 9.1 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.1 becomes effective, the Company shall mail to the Holders (with a copy to the Trustee) a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice to all Holders, or any defect therein, will not in any way impair or affect the validity of such amended or supplemented indenture or waiver.

SECTION 9.2 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may fix a record date for determining which Holders must consent to such amendment, supplement or waiver. If the Company fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation pursuant to Section 2.5 or (ii) such other date as the Company shall designate.

SECTION 9.3 Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.4 Trustee to Sign Amendments, etc. The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article IX; provided, however, that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which adversely affects the Trustee’s own rights, duties or immunities under this Indenture. The Trustee shall be entitled to receive indemnity reasonably satisfactory to it, and shall be fully protected in relying upon an Opinion of Counsel and an Officers’ Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article IX is authorized or permitted by this Indenture and constitutes the legal, valid and binding obligations of the Company enforceable in accordance with its terms. Any Opinion of Counsel shall not be an expense of the Trustee.

ARTICLE X

GUARANTEES

SECTION 10.1 Guarantees. Each of the Guarantors hereby fully, unconditionally and irrevocably Guarantees, as primary obligor and not merely as surety, on a senior subordinated basis to each Holder of a Note authenticated by the Trustee or the Authenticating Agent and to the Trustee and the Note Security Agent and each of their successors and assigns the full and prompt performance of all of the Company’s obligations under this Indenture and the Notes including the payment of principal of, and premium, if any, interest and Additional Amounts, if any, on the Notes and all other obligations of the Company to the Holders, the Trustee and the Note Security Agent hereunder and under the Notes. The obligations of the Company under this Indenture and Notes shall be referred to herein as the “Obligations”.

The obligations of each of the Guarantors set forth in this Article X shall be referred to herein as the “Guarantees.”

Each Guarantor further agrees that the Obligations may be extended or renewed by the Trustee for and on behalf of itself and the Holders and the Note Security Agent in an amount equal to the sum of (i) the unpaid amount of the Obligations then due and owing and (ii) accrued and unpaid interest on the Obligations then due and owing. Payments made under the Guarantees shall be made to the Trustee on behalf of the Holders or the Note Security Agent, as the case may be.

The Guarantors waive presentation to, demand of payment from and protest to the Company of any of the Obligations and also waive notice of protest for nonpayment. Each of the Guarantors waives notice of any default under the Notes or the Obligations. The obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any Pledge held by any Holder, the Note Security Agent or the Trustee for the Obligations or any of them; or (e) any change in the ownership of the Company.

Each Guarantor further agrees that each Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Obligations.

The obligations of each of the Guarantors hereunder shall, subject to this Article X, Article VIII and Sections 11.2 and 11.3, not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall, subject to this Article X, Article VIII and Sections 10.2, not be discharged or impaired or otherwise affected by the failure of any Holder to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of a Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity. Each Guarantee is a confirming Guarantee and will remain in full force and effect until payment in full of all of the Obligations.

Subject to the provisions of Section 10.4 hereof, each Guarantor further agrees that its Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest, or Additional Amounts, if any, on any of the Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

Subject to the provisions of Section 10.3 hereof, in furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against the Guarantors, by virtue hereof, upon the failure of the Company to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee for and on behalf of itself and the Holders an amount equal to the unpaid amount of such Obligations then due and owing.

Each Guarantor further agrees that, as between it, on the one hand, and the Holders, on the other hand, but subject always to Sections 1.2 hereof, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of the Guarantees herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of the Guarantees.

Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Article X.

SECTION 10.2 Limitation on Dutch Guarantors. Notwithstanding any other provision of this Article X, the Guarantee, indemnity and other obligations of any Guarantor incorporated in The Netherlands expressed to be assumed in this Article X or elsewhere in this Indenture shall be deemed not to be assumed by such Guarantor to the extent that the same would constitute unlawful financial assistance within the meaning of the Dutch Civil Code and the provisions of this Indenture shall be construed accordingly.

SECTION 10.3 No Subrogation. Notwithstanding any payment or payments made by any Guarantor hereunder, such Guarantor shall not be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any collateral security or Guarantee or right of offset held by the Trustee or any Holder for the payment of the Obligations nor shall such Guarantor seek or be entitled to seek any contribution or reimbursement from the Company in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Obligations are paid in full. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Obligations.

SECTION 10.4 Release. The Guarantee of a Guarantor will be automatically and unconditionally released without further action on the part of any Holder or the Trustee (and thereupon shall terminate and be discharged and be of no further force and effect):

(a) in the event that such Guarantor is disposed of in a manner which is permitted by this Indenture (provided that, in any event, the disposal is not made to a Restricted Subsidiary), and the proceeds of such disposal are applied for a purpose permitted by this Indenture;

(b) upon legal defeasance or covenant defeasance of the Notes pursuant to Section 8.2 or 8.3;

(c) when the Company designates such Guarantor as an Unrestricted Subsidiary in compliance with Section 4.25; or

(d) the liquidation of such Guarantor in accordance with this Indenture.

Upon any occurrence giving rise to a release of a Guarantee as specified above, the Trustee shall execute any documents reasonably required in order to evidence or effect such release, discharge and termination in respect of such Guarantee. Neither the Company nor any Guarantor shall be required to make a notation on the Notes to reflect any such release, termination or discharge of a Guarantee. Such Guarantor shall provide to the Trustee an Opinion of Counsel and an Officers’ Certificate providing that the conditions of this Section have been met.

ARTICLE XI

SECURITY AND SECURITY AGENT

SECTION 11.1 Collateral and Note Security Documents. (a) To secure the full and punctual payment when due and the full and punctual performance of the Notes and the Guarantee of Carey Agri, the Company and Carey Agri will execute the Share Pledges relating to the Shares of the Initial Guarantors within 20 Business Days following the Issue Date and the Initial Security Documents as of the Issue Date. The Additional Share Pledges will be executed within 20 Business Days following the Bols Acquisition. At the time of execution of the relevant Note Security Documents, the Company shall deliver an Opinion of Counsel addressed to and reasonably satisfactory to the Trustee and the Note Security Agent, covering the enforceability of such Note Security Documents and certain other matters required in this Indenture.

(b) Each Holder by accepting a Note shall be deemed to appoint the Note Security Agent to act as its trustee and representative in connection with the Collateral and the Note Security Documents and authorizes the Note Security Agent (acting only at the direction of the Trustee) to exercise such rights, powers and discretions as are specifically delegated to the Note Security Agent by the terms hereof and together with all rights, powers and discretions as are reasonably incidental thereto or necessary to give effect to the trusts hereby created and each Holder by accepting a Note shall be deemed to irrevocably authorize the Note Security Agent on its behalf to release any existing security being held in favor of the Holders, to enter into any and each Note Security Document and to deal with any formalities in relation to the perfection of any security created by such Note Security Documents (including, inter alia, entering into such other documents as may be necessary to such perfection).

(c) The Note Security Agent agrees that it shall hold the Collateral on trust for the Holders and the Trustee on the terms contained in this Indenture. Each Holder by accepting a Note shall be deemed to agree that the Note Security Agent shall have only those duties, obligations and responsibilities and such rights and protections as expressly specified in this Indenture or in the Note Security Documents (and no others shall be implied).

(d) The Note Security Agent agrees that it will hold the security interests in Collateral created under any Note Security Document to which it is a party as contemplated by this Indenture, and any and all proceeds thereof, for the benefit of, among others, the Trustee and the Holders, without limiting the Note Security Agent’s rights to act in preservation of the security interest in the Collateral. The Note Security Agent will take action or refrain from taking action in connection therewith only as directed by the Trustee.

(e) Each Holder, by accepting a Note, shall be deemed to have agreed to all the terms and provisions of the Note Security Documents. Without prejudice to any automatic release of the Liens granted under the Note Security Documents, the Note Security Agent shall (upon direction of the Company) release the Pledges if and when required by this Indenture.

(f) Beyond the exercise of reasonable care in the custody thereof, the Note Security Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Note Security Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Security. The Note Security Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Note Security Agent in good faith.

SECTION 11.2 Responsibilities of Note Security Agent. The obligations of the Note Security Agent under this Indenture shall be to:

(a) upon the occurrence of an Event of Default, take such action as requested by written instructions of the Trustee under this Indenture, provided that such action does not contradict applicable law or subject the Note Security Agent to any liability under applicable laws. In this regard, the Note Security Agent shall be entitled to rely and act upon, and shall be fully protected in relying and acting upon, any note, writing, resolution, notice, consent, certificate, request, demand, direction, instruction, waiver, receipt, agreement, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or written document or written communication reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel and other experts retained or employed by the Note Security Agent in its reasonable discretion;

(b) remit according to the written instructions of the Trustee any proceeds recovered from enforcement of the Note Security Documents; and

(c) take such other actions requested by the Trustee in accordance with this Indenture.

The Note Security Agent shall be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Event of Default only upon receipt by the Note Security Agent of a written notice or a certificate from the Trustee, stating that an Event of Default has occurred. The Note Security Agent shall have no obligation whatsoever either prior to or after receiving such written notice or certificate to inquire whether an Event of Default has in fact occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice or certificate so furnished to it.

SECTION 11.3 Note Security Agent’s Individual Capacity. The Note Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Company or any of its affiliates or subsidiaries as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company for services in connection with this Indenture and otherwise without having to account for the same to the Trustee or to the Holders from time to time.

SECTION 11.4 Trustee May Perform. If the Note Security Agent shall refuse or be incapable of performing any right or remedy provided for herein or in this Indenture, the Trustee may, but shall not be obligated to take such actions, or cause such actions to be taken, on behalf of the Note Security Agent as appropriate to protect the interests of the Trustee, the Note Security Agent or the Holders from time to time hereunder, and shall be entitled, in addition to the rights of the Note Security Agent to all of the immunity, indemnity and reimbursement provisions hereof and thereof to which the Note Security Agent would be entitled, regardless of any prior act or omission by the Note Security Agent.

SECTION 11.5 Fees, etc. For services rendered as Note Security Agent under this Indenture, the Note Security Agent shall be entitled to such compensation as is agreed to from time to time in writing between the Note Security Agent and the Company. The Company agrees to pay the fees, expenses and other amounts payable of the Note Security Agent under this Indenture, in addition to any other fees, expenses and other amounts payable that may arise under the Note Security Documents.

SECTION 11.6 Indemnification: Disclaimers, etc. (a) The Company shall be liable for and shall reimburse and indemnify the Note Security Agent and hold the Note Security Agent and its officers, directors, agents, employees and representatives harmless from and against any and all claims, losses, liabilities, costs, damages, penalties, actions, judgments, suits, costs, disbursements or expenses (including reasonable attorney’s fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Indenture or being Note Security Agent hereunder (including but not limited to Losses incurred by the Note Security Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require the Note Security Agent or its officers, directors, agents, employees or representatives to be indemnified for Losses caused by its or their own gross negligence or willful misconduct.

(b) No provision of this Indenture and the Note Security Documents shall require the Note Security Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or under the Note Security Documents or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) The Note Security Agent shall have no liability (whether sounding in tort, contract or otherwise) for losses in connection with, arising out of, or in any way related to, performance by the Note Security Agent under any of the Note Security Documents and/or the relationship established by this Indenture, or any act, omission or event occurring in connection therewith, unless it is determined by a final and nonappealable judgment of a court of competent jurisdiction that is binding on the Note Security Agent that such losses were the result of acts or omission on the part of the Note Security Agent or its officers, directors, agents, employees and representatives constituting gross negligence or willful misconduct.

(d) Without prejudice to any other provision of this Article XII, the Note Security Agent and the Company agree that the Trustee shall have no liability to the Note Security Agent or the Company (whether sounding in tort, contract or otherwise) hereunder except in its capacity as Trustee under, and as provided for in, this Indenture.

SECTION 11.7 Illegality; No inconsistency. Nothing in this Indenture or the Note Security Documents shall require the Note Security Agent to take any action which may be inconsistent with, or in violation of any laws, rules or regulations in force in the jurisdiction where the Note Security Agent is located.

SECTION 11.8 Rights of Trustee, the Note Security Agent and the Paying Agent. The Trustee, the Note Security Agent and the Paying Agent may continue to make payments on the Notes (and the Note Security Agent may pay any monies received by it in respect of the Note Security Documents to the Trustee or as it may direct or to a Paying Agent for distribution to Holders) and shall not be charged with the knowledge of existence of facts that prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Trust Officer of the Trustee or an officer of the Note Security Agent within the department of the Note Security Agent responsible for administering the security created by the Note Security Documents receives notice in writing satisfactory to it that payments may not be made under this Article XII.

SECTION 11.9 Release. The security granted pursuant to the Note Security Documents shall be released, automatically and without further action on the part of any Holder or Trustee:

(a) in the event that a Restricted Subsidiary is disposed of in a manner which is permitted by this Indenture (provided that, in any event, the disposal is not made to a Restricted Subsidiary), and the proceeds of such disposal are applied for a purpose permitted by this Indenture, provided that the only security release pursuant to this clause (a) shall be the Share Pledges relating to the Share Capital of such Restricted Subsidiary;

(b) upon legal defeasance or covenant defeasance of the Notes;

(c) when the Company designates a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the terms of the Indenture, provided that the only security release pursuant to this clause (c) shall be the Share Pledges relating to the Share Capital of such Restricted Subsidiary;

(d) upon the liquidation of a Restricted Subsidiary permitted by and in accordance with this Indenture, provided that the only security release pursuant to this clause (d) shall be the Share Pledges relating to the Share Capital of such Restricted Subsidiary; or

(e) upon the request of the Company in the following circumstances, Indebtedness under existing or future Credit Facilities which rank as senior Indebtedness of the Company or any Guarantor can be granted security over the Shares on an equal and ratable basis with the Notes and the Guarantees. To effect these provisions, the Note Security Agent is permitted to release any existing pledges of the Shares under the Note Security Documents at the request of the Company provided that immediately after such release, the Shares are simultaneously pledged on a first priority basis for the benefit of both the Holders and the Trustee on the one hand and the lenders under the relevant Credit Facility on the other and the Trustee receiving an Opinion of Counsel addressed to and reasonably satisfactory to the Trustee and the Note Security Agent as to the valid and binding nature and enforceability of such new share pledges.

(f) if, in the case of clauses (a), (b), (c), (d) or (e) there is delivered to the Trustee and the Note Security Agent an Opinion of Counsel and an Officers’ Certificate providing that such release is permitted hereunder and that no Default or Event of Default exists.

SECTION 11.10 Authorization of Actions to be Taken by the Note Security Agent Under the Note Security Documents. (a) The Note Security Agent will distribute all funds distributed under the Note Security Documents and received by the Note Security Agent for the benefit of the Secured Parties under the Note Security Documents and in accordance with the provisions of the Note Security Documents.

(b) The Note Security Agent will have power to institute and maintain such suits and proceedings as it may deem necessary or expedient to prevent any impairment of the secured assets pursuant to the Note Security Documents by any acts that may be unlawful or in violation of any of the Note Security Documents or this Indenture and such suits and proceedings as the Note Security Agent may deem expedient to preserve or protect its interests and the interests of the Trustee and the Holders under each of the Note Security Documents and this Indenture (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with such enactment, rule or order would impair the security interest hereunder or under the Note Security Documents or be prejudicial to the Trustee, the Holders or the Note Security Agent).

SECTION 11.11 Authorization of Receipt of Funds by the Note Security Agent Under the Note Security Documents. The Note Security Agent is authorized to receive any funds as agent for and for the benefit of the Trustee and the Holders distributed under any of the Note Security Documents.

SECTION 11.12 Trustee’s and Note Security Agent’s Compensation Not Prejudiced. Nothing in this Article shall apply to the claims of, or payments to, the Trustee under or pursuant to Section 7.6 or to those of the Note Security Agent under Sections 11.5 and 11.6.

SECTION 11.13 Creation of Parallel Debt. (a) Each Holder, by accepting a Note, acknowledges, agrees and confirms that the Note Security Agent and any other agent under the Note Security Documents shall have the right to enforce the Parallel Obligations (as defined in Section 11.13(b)(i)) as third-party beneficiaries to this Indenture.

(b) For the purposes of (i) taking security in, or subject to the laws of, Poland and The Netherlands (and such other jurisdictions as the Note Security Agent and the Company (each acting reasonably) agree) (together, the “Agreed Jurisdictions”) and (ii) ensuring the continued validity of such, the Note Security Agent, the Company and the Guarantors agree that, notwithstanding anything to the contrary contained in this Indenture, the Notes, the Guarantees or the Note Security Documents:

(1)	the Company and each Guarantor shall pay to the Note Security Agent sums equal to, and in the currency of, its Principal Obligations (as defined in Section 11.13(e)) as and when the same fall due for payment under this Indenture, the Notes, the Guarantees or the Note Security Documents (the “Parallel Obligations”);

(2)	the rights of the Holders to receive payment of the Principal Obligations are several from the rights of the Note Security Agent to receive the Parallel Obligations;

(3)	the Note Security Agent shall have its own independent right to demand payment of the Parallel Obligations by the Company and each of the Guarantors;

(4)	the payment by the Company or any Guarantor of its Parallel Obligations to the Note Security Agent in accordance with this Section 11.13 shall be a good discharge of the corresponding Principal Obligations owed by it to the Holders, as applicable, under this Indenture, the Notes, the Guarantees or the Note Security Documents and the payment by the Company or any Guarantor of the Principal Obligations owed by it to the Holders, as applicable, under this Indenture, the Notes, the Guarantees or the Note Security Documents, as applicable, shall be a good discharge of the corresponding Parallel Obligations owed to the Note Security Agent under this Section 11.13; and

(5)	nothing in this Indenture, the Notes, the Guarantees or the Note Security Documents shall in any way limit the Note Security Agent’s right to act in the protection or preservation of, the rights under, or to enforce any, Note Security Document as contemplated by this Indenture or the relevant Note Security Document.

(c) Without limiting or affecting the Note Security Agent’s rights against the Company and the Guarantors (whether under this Section 11.13 or under any other provision of this Indenture, the Notes, the Guarantees or the Note Security Documents and subject to the following paragraph), the Note Security Agent agrees with the Trustee and each Holder (on a several basis) that it will not exercise its rights in respect of the Parallel Obligations except with the consent of the Trustee or such Holder, as applicable.

(d) Nothing in this Section 11.13 shall in any way negate or affect the obligations which each of the Company and the Guarantors has to the Trustee and the Holders under this Indenture, the Notes, the Guarantees or the Note Security Documents. For the purpose of this Section 11.13 the Note Security Agent acts in its own name and on behalf of itself and not as agent or representative of any other party hereto or as trustee and the Collateral granted under the Note Security Documents to the Note Security Agent to secure the Parallel Obligations is granted to the Note Security Agent in its capacity as creditor in respect of the Parallel Obligations.

(e) For the purposes of this Section 11.13, “Principal Obligations” means, in respect of each Agreed Jurisdiction and in relation to the Company or any Guarantor, any sums owing by it to the Holders (other than the Note Security Agent under Section 12.18(b)(1)) under any of this Indenture, the Notes, the Guarantees or the Note Security Documents.

(f) This Section 11.13 is subject, in respect of each Agreed Jurisdiction and in relation to the Company and the Guarantors, to all laws applicable to the Company and the Guarantors.

SECTION 11.14 Enforcement In relation to any Shares pledged in favour of the Note Security Agent pursuant to the Share Pledges or Additional Share Pledges governed by Dutch or Polish law and in the event the right of foreclosure over such Shares is exercised by the Note Security Agent, the Note Security Agent shall realize value in such pledged Shares on the prevailing market conditions reasonably acceptable to the Note Security Agent within 12 months after the exercise of the right of foreclosure and any value realized shall be applied in order to satisfy the Secured Claim (as defined in the Share Pledges). Any value remaining after full and unconditional satisfaction of the Secured Claim shall be paid or returned to the Company by the Note Security Agent.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Notices. (a) All notices or other communications required or permitted to be given under this Agreement shall be in English and in writing and shall be deemed duly given (i) on the date of confirmation of receipt, if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day), if delivered by overnight courier service guaranteeing next day delivery, in each case when received at the following addresses until such time as the parties hereto designate a different or additional address or addresses or facsimile number:

if to the Company and/or any Guarantors:

Central European Distribution Corporation

Two Bala Plaza, Suite 300

Bala Cynwyd, PA 19004

U.S.A.

Telecopier: +48 22 455 1810

Attention: Chris Biedermann, Chief Financial Officer

with a copy to:

Dickstein Shapiro Morin & Oshinsky LLP

1177 Avenue of the Americas

New York, New York 10036

U.S.A.

Telecopier: (212) 997-9880

Attention: Malcolm I. Ross, Esq.

if to the Trustee, Principal Paying Agent, Registrar or Transfer Agent

The Bank of New York

One Canada Square

London E14 5AL

United Kingdom

Telecopier: +44(0) 207 964 6399

Attention: Corporate Trust Department

if to the Notes Security Agent

ING Bank N.V., London Branch

60 London Wall

London EC2M 5TQ

Telecopier: +44 207 767 7324

Attention: Agency Administration

Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means at such Person’s address as it appears on the registration books of the Registrar and shall be sufficiently given to him if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

(b) Notices regarding the Notes will be sent to the Trustee and published in a leading newspaper having a general circulation in New York (which is expected to be The Wall Street Journal) and a copy will be mailed to the Trustee. Notices to Holders will be validly given if mailed to them at their respective addresses in the register of Holders, if any, maintained by the Registrar. In addition, so long as any of the Notes are listed on the Irish Stock Exchange and the rules of such stock exchange so require, notices will be published in a leading newspaper having general circulation in Ireland (which is expected to be the Irish Times) or, if in the opinion of the Trustee such publication is not practicable, in an English language newspaper having general circulation in Europe. For so long as any Notes are represented by Global Notes, all notices to Holders will be delivered to Euroclear and Clearstream, each of which will give notice of such notice to the Holders of the Book-Entry Interests. In the case of Definitive Notes, all notices to Holders will be validly given if mailed to them at their respective addresses in the register of the Holders, if any, maintained by the Registrar. Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to him if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 12.2 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or any Guarantor to the Trustee or an Agent to take any action under this Indenture, the Company or any Guarantor shall furnish to the Trustee at the request of the Trustee:

(a) an Officers’ Certificate, in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.3), stating that, in the opinion of the signers thereof, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied or complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or such Agent (which shall include the statements set forth in Section 12.3)

stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied or complied with.

In any case where several matters are required to be certified by, or covered by an Opinion of Counsel of, any specified Person, it is not necessary that all such matters be certified by, or covered by the Opinion of Counsel of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an Opinion of Counsel with respect to some matters and one or more such Persons as to other matters, and any such Person may certify or give an Opinion of Counsel as to such matters in one or several documents.

Any certificate of an Officer of the Company or any Guarantor may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless such Officer knows, or in the exercise of reasonable care should know, that such Opinion of Counsel with respect to the matters upon which his certificate is based are erroneous. Any Opinion of Counsel may be based, and may state that it is so based, insofar as it relates to factual matters, upon a certificate of, or representations by, an officer or officers of the Company or any Guarantor stating that the information with respect to such factual matters is in the possession of the Company or any Guarantor, as the case may be, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, such instruments may, but need not, be consolidated and form one instrument.

SECTION 12.3 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, such Person has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with.

SECTION 12.4 Rules by Trustee, Paying Agents (Including Principal Paying Agent), Registrar. The Trustee, Paying Agent (including the Principal Paying Agent) or Registrar may make reasonable rules for its functions.

SECTION 12.5 Legal Holidays. If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

SECTION 12.6 Governing Law. THIS INDENTURE AND THE NOTES, AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER AND THEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.7 Submission to Jurisdiction; Appointment of Agent for Service. To the fullest extent permitted by applicable law, each of the Company and the Guarantors irrevocably submits to the non-exclusive jurisdiction of and venue in any federal or state court in the Borough of Manhattan in the City of New York, County and State of New York, United States of America, in any suit or proceeding based on or arising out of or under or in connection with this Indenture, the Notes or the Guarantees, and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court. Each of the Company and the Guarantors, to the fullest extent permitted by applicable law, irrevocably and fully waives the defense of an inconvenient forum to the maintenance of such suit or proceeding and hereby irrevocably designates and appoints the Corporation Service Company (the “Authorized Agent”), as its authorized agent upon whom process may be served in any such suit or proceeding. The Company and the Guarantors hereby irrevocably authorize and direct their Authorized Agent to accept such service. The Company and the Guarantors further agree that service of process upon their Authorized Agent and written notice of such service to the Company and the Guarantors, as the case may be, as set forth above, shall be deemed in every respect effective service of process upon the Company or the Guarantors, as the case may be, in any such suit or proceeding. Nothing herein shall affect the right of any person to serve process in any other manner permitted by law. The Company and the Guarantors agree that a final action in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other lawful manner.

The Company and the Guarantors hereby irrevocably waive, to the extent permitted by law, any immunity to jurisdiction to which it may otherwise be entitled (including, without limitation, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Indenture, the Notes or the transactions contemplated hereby.

The provisions of this Section 12.7 are intended to be effective upon the execution of this Indenture and the Notes without any further action by the Company and the Guarantors, or the Trustee and the introduction of a true copy of this Indenture into evidence shall be conclusive and final evidence as to such matters.

SECTION 12.8 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of any of the Company or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.9 No Personal Liability of Directors, Officers, Employees, Incorporators or Shareholders. No director, officer, employee, incorporator or shareholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, this Indenture or the Guarantees herein or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.10 Currency Indemnity. The euro is the sole currency of account and payment for all sums payable by the Company or any Guarantor under or in connection with the Notes including damages. Any amount received or recovered in a currency other than euro, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up or dissolution of the Company or any Guarantor or otherwise, by any holder of a Note or by the Trustee in respect of any sum expressed to be due to it from the Company or any Guarantor will only constitute a discharge to the Company or any Guarantor to the extent of the euro amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If a euro amount is less than the euro amount expressed to be due to the recipient under any Note, the Company or any Guarantor will indemnify such recipient against any loss sustained by such recipient as a result. In any event, the Company or any Guarantor will indemnify the recipient against the cost of making any such purchase.

For the purposes of this Section 12.10, it will be sufficient for the holder of a Note or the Trustee to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of euro been made with the amount so received in that other currency on the date of receipt or recovery (or, if a euro on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). This indemnity constitutes a separate and independent obligation from the Company’s and any Guarantor’s other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by any holder of a Note or the Trustee and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee.

Except as otherwise specifically set forth herein, for purposes of determining compliance with any euro denominated restriction herein, the euro equivalent amount for purposes hereof that is denominated in non euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such non euro amount is incurred or made, as the case may be.

SECTION 12.11 Currency Calculation. Except as otherwise expressly set forth herein, for purposes of determining compliance with any dollar-denominated restriction herein, the dollar-equivalent amount for purposes hereof that is denominated in a non-dollar currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-dollar amount is incurred or made, as the case may be.

SECTION 12.12 Information. For so long as the Notes are listed on the Irish Stock Exchange and the rules of such exchange so require, copies of this Indenture will be made available in Ireland through the offices of the Paying Agent in Ireland.

SECTION 12.13 Successors. All agreements of the Company and the Guarantors in this Indenture, the Notes and the Guarantees shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successor.

SECTION 12.14 Counterpart Originals. All parties hereto may sign any number of copies of this Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent one and the same agreement.

SECTION 12.15 Severability. In case any one or more of the provisions in this Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 12.16 Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.17 Waiver of Jury Trial.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, as of the date first written above.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION,
as the Company

By:
Name:
Title:

CAREY AGRI INTERNATIONAL-POLAND SP. Z O.O.,
as a Guarantor

By:
Name:
Title:

ONUFRY S.A.,
as a Guarantor

By:
Name:
Title:

MULTI-EX S.A.,
as a Guarantor

By:
Name:
Title:

ASTOR SP. Z O.O.,
as a Guarantor

By:
Name:
Title:

POLSKIE HURTOWNIE ALKOHOLI SP. Z O.O.,
as a Guarantor

By:
Name:
Title:

By:
Name:
Title:

MTC SP. Z O.O.,
as a Guarantor

By:
Name:
Title:

PRZEDSIEBIORSTWO DYSTRYBUCJI ALKOHOLI AGIS S.A.,
as a Guarantor

By:
Name:
Title:

DAKO-GALANT PRZEDSIEBIORSTWO HANDLOWO PRODUKCYJNE SP. Z O.O.,
as a Guarantor

By:
Name:
Title:

DAMIANEX S.A.,
as a Guarantor

By:
Name:
Title:

PWW SP. Z O.O.
as a Guarantor

By:
Name:
Title:

MIRO SP. Z O.O.
as a Guarantor

By:
Name:
Title:

THE BANK OF NEW YORK,
as Trustee, Principal Paying Agent, Registrar and Transfer Agent

By:
Name:
Title:

ING BANK N.V., London Branch
as Note Security Agent

By:
Name:
Title:

EXHIBIT A
TO THE INDENTURE

[FORM OF FACE OF NOTE]

[Legend for 144A Restricted Note:

THIS NOTE DUE 2012 AND ANY INTEREST HEREIN HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), AND ANY OFFER, SALE, PLEDGE OR OTHER TRANSFER THEREOF MUST BE MADE ONLY (i) (A) TO A PERSON WHOM THE TRANSFEROR REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE U.S. SECURITIES ACT (“RULE 144A”) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (B) IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE U.S. SECURITIES ACT (“REGULATION S”), (C) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), OR (D) TO CENTRAL EUROPEAN DISTRIBUTION CORPORATION OR ANY SUBSIDIARY THEREOF; AND (ii) IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE LAWS OF ANY OTHER JURISDICTION.

EACH PURCHASER OF THIS NOTE OR ANY INTEREST HEREIN AGREES THAT IT WILL DELIVER TO EACH PURCHASER OF THIS NOTE OR BOOK-ENTRY INTERESTS HEREIN A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.]

[Legend for Regulation S Unrestricted Note:

THIS NOTE DUE 2012 AND ANY INTEREST HEREIN HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THIS NOTE AND ANY OTHER INTEREST HEREIN MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE U.S. SECURITIES ACT AND ALL APPLICABLE LAWS OF ANY OTHER JURISDICTION.

EACH PURCHASER OF THIS NOTE OR ANY INTEREST HEREIN AGREES THAT IT WILL DELIVER TO EACH PURCHASER OF THIS NOTE OR BOOK-ENTRY INTERESTS HEREIN A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.]

[in the case of Global Notes, insert:

THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (i) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(a) OF THE INDENTURE; AND (ii) THIS GLOBAL NOTE MAY BE DELIVERED IN ACCORDANCE WITH SECTION 2.6(a) OF THE INDENTURE TO THE REGISTRAR FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.]

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

8% Senior Secured Note due 2012

Common Code:

ISIN:

No.	€

CENTRAL EUROPEAN DISTRIBUTION CORPORATION, a company incorporated under the laws of Delaware (the “Company”, which term includes any successor corporation), for value received promises to pay              or registered assigns upon surrender hereof the principal sum of €             [in the case of Global Notes, insert: , subject to such changes as shall be indicated on Schedule A hereof,] on July 25, 2012.

Interest Payment Dates: January 25, and July 25, commencing January 25, 2006.

Record Dates: January 10 and July 10 immediately preceding each Interest Payment Date.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION, as the Company

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture: THE BANK OF NEW YORK, as Trustee

By:
Name:
Title:

Dated:

[FORM OF REVERSE]

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

8% Senior Secured Note due 2012

(1) Interest. CENTRAL EUROPEAN DISTRIBUTION CORPORATION, a company incorporated under the laws of Delaware (the “Company”), promises to pay interest on the principal amount of this Note at the rate and in the manner specified below. Interest on the Notes will compound at the rate of 8% per annum on the principal amount then outstanding, and be payable semi-annually in arrears on each January 25 and July 25, or if any such day is not a Business Day, on the next succeeding Business Day, commencing January 25, 2006, to the Holder hereof. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Company shall pay interest on overdue principal and on overdue installments of interest (without regard to any applicable grace periods) and on any Additional Amounts and in certain other circumstances, from time to time on demand at the rate borne by the Notes plus 1.00% per annum to the extent lawful. Any interest paid on this Note shall be increased to the extent necessary to pay Additional Amounts as set forth herein.

(2) Additional Amounts. All payments made by the Company and the Guarantors under or with respect to the Notes and the Guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment, or other governmental charge of whatever nature (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) imposed or levied by or on behalf of any government or political subdivision or territory or possession of any government or authority or agency or authority therein or thereof having the power to tax (each, a “Taxing Authority”) in any jurisdiction in which the Company or any Guarantor (including their permitted successors and assigns) is then incorporated, engaged in business or resident for tax purposes or any jurisdiction by or through which payment is made (each, a “Relevant Taxing Jurisdiction”) unless the Company or the Guarantor is required to withhold or deduct Taxes by Law or by the relevant Taxing Authority’s interpretation or administration thereof.

If the Company or the Guarantor is required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes or the Guarantees (as the case may be), the Company or the Guarantors (as the case may be) will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder of the Notes (including Additional Amounts) after such withholding or deduction will be equal to the amount the Holder of the Notes would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a Holder of the Notes (an “Excluded Holder”) to the extent:

(A) any such Taxes would not have been imposed but for the existence of any present or former connection between such Holder of the Notes and the Relevant Taxing Jurisdiction imposing such Taxes otherwise than merely by the acquisition, ownership or disposition of such note or receiving any payment in respect thereof or the exercise or enforcement of any rights under the Notes or the Guarantees; or

(B) such Holder of the Notes would not have been liable for or subject to such withholding or deduction on account of such Taxes but for the failure to make a valid declaration of non-residence or similar claim for exemption or to provide information concerning nationality, residence or connection with the Relevant Taxing Jurisdiction if the making of such declaration or claim or provision of such information is required or imposed by statute, treaty, regulation, ruling or administrative practice of a Taxing Authority of the Relevant Taxing Jurisdiction as a pre-condition to an exemption from, or reduction in, such Taxes; or

(C) such Holder of the Notes would have been able to avoid such Taxes by presenting the relevant note to another Paying Agent in a member state of the European Union (as constituted on the Issue Date) or in the United States; or

(D) any such Taxes would not have been imposed but for the presentation by the Holder of such note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due or payable or was duly provided for, whichever is later; or

(E) where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(F) of any combination of the immediately preceding clauses (A) to (E) (inclusive).

In addition, Additional Amounts will not be payable with respect to any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge with respect to such Notes or with respect to any Tax which is payable otherwise than by deduction or withholding from payments of principal of, premium or discount, if any, or interest on the Notes.

The Company or the Guarantors (as the case may be) will also:

(i) make any required withholding or deduction; and

(ii) remit the full amount deducted or withheld to the relevant Taxing Authority in accordance with applicable Law.

The Company or the Guarantors (as the case may be) will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such Taxes. The Company or the Guarantors (as the case may be) will use reasonable efforts to furnish to the Holders of the Notes (with a copy to the Trustee), within 30 days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable Law, either certified copies of tax receipts evidencing such payment by the Company or the Guarantors (as the case may be) or, if such receipts are not obtainable, other evidence of such payments by the Company or the Guarantors (as the case may be).

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company or the Guarantors (as the case may be) will be obliged to pay Additional Amounts with respect to such payment, the Company or the Guarantors (as the case may be) will deliver to the Trustee and the Principal Paying Agent an Officers’ Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Paying Agent on behalf of the Trustee to pay such Additional Amounts to the Holders on the payment date.

Whenever in this Note there is mentioned, in any context, the payment of amounts based upon the principal of, premium, interest or any other amount payable under or with respect to any of the Notes, this includes payment of any Additional Amounts that may be applicable.

The foregoing provisions will survive any termination, defeasance or discharge of the Notes and shall apply mutatis mutandis to any jurisdiction in which any successor Person to the Company or a Guarantor, as the case may be, is organized, engaged in business, resident for tax purposes, or otherwise subject to taxation on a net income basis or any political sub-divisions or taxing authority or agency thereof or therein.

(3) Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Person in whose name this Note is registered at the close of business on the Record Date for such interest. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in euro. Principal of and premium, if any, and interest on the Notes will be payable at the office or agency of one or more Paying Agents maintained for such purpose in London, England or Dublin, Ireland, except that at the option of the Company payment of premium, if any, Additional Amounts, if any, and interest on the Notes may be by check mailed to the addresses of the holders of the Notes as such addresses appear on the Notes register. Payment of principal, premium, if any, and interest on the Notes registered in the name of or held by the Clearing Systems or its nominee, as the case may be, will be made in immediately available funds to the Clearing Systems or its nominee, as the case may be. For so long as the Notes are listed on the Irish Stock Exchange and the rules of such stock exchange so require, Holders of the Notes will be able to receive principal, premium, if any, and interest on the Notes at the Dublin, Ireland office of the Paying Agent, during normal office hours, subject to the rights of the Company to mail payments in accordance with the terms of the Indenture. Immediately available funds for the payment of the principal of, premium, if any, interest and Additional Amounts, if any, on this Note due on any Interest Payment Date, Maturity Date, Redemption Date, Special Redemption Date, or other repurchase date will be made available to the Paying Agent at 10.00 a.m. London time on the Business Day immediately preceding each Interest Payment Date and the Maturity Date to permit the Paying Agent to pay such funds to the holders on such respective dates.

(4) Paying Agent and Registrar. Initially, The Bank of New York will act as Principal Paying Agent and Registrar. In the event that a Paying Agent or Registrar is replaced, the Company will provide notice thereof in accordance with Section 12.1 of the Indenture. The Company or any of its Subsidiaries may act as Paying Agent or Registrar for

the Notes. The Company may change Paying Agent or Registrar without prior notice to the Holders but with notice to the Trustee.

(5) Indenture. The Company issued the Notes under an Indenture, dated as of July 25, 2005 (the “Indenture”), among the Company, the Guarantors, The Bank of New York, as Trustee, Principal Paying Agent, Registrar and Transfer Agent, and ING Bank N.V., London Branch, as Note Security Agent. This Note is one of a duly authorized issue of Notes of the Company designated as its 8% Senior Secured Notes due 2012 (the “Notes”). The terms of the Notes include those stated in the Indenture. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of them. The Notes are general obligations of the Company. The Notes are not limited in aggregate principal amount and Additional Notes may be issued from time to time under the Indenture, in each case subject to the terms of the Indenture. Each Holder of the Notes, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture and the Note Security Documents, as the same may be amended from time to time.

To guarantee the due and punctual payment of the principal of, premium, if any, Additional Amounts, if any, and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, each Guarantor has unconditionally guaranteed such obligations on a senior basis pursuant to the terms of the Indenture.

(6) Ranking. The Notes will be general senior obligations of the Company and rank senior in right of payment to all existing and future subordinated obligations of the Company. In addition, the Notes have the benefit of the Guarantees and the Note Security Documents.

(7) Optional Redemption. At any time prior to July 25, 2008, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 108% of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to the Redemption Date, with the net cash proceeds of one or more Equity Offerings; provided that:

(i) at least € 211.25 million (65% of the aggregate principal amount of the Notes) principal amount of Notes (excluding Notes held by the Company and its Affiliates) remains outstanding immediately after the occurrence of such redemption; and

(ii) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to July 25, 2009, upon not less than 30 nor more than 60 days’ notice, the Company may at its option redeem the Notes in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest and Additional Amounts, if any, to, the date of redemption, subject to the rights of the Holders of the Notes on the relevant Record Date to receive the interest due on the relevant Interest Payment Date.

On or after July 25, 2009, upon not less than 30 nor more than 60 days’ notice, the Company may redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and

Additional Amounts, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on the years indicated below, subject to the rights of Holders on the relevant Record Date to receive interest on the relevant Interest Payment Date:

Year	Notes
2009	104.000%
2010	102.000%
2011 and thereafter	100.000%

(8) Optional Tax Redemption. The Notes may be redeemed, at the option of the Company, in whole but not in part, at any time, upon giving not less than 30 nor more than 60 days’ notice (in accordance with the procedures set forth in Section 12.1(b) of the Indenture) to each Holder of the Notes (which notice will be irrevocable), at a price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, premium, if any, and Additional Amounts, if any, which otherwise would be payable, if as a result of (i) any amendment to, or change in, the laws or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction or (ii) any amendment to or change in an official interpretation or application regarding such laws, treaties, regulations or rulings (a “Change in Tax Law”), the Company, with respect to the Notes, or any Guarantor, with respect to a Guarantee, pays or on the next Interest Payment Date would be obligated to pay more than de minimis Additional Amounts in respect of any Note or such Guarantee pursuant to the terms and conditions thereof which obligation cannot be avoided by the taking of reasonable measures available to it (for the avoidance of doubt, neither the Company nor any Guarantor shall be entitled to redeem the Notes pursuant to the foregoing provisions as a consequence of the European Council Savings Directive or any law implementing or complying with, or introduced in order to conform to, such Directive); provided, however, that (a) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company or any Guarantor, as the case may be, would be obligated to pay such Additional Amounts were a payment in respect of the Notes then due and payable and (b) at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. The Change in Tax Law must become effective on or after the date of the Offering Memorandum or in the case of any Guarantor after the date such entity makes payment on the Notes.

Prior to the giving of any notice of redemption pursuant to this provision, the Company or the relevant Guarantor, as the case may be, will deliver to the Trustee (a) an Officers’ Certificate of the Company or such Guarantor stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred and (b) an Opinion of Counsel qualified under the laws of the Relevant Taxing Jurisdiction to the effect that the Company or such Guarantor, as the case may be, has been or will become obligated to pay such Additional Amounts as a result of a Change in Tax Law, and that such obligation cannot be avoided by the Company taking reasonable measures available to it. The Trustee shall accept such certificate and opinion as sufficient evidence of satisfaction of the conditions described above, in which event it shall be conclusive and binding on the Holders.

(9) Special Redemption. On the tenth Business Day (the “Bols Special Redemption Date”) following the earlier of (a) the date on which either (1) the Bols Share Sale Agreement is rescinded or terminated or (2) the Anti-Monopoly Office or other competent regulatory authority issued a formal final and non-appealable written decision prohibiting the Bols Acquisition (each, a “Bols Acquisition Termination Event”) occurs and (b) September 30, 2005, if an Officers’ Certificate and payment instruction in the forms set forth in Annexes A and B to the Escrow Agreement have not been received by the Escrow Agent and ING Bank N.V., London Branch by September 28, 2005, the Notes will become mandatorily redeemable at a redemption price in cash equal to 101% of the principal amount, plus accrued and unpaid interest to the Bols Special Redemption Date (the “Bols Special Redemption Price”), in accordance with the procedures set forth in the Indenture (the “Bols Special Redemption”).

On the tenth Business Day (the “Bialystok Special Redemption Date”) following the earlier of (a) the date on which either (1) the Bialystok Purchase Agreement is rescinded or terminated or (2) the Anti-Monopoly Office or other competent regulatory authority issued a formal final and non-appealable written decision prohibiting the Bialystok Acquisition (each, a “Bialystok Acquisition Termination Event”) occurs and (b) November 30, 2005, if an Officers’ Certificate and payment instruction in the form set forth in Annex D and Annex E of the Escrow Agreement have not been received by the Escrow Agent and ING Bank N.V., London Branch by November 28, 2005, €184,000,000 principal amount of the Notes will become mandatorily redeemable at a redemption price in cash equal to 101% of the principal amount plus accrued and unpaid interest to the Bialystok Special Redemption Date (the “Bialystok Special Redemption Price”), in accordance with the procedures set forth in the Indenture (the “Bialystok Special Redemption”).

As used herein, references to a “Special Redemption” shall mean either the Bols Special Redemption or the Bialystok Special Redemption, as the case may be, and references to a “Special Redemption Price” shall mean either the Bols Special Redemption Price or the Bialystok Special Redemption Price, as the case may be.

(10) Notice of Redemption. Notice of redemption (other than a Special Redemption) will be given at least 30 days but not more than 60 days before the Redemption Date, or Tax Redemption Date, as the case may be, in accordance with Section 12.1 of the Indenture. Notice of a Special Redemption shall be given in accordance with Section 3.8 of the Indenture.

Notes in denominations of €50,000 may be redeemed only in whole. The Trustee may select for redemption portions (equal to €50,000 and any integral multiple of €1,000 in excess thereof) of the principal of Notes that have denominations larger than €50,000, but the Trustee assumes no liability for any such selections.

Except as set forth in the Indenture, from and after any Redemption Date, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date or a Special Redemption Date, as the case may be, then, unless the Company defaults in the payment of such Redemption Price or Special Redemption Price, as the case may be, the Notes called for redemption will cease to bear interest and Additional Amounts, if any, and the only right of the holders of such Notes will be to receive payment of the Redemption Price or Special Redemption Price, as the case may be.

(11) Change of Control Offer. Upon the occurrence of a Change of Control, the Company will be required to make an offer to purchase all or any part (equal to €50,000 and any integral multiple of €1,000 in excess thereof) of the Notes on the Change of Control Payment Date at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date). Holders that are subject to an offer to purchase will receive a Change of Control Offer from the Company prior to any related Change of Control Payment Date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” appearing below.

(12) Limitation on Sale of Assets. On the 366st day after an Asset Sale, if the aggregate amount of Excess Proceeds exceeds $10 million, the Company will be required to make an offer (“Asset Sale Offer”) to all Holders and, to the extent required by the terms thereof, to all Holders of other Indebtedness outstanding that is pari passu with the Notes with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale (“Pari Passu Indebtedness”), to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in denominations of €50,000 and any integral multiple of €1,000 in excess thereof. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by Holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness. The Trustee assumes no liability in relation to selections made by it pursuant to this Paragraph 12.

(13) Denominations; Form. The Notes are in registered form, without coupons, in denominations of €50,000 and any integral multiples of €1,000 in excess thereof.

(14) Persons Deemed Owners. The registered Holder of this Note shall be treated as the owner of it for all purposes, subject to the terms of the Indenture.

(15) Unclaimed Funds. If funds for the payment of principal, interest, premium or Additional Amounts remain unclaimed for two years, the Trustee and the Paying Agents will repay the funds to the Company at its written request. After that, all liability of the Trustee and such Paying Agents with respect to such funds shall cease.

(16) Legal Defeasance and Covenant Defeasance. The Company may be discharged from its obligations under the Indenture and the Notes except for certain provisions thereof (“Legal Defeasance”), and may be discharged from its obligations to comply with certain covenants contained in the Indenture (“Covenant Defeasance”), in each case upon satisfaction of certain conditions specified in the Indenture.

(17) Amendment; Supplement; Waiver. Subject to certain exceptions, the Indenture, the Guarantees, the Note Security Documents or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes voting as a single class, and any existing default or compliance with any provision of the Indenture, the Guarantees, the Note Security Documents or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class. Without the consent of Holders of at least 90% of the Notes then outstanding, an amendment or waiver may not (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the Stated Maturity of any Note or alter the provisions with respect to the redemption of the Notes; (iii) reduce the rate of or change the Stated Maturity of any payment of interest on any Note; (iv) waive a Default of Event of Default in the payment of principal of, premium, if any, interest or Additional Amounts on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the Payment Default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest, premium or Additional Amounts, if any, on, the Notes; (vii) waive a redemption payment with respect to any Note; (viii) change the ranking of the Notes, the Guarantees or the Security granted under the Note Security Documents; or (ix) make any change in the preceding amendment and waiver provisions. Without the consent of any Holder, the Company, the Guarantors, the Trustee and the Note Security Agent together may amend or supplement the Indenture, the Guarantees, the Note Security Documents or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Obligations of the Company or any Guarantor to the Holders in case of a merger, consolidation, amalgamation or other combination or a sale of all or substantially all of the assets of, the Company or such Guarantor, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture, the Notes, the Guarantees or the Note Security Documents of any such Holder, to conform the text of the Indenture, the Notes, the Guarantees or the Note Security Documents to any provision of the “Description of Notes” in the Offering Memorandum dated July 15, 2005 relating to the offering of the Notes, to the extent that such provision in such Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees, the Note Security Documents or the Notes, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of its date, to provide for the discharge of a Guarantor in accordance with the terms of the Indenture, to release any Security pursuant to the terms of Section 11.9 of the Indenture and the Note Security Documents; or to enter into any intercreditor agreement with the holder of any other Indebtedness permitted to be incurred under the Indenture; provided that no such intercreditor agreement shall provide that the Notes or any Guarantee are subordinated to any such Indebtedness or subject to any payment blockage or enforcement standstill or that any Lien securing the Notes or the Guarantees ranks behind any Lien securing such Indebtedness.

(18) Restrictive Covenants. The Indenture imposes certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, make certain distributions and Restricted Payments, create certain Liens, enter into certain transactions with Affiliates and third parties, make certain Asset Sales, and consummate certain mergers and consolidations or sales of all or substantially all assets. The limitations are subject to a number of important qualifications and exceptions specified in the Indenture. The Company must annually report to the Trustee on compliance with such limitations.

(19) Successors. When a successor assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms of the Indenture, the predecessor will be released from those obligations.

(20) Defaults and Remedies. If an Event of Default (other than an Event of Default specified in clause (10) of Section 6.1 of the Indenture) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare all the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default in payment of principal of, premium, if any, or interest on any Note) if and so long as the Trustee in good faith determines that withholding such notice is in the best interest of the Holders.

(21) Trustee Dealings with the Company. The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

(22) No Recourse Against Others. No director, officer, employee, incorporator or shareholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(23) Authentication. This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on this Note.

(24) Defined Terms. Unless otherwise defined herein, terms defined in the Indenture are used herein as defined therein.

(25) ISIN and Common Code Numbers. The Company will cause ISIN and Common Code numbers to be printed on the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

(26) Governing Law. The Indenture and the Notes, and the rights and duties of the parties hereunder and thereunder, shall be governed by, and construed in accordance with, the laws of the State of New York.

[In the case of Global Notes, insert:

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

The initial principal amount at maturity of this Note shall be €            . The following decreases/increases in the principal amount at maturity of this Note have been made:

Date of Decrease/ Increase	Decrease in Principal Amount at Maturity	Increase in Principal Amount at Maturity	Total Principal Amount at Maturity Following such Decrease/ Increase	Notation Made by or on Behalf of Trustee

]

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.12 (Asset Sales) and 4.16 (Change of Control) of the Indenture, check the appropriate box below:

☐	☐
Section 4.12	Section 4.16

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.12 (Asset Sales) or 4.16 (Change of Control) of the Indenture, state the amount you elect to have purchased:

€

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

ASSIGNMENT FORM

To assign this Note fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Company.

The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

The Bank of New York

One Canada Square

London E14 5AL

Central European Distribution Corporation

Carey Agri International-Poland Sp. z o.o.

Two Bala Plaza

Suite 300

Bala Cynwyd, PA 19004

Re: Senior Secured Notes due 2012 of Central European Distribution Corporation

Reference is hereby made to the Indenture, dated as of July 25, 2005 (the “Indenture”), among Central European Distribution Corporation (the “Company”), the Initial Guarantors and The Bank of New York as Trustee Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of €             in such Note[s] or interests (the “Transfer”), to                                          (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.	☐ Check if Transfer is Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable securities laws of any other jurisdiction. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the 144A Legend printed on the 144A Global Note and/or the 144A Definitive Note and in the Indenture and the U.S. Securities Act.

2.

☐ Check if Transfer is pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or 904 under the U.S. Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (A) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (B) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States; (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(a) or 904(b), as applicable, of Regulation S under the U.S. Securities Act; and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Book Entry Interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Reg S Legend and in the Indenture and the U.S. Securities Act.

3.	☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the U.S. Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable securities laws of any other jurisdiction; (ii) the Transferor is not (and during the three months preceding the Transfer was not) an Affiliate of the Issuer or any Subsidiary Guarantor; (iii) at least two years have elapsed since such Transferor (or any previous transferor of such Book Entry Interest or Definitive Note that was not an Affiliate of the Issuer or any Guarantor) acquired such Book Entry Interest or Definitive Note from the Issuer or any Subsidiary Guarantor or an Affiliate of the Issuer or any Subsidiary Guarantor, and (iv) the restrictions on transfer contained in the Indenture and the 144A Legend are not required in order to maintain compliance with the U.S. Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Book Entry Interest or 144A Definitive Note will no longer be subject to the restrictions on transfer enumerated in the 144A Legend printed on the 144A Global Notes and/or the 144A Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and the Trustee.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

4.	The Transferor owns and proposes to transfer the following:

[CHECK ONE]

☐ a Book Entry Interest held through Euroclear Account No.                      or Clearstream Account No.                     , in the:

(i)	☐ 144A Global Note (ISIN XS0224445733), or

(ii)	☐ Reg S Global Note (ISIN XS0224445576), or

☐	a 144A Definitive Note.

☐	a Reg S Definitive Note.

5.	After the Transfer the Transferee will hold:

[CHECK ONE]

☐ a Book Entry Interest through Euroclear Account No.                      or Clearstream Account No.                      in the:

(iii)	☐ 144A Global Note (ISIN XS0224445733), or

(iv)	☐ Reg S Global Note (ISIN XS0224445576), or

☐	a 144A Definitive Note; or

☐	a Reg S Definitive Note; or

☐	an Unrestricted Definitive Note.

EXHIBIT C

FORM OF SHARE PLEDGES

[Form of Share Pledge to Be Used Over Bearer Shares

in a Joint Stock Company (“S.A.”)]

THIS AGREEMENT (to create a registered pledge and other security interests over shares of Przedsiebiorstwo Dystrybucji Alkoholi “Agis” S.A.) (“this Agreement”, which expression includes all attached schedules) is made on [    ] 2005

BETWEEN:

(1)	CAREY AGRI INTERNATIONAL-POLAND SP. Z O.O. with its seat at ul. Bokserska 66 A, 02-690 Warszawa, Poland incorporated under laws of Poland and recorded under number 0000051098 in the National Court Register, maintained by the District Court for the city of Warsaw, XX Commercial Division of the National Court Register, REGON 002160096, (“Pledgor”) represented by [ ];

and

(2)	ING BANK N.V. LONDON BRANCH, a banking corporation (naamloze vennootschap) duly incorporated under the laws of The Netherlands, with registered address at Amstelveenseweg 500, 1081 KL, Amsterdam, The Netherlands, registration no. 33031431, acting through its London Branch, with office address at 60 London Wall, London EC2M 5TQ, United Kingdom and registered in the United Kingdom under number FC010062 (“Pledgee”), represented by [ ], attorney-in-fact.

INTRODUCTION:

(A)	On [ ] 2005, the Debtor[1] (as defined below) has issued high yield bonds (“High Yield Bonds”) in the United States of America.

(B)	In connection with the High Yield Bonds, on [ ] 2005, the Debtor and the Pledgee entered into an indenture agreement (“Indenture”) governed by the laws of the State of New York.

(C)	Pursuant to Clause 11.13 (Creation of Parallel Debt) of the Indenture, the Debtor has a pecuniary obligation constituting one single obligation under the laws of the State of New York, towards the Pledgee.

(D)	The Debtor and the Pledgee have agreed that a subsidiary of the Debtor, the Pledgor, will establish a registered pledge over the shares of the Company (as defined below) in order to secure the Pledgee’s claim towards the Debtor arising under Clause 11.13 (Creation of Parallel Debt) of the Indenture.

[1]	To be amended into “the Pledgor” if CEDC becomes a pledgor. The same applies to the remaining points of the preamble.

THE PARTIES AGREE as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

1.1.1	“Articles of Association” means the articles of association (statut) of the Company as amended from time to time.

1.1.2	“Business Day” means a day (other than Saturday, Sunday and other statutory holidays in Poland) on which banks are open for business in Warsaw and London for the transaction of non-automated business.

1.1.3	“CCC” means the Commercial Companies Code of 15 September 2000 (Dz.U. No. 94, item 1037 as amended).

1.1.4	“Civil Code” means the Civil Code of 23 April 1964 (Dz.U. No. 16 item 93 as amended).

1.1.5	“Company” means Przedsiebiorstwo Dystrybucji Alkoholi “Agis” S.A. with its seat at ul. Polna 52, 87-100 Torun, Poland, recorded under number 0000103408 in the National Court Register, maintained by the District Court in Torun, VII Commercial Division of the National Court Register, REGON 008474275.

1.1.6	“Debtor” means Central European Distribution Corporation Inc. with its seat at 2 Bala Plaza, Suite 300, Bala Cynwyd PA 19004 USA.[2]

1.1.7	“Depositary” means [ING Bank Slaski S.A.] with its seat at [Sokolska 34], [40-086] Katowice, Poland, recorded under number [ ] in the National Court Register, maintained by the District Court in Katowice, [ ] Commercial Division of the National Court Register, REGON [ ].

1.1.8	“Distributions” means the shareholders’ rights to all future dividends and other future distributions (including, but not limited to, the proceeds of redemptions or liquidation) in respect of the Shares for the financial years of the Company ended 2005 and for each financial year of the Company until and including 2014.

1.1.9	“Enforcement Notice” means a notice substantially in the form of Schedule 2.

1.1.10	“Event of Default” means any of the events described as such in the Indenture.

1.1.11	“Financial Pledge” is defined in Clause 3 (Financial Pledge).

1.1.12	“National Court Register” or “NCR” means a register of commercial entities kept by the relevant district court (Sad Rejonowy), as determined in the Act on the National Court Register of 20 August 1997 (Dz.U. No. 121, item 769, as amended).

[2]	To be deleted if CEDC is a pledgor.

1.1.13	“New Financial Pledge” is defined in Clause 6.4 (New Pledges over New Shares and Transferred Shares).

1.1.14	“New Shares” means any shares of the Company issued after the date of this Agreement.

1.1.15	“New Registered Pledge” is defined in Clause 6.4 (New Pledges over New Shares and Transferred Shares).

1.1.16	“Power of Attorney for New Pledges” is defined in Clause 6.5 (Power of Attorney for New Pledges).

1.1.17	“Register” means the register of pledges held by the relevant district court (Sad Rejonowy), as determined under the Registered Pledge Law.

1.1.18	“Registered Pledge” is defined in Clause 2.1 (Establishment of Registered Pledge).

1.1.19	“Registered Pledge Law” means the Law of 6 December 1996 on the Registered Pledge and Pledge Register (Dz. U. No. 149 item 703 as amended) and all applicable rules and regulations in relation thereto from time to time.

1.1.20	“Secured Claim” means the pecuniary claim of the Pledgee towards the Debtor[3] under clause 11.13 (Creation of Parallel Debt) of the Indenture.

1.1.21	“Security Period” means the period from the date of this Agreement to the earlier of the date: (i) on which the Registered Pledge and other security interests created under this Agreement expire by satisfaction of the Secured Claim or by operation of the Registered Pledge Law and the Civil Code, or (ii) on which the Pledgee releases the Registered Pledge and other security interests created under this Agreement in accordance with the Registered Pledge Law and the Civil Code.

1.1.22	“Shares” means [15,000] (in words: fifteen thousand) bearer shares of the Company, series [ ], each of a nominal value of 100 (in words: one hundred) PLN and which represent [60] (in words: sixty) percent of the share capital of the Company at the date of this Agreement.

1.1.23	“Transferred Shares” means any shares of the Company existing as at the date of this Agreement, but not owned by the Pledgor, that the Pledgor may acquire in any manner after the date of this Agreement.

1.1.24	“Voting Rights” means the right to exercise (personally or by proxy) the voting rights and any other corporate rights under Polish law or under the Articles of Association attached to the Shares or any of the Shares, whether at a meeting of the shareholders of the Company or otherwise.

1.1.25	“Voting Rights Power of Attorney” is defined in Clause 7.2 (Voting Rights Power of Attorney).

[3]	To be amended into “the Pledgor” if CEDC is a pledgor.

1.2	Interpretation

In this Agreement:

1.2.1	Unless defined in this Agreement, a term defined in the Indenture has the same meaning when used in this Agreement.

1.2.2	The rules of interpretation in the Indenture apply to this Agreement.

1.2.3	A reference in this Agreement to any law or regulation includes a reference to that law or regulation as modified or re-enacted or both from time to time.

1.2.4	Unless otherwise stated, “Clause” is a reference to a clause or sub-clause of this Agreement and “Schedule” is a reference to a schedule attached to this Agreement.

1.2.5	The headings, sub-headings and underlined captions at the beginning of some Clauses are for ease of reference only and are not intended to affect the interpretation of this Agreement.

2.	REGISTERED PLEDGE

2.1	Establishment of Registered Pledge

The Pledgor hereby establishes in favour of the Pledgee a pledge over the Shares to be registered under the Registered Pledge Law (“Registered Pledge”) in order to secure the Secured Claim. The Pledgee accepts the establishment of the Registered Pledge.

2.2	Maximum Amount of Security

As the amount of the Secured Claim is not yet determined, the Registered Pledge is being established to secure a maximum amount of 455,000,000 Euro (in words: for hundred fifty five million Euro).

2.3	Registration

The Pledgor must act diligently in registering the Registered Pledge in the Register and, in particular:

2.3.1	the Pledgor must submit an application for the registration of the Registered Pledge (“Application”) (at its expense) to the relevant court within 2 Business Days of the date hereof;

2.3.2	the Pledgor must submit to the Pledgee a fax copy of the Application with a court stamp confirming the day of filing of the Application with the relevant court or a confirmation that the Application was sent to the court by registered mail with a return receipt, and evidence of payment of all applicable court fees; and

2.3.3	[the Pledgor must appoint an attorney in Poland to file the Application in its name and on its behalf and to receive any process writs connected with the registration proceedings.][4]

3.	FINANCIAL PLEDGE

In order to secure payment of the Secured Claim, the Pledgor hereby establishes in favour of the Pledgee the financial pledge over the Shares up to the maximum secured amount of 455,000,000 EUR in accordance with the relevant provisions of the Specific Financial Collateral Law (“Financial Pledge”). The Financial Pledge shall expire and be released on 31 December 2014, however the Financial Pledge shall automatically expire when the decision on entry of the Registered Pledge to the Register becomes final and binding.

The Financial Pledge will become effective upon the delivery of the Shares to the Pledgee. The delivery of the Shares to the Pledgee shall be made through a notification of the establishment of the Financial Pledge substantially in the form of Schedule 6 to the Depositary.

4.	DEPOSIT

During the Security Period the Shares will be kept in deposit by the Depositary, who shall act as a depositary of the Shares for the benefit of the Pledgee.

5.	DISTRIBUTIONS

Notwithstanding the provisions of Article 319 of the Civil Code, the Pledgor continues to be entitled to receive all Distributions, unless the Pledgee delivers a notice to the contrary to the Pledgor and the Company. The Pledgee agrees to refrain from exercising its rights to collect the Distributions and agrees to instruct the Company to pay Distributions to the Pledgee only if an Event of Default has occurred. At the reasonable request of the Pledgor, the Pledgee will confirm to the Pledgor that the Pledgor is allowed to receive and dispose of specific proceeds received in respect of the Distributions.

6.	NEW SHARES AND TRANSFERRED SHARES

6.1	Pledgor’s Undertaking to Take Up New Shares

The Pledgor undertakes to take up any New Shares that allows the Pledgor to preserve, during the whole Security Period, its percentage in the share capital of the Company being not less than [60] %[5].

6.2	Notices of Issue and Registration of New Shares

The Pledgor must notify (or ensure that the Company notifies) the Pledgee of (i) the filing of an application by the Company to register New Shares in the NCR within 3 Business Days thereof and (ii) the registration of New Shares in the NCR within 2 Business Days following receipt by the Company of the court’s registration decision.

[4]	This provision applies if CEDC becomes a pledgor. In case of Care Agri being a pledgor please delete.
[5]	Please insert the existing percentage of shares held by a relevant pledgor in a relevant company.

6.3	Notice of Acquisition of Transferred Shares

The Pledgor must notify the Pledgee within 2 Business Days of acquiring any Transferred Shares. The provisions of Clause 6.4 (New Pledges over New Shares and Transferred Shares) do not apply to those Transferred Shares which are already subject to another pledge in favour of the Pledgee and the Pledgee has received all corporate consents, certificates, evidence of registrations and opinions which it is entitled to receive under that other pledge.

6.4	New Pledges over New Shares and Transferred Shares

If the Pledgor acquires any New Shares or Transferred Shares after the date of this Agreement and during the Security Period, the Pledgor must establish a registered pledge (“New Registered Pledge”) and a financial pledge (“New Financial Pledge”) over the New Shares or the Transferred Shares, as the case may be, on substantially the same terms and conditions as provided in this Agreement (amended as necessary), within (i) 7 Business Days after receipt by the Pledgor of a court decision to register the New Shares in the National Court Register or within 7 Business Days after acquisition of the New Shares in other ways, or (ii) within 7 Business Days after the date on which the Pledgor acquires the Transferred Shares.

6.5	Power of Attorney for New Pledges

At the date of execution of this Agreement, the Pledgor must grant to the Pledgee a power of attorney substantially in a form set out in Schedule 3 for the purpose of establishing the New Registered Pledge and the New Financial Pledge (“Power of Attorney for New Pledges”). The Pledgee is authorized to use the Power of Attorney for New Pledges if the Pledgor fails to perform its obligations under Clauses 6.2 (Notices of Issue and Registration of New Shares), 6.3 (Notice of Acquisition of Transferred Shares) and 6.4 (New Pledges over New Shares and Transferred Shares). The Power of Attorney for New Pledges is irrevocable during the Security Period and must be executed by the Pledgor in the English and Polish languages. The Power of Attorney for New Pledges expires upon the termination of the Registered Pledge.

7.	SHAREHOLDERS MEETINGS AND VOTING RIGHTS

7.1	Shareholders Meetings and Records

The Pledgor must ensure that the Pledgee:

7.1.1	Notice of Shareholders Meetings: receives a copy of each notice (and the corresponding agenda) convening a meeting of shareholders of the Company at least 7 Business Days prior to the date of the meeting;

7.1.2	Attendance at Shareholders Meetings: is allowed entry (as an observer) to each meeting of shareholders of the Company; and

7.1.3	Inspection of Minutes and Share Register: is allowed at any time on reasonable notice to inspect (i) the minutes of any meeting of shareholders of the Company and (ii) the share register of the Company.

7.2	Voting Rights Power of Attorney

On the date of this Agreement, the Pledgor must grant to the Pledgee a power of attorney in the form set out in Schedule 4 (“Voting Rights Power of Attorney”). The Voting Rights Power of Attorney is irrevocable during the Security Period and expires with the expiry of the Security Period. It must be executed by the Pledgor in English and in Polish.

7.3	Exercise of Voting Rights by the Pledgor

During the Security Period, the Pledgor shall continue to be entitled to exercise the Voting Rights until the occurrence of an Event of Default. The Pledgor must not exercise the Voting Rights in a way that would (i) impair the value of the Shares or (ii) result in breach of any provision of the Indenture or (iii) prejudice the Registered Pledge or the Financial Pledge or (iv) interfere with the rights of the Pledgee under Clause 7.4 (Exercise of Voting Rights by Pledgee).

7.4	Exercise of Voting Rights by Pledgee

The Pledgee is entitled to exercise its rights under the Voting Rights Power of Attorney in any manner necessary for satisfaction of all or any part of the Secured Claim if an Event of Default has occurred and if the Pledgee delivers a notice to the Pledgor and the Company substantially in the form of Schedule 5.

8.	PLEDGOR’S REPRESENTATIONS AND UNDERTAKINGS

8.1	Pledgor’s Representations

In addition to the representations and warranties given in the Indenture, the Pledgor represents and warrants to the Pledgee that:

8.1.1	Status and Ownership of Shares: the Shares are fully paid and the Pledgor owns the Shares free and clear of any rights of third parties and security interests, except those created by this Agreement; the Shares represent all of the shares of the Company owned by the Pledgor at the date of this Agreement;

8.1.2	Authorisation: the Pledgor has taken all necessary actions (corporate or otherwise) and has all necessary consents and authorisations to enter into this Agreement and the Power of Attorney for New Pledges and the Voting Rights Power of Attorney;

8.1.3	Validity: this Agreement and the Power of Attorney for New Pledges and the Voting Rights Power of Attorney constitute legal, valid and binding obligations of the Pledgor under Polish law;

8.1.4	Performance of this Agreement: the Pledgor has and will continue to have the necessary power and all necessary authorisations to enable it to perform its obligations under this Agreement; and

8.1.5	Validity and Ranking of Registered Pledge: upon registration, the Registered Pledge will constitute a valid first-ranking registered pledge under the Registered Pledge Law in favour of the Pledgee subject only to the Financial Pledge.

8.2	Pledgor’s Undertakings

The Pledgor undertakes to the Pledgee that, subject to any agreement with or consent or direction from the Pledgee to the contrary:

8.2.1	No Changes to Articles of Association: it shall not make or permit any changes to the Articles of Association that would be inconsistent with the provisions of this Agreement or the Power of Attorney for New Pledges or the Voting Rights Power of Attorney;

8.2.2	No Dealings with Shares: it shall not sell, assign or otherwise dispose of or encumber any of the Shares other than as permitted by (or in accordance with a waiver granted) under this Agreement or the Indenture. This restriction shall apply only when the registration of the Registered Pledge in the Register is completed;

8.2.3	Distributions following the occurrence of an Event of Default: if an Event of Default occurs, the Pledgor must obey the instructions of the Pledgee in relation to Distributions and refrain from demanding or accepting any Distributions and, on the day of receipt of an Enforcement Notice or the Pledgee’s notice under Clause 5 (Distributions), direct the Company to pay all Distributions to the Pledgee;

8.2.4	Notification of Enforcement: the Pledgor must notify (and ensure that the Company notifies) the Pledgee forthwith upon becoming aware that (i) any action is taken or planned to be taken by any party with a view to instigating execution proceedings directed against the Shares, or (ii) execution proceedings directed against the Shares have been instigated;

8.2.5	Co-operation with Enforcement: at the reasonable request of the Pledgee, the Pledgor must co-operate with the Pledgee in connection with any filings, consents or approvals of governmental authorities to be made or obtained in connection with the enforcement of the security interests created under this Agreement; and

8.2.6	Reimbursement of Enforcement Expenses: the Pledgor must reimburse the Pledgee all expenses incurred by the Pledgee in a reasonable way in connection with the enforcement of the security created by this Agreement, (including legal and court fees) whether or not those expenses are secured by the Registered Pledge under Article 314 of the Polish Civil Code.

8.3	Waiver of Preemption Right

The Pledgor hereby waives any right of preemption to any shares in the Company that it may have under the Articles of Association or the provisions of the CCC or otherwise.

9.	ENFORCEMENT OF REGISTERED PLEDGE

9.1	Procedure and Methods

If an Event of Default occurs and the Secured Claim (or any part of the Secured Claim) is payable, the Pledgee may (at its discretion) deliver an Enforcement Notice to the Pledgor. The Pledgee may enforce its rights under this Agreement 7 days after delivery of the Enforcement Notice or at any time thereafter by any of the following methods (at its discretion) in order to satisfy the Secured Claim:

9.1.1	Seizure: taking title to the Shares in accordance with Article 22 point 1 of the Registered Pledge Law (subject to obtaining all required regulatory consents or notifications, if any), the value of the Shares for that purpose being [100][6] PLN for one Share (in words: [one hundred zloty]);

9.1.2	Sale: selling the Shares by public tender conducted by a notary or a court bailiff in accordance with article 24 of the Registered Pledge Law, within 14 days of the Pledgee’s application for the sale; or

9.1.3	Court Enforcement: instituting court enforcement proceedings in accordance with the provisions of the Civil Procedure Code.

9.2	Expenses of Sale

If, by virtue of Article 314 of the Polish Civil Code, any of expenses of selling the Shares are not secured by the Registered Pledge, the Pledgee is entitled to deduct these expenses either from (i) Distributions or (ii) a surplus of the kind referred to in Clause 9.3 (Application of Funds).

9.3	Application of Funds

The value of the Shares set out in Clause 9.1.1 (Seizure) or the net proceeds of sale of the Shares, as the case may be, must be applied towards satisfaction of the Secured Claim in the manner specified in the Indenture. If the value of the Shares or, as the case may be, the net proceeds of sale of the Shares exceed the amount of the Secured Claim, the surplus must be paid to the Pledgor within 14 Days of the Pledgee receiving those net proceeds.

9.4	Settlement in Foreign Currency

For the purpose of Article 28 of the Registered Pledge Law, the Secured Claim of the Pledgee, which is a foreign bank, must be satisfied by the Pledgor in the relevant foreign currency in which the respective portion of the Secured Claim is denominated on its due date.

[6]	Please insert a nominal value of pledged Shares.

10.	ENFORCEMENT OF FINANCIAL PLEDGE

The Pledgee shall have the right to enforce the Financial Pledge established under this Agreement immediately upon the occurrence of an Event of Default. If an Event of Default occurs, the Pledgee may (at its discretion) deliver an Enforcement Notice to the Pledgor in its absolute discretion and without prejudice to the other Pledgee’s rights and enforcement methods available under the Specific Financial Collateral Law, it can enforce the Financial Pledge by the seizure of title to the Shares by the Pledgee pursuant to article 10 of the Specific Financial Collateral Law, at the value per one share as set out in Clause 9.1.1. (Seizure), Clause 9.2 (Expenses of Sale) and Clause 9.3 (Application of Funds) apply to the enforcement of the Financial Pledge.

11.	POWER OF ATTORNEY FOR ENFORCEMENT

11.1	Grant of the Power of Attorney

The Pledgor, by way of security, hereby irrevocably appoints the Pledgee as its attorney (with full power of substitution) with effect from delivery of an Enforcement Notice for the purpose of taking any action that the Pledgor is obliged to take under this Agreement or the Indenture. The Pledgor undertakes to ratify and confirm any action that the Pledgee or its substitutes take under the appointment in this Clause 11.1.

11.2	Confirmation of the Power of Attorney

The Pledgor must produce and execute at the request of the Pledgee all documents necessary to evidence or confirm the grant of the power of attorney under Clause 11.1 (Grant of the Power of Attorney) including, but not limited to, re-execution of that power of attorney in notarial form.

12.	SCOPE AND DURATION OF SECURITY

12.1	Scope of Security

Each of the security interests created hereunder is a continuing security and extends to the ultimate balance of the Secured Claim and remains in force notwithstanding any intermediate payment or increase, amendment or novation of the Secured Claim or any transfer by the Pledgee of any of its rights and claims under the Indenture to any third party.

12.2	Limit on Liability of Pledgee

The Pledgee shall not be liable by reason of (i) taking any action permitted by this Agreement or failing to take any action permitted but not required under this Agreement or (ii) the enforcement of any part of the security over the Shares, except in the case of wilful default upon its part.

12.3	Expiry of Security

Following the expiry of the Security Period, at the request and expense of the Pledgor, the Pledgee must without delay:

12.3.1	apply to remove the Registered Pledge from the Register;

12.3.2	if requested by the Pledgor, deliver to the Pledgor a written statement certifying that the Secured Claim has been discharged in full and this Agreement has expired; and

12.3.3	produce any other document necessary to evidence the expiry of this Agreement in the form reasonably requested by the Pledgor.

12.4	Ineffective Performance

The Pledgee is not obliged to release the Shares from the security established by this Agreement if the satisfaction of the Secured Claim could reasonably be considered as ineffective or invalid under the Polish Bankruptcy and Rehabilitation Law of 28th February, 2003 (as amended) or under the Polish Civil Code.

13.	FURTHER ASSURANCES

The Pledgor must (at its own expense) promptly sign any document and do any act that the Pledgee reasonably requests from time to time in order to perfect the security granted or intended to be granted by this Agreement and to enable the Pledgee to obtain the full benefit of that security.

14.	COSTS AND EXPENSES

The Pledgor must, on the demand of the Pledgee, reimburse the Pledgee all costs and expenses in accordance with the provisions of the Indenture.

15.	NOTICES

15.1	Written Form Requirement and Addresses

All communications under or in connection with this Agreement must be in writing. The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement to which any communication or document is to be delivered under or in connection with this Agreement are as follows:

15.1.1	in the case of the Pledgor:

CAREY AGRI INTERNATIONAL - POLAND SP. Z O.O.

Address:	ul. Bokserska 66 A
02-690 Warszawa
Poland
Tel:	[ ]
Fax:	[ ]
Attention of:	[ ]

Or, in case of legal proceedings, in accordance with Clause 18.3 (Pledgor’s Polish Process Agent), Clause 18.4 (Change of Process Agent) and Clause 18.5 (Alternative Service of Process);

15.1.2	in the case of the Pledgee:

ING Bank N.V., London Branch

Address:	60 London Wall
London EC2M 5TQ
United Kingdom
Tel:	[ ]
Fax:	[ ]
Attention of:	[ ]

15.1.3	in the case of the Company:

Przedsiebiorstwo Dystrybucji Alkoholi “Agis” S.A.

Address:	ul. Polna 52
87-100 Torun
Poland
Fax:	[ ]
Attention of:	[ ]

or any substitute address, fax number or department or officer as such party may notify to the Pledgee or to the Pledgor with no less than five Business Days’ notice.

15.2	Delivery Rules

Any communication or document made or delivered by one party to another in connection with this Agreement will only be effective (i) if by fax, when received in legible form; or (ii) if by letter, when it is delivered to the address of the party and, in the case of a letter sent by post, five days after being deposited at a post office in a postage prepaid envelope addressed to the party. If a particular department or officer is specified as part of a party’s address details, the communication must be addressed to that department or officer.

15.3	Language Requirements

Each communication and document delivered by one party to another in connection with this Agreement must be in English or Polish accompanied by an English translation certified as a true and accurate translation by an officer of the party delivering it.

16.	ASSIGNMENT

The Pledgor is not entitled to assign or transfer any of its rights, benefits and obligations under this Agreement.

17.	GOVERNING LAW

The laws of Poland govern this Agreement.

18.	JURISDICTION

18.1	Polish Courts

The courts of Poland have jurisdiction to settle any dispute (“Dispute”) arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

18.2	Alternative Jurisdictions

This Clause 18.2 is for the benefit of the Pledgee only. Notwithstanding Clause 18.1 (Polish Courts), the Pledgee may to the extent allowed by law issue proceedings relating to a Dispute (“Proceedings”) in any other court in any other jurisdiction. The Pledgee may not take concurrent Proceedings in more than one jurisdiction.

18.3	[Pledgor’s Polish Process Agent

The Pledgor agrees that the documents which start any Proceedings and any other documents required to be served in relation to any Proceedings may be served on it, at the discretion of the Pledgee, either at the address mentioned in Clause 15.1.1 or care of

[ ] (“Process Agent”)

Address:	[ ]
Fax: [ ]

18.4	Change of Process Agent

If the appointment of the Process Agent ceases to be effective, the Pledgor must immediately appoint another person in Poland to accept service of process on its behalf in Poland. If the Pledgor fails to do so (and the failure continues for 10 Business Days or more), the Pledgee may exercise the power of attorney granted in Clause 11 (Power of Attorney for Enforcement) and appoint another suitable person on behalf of the Pledgor.

18.5	Alternative Service of Process

Nothing in this Clause 18 restricts the right to serve process in any other manner allowed by law. This Clause 18.5 applies to Proceedings in Poland and to Proceedings elsewhere.][7]

19.	SUSPENSION OF SUBROGATION

The Pledgor will not use its right of subrogation that might arise if the Pledgee enforces its security under this Agreement until the full and unconditional repayment of the Secured Claim. The Pledgor must immediately pay or transfer to the Pledgee any payment or distribution it receives by virtue of any subrogation, unless the Secured Claim is unconditionally repaid in full.

[7]	To be deleted if Carey Agri and not CEDC is a pledgor.

20.	LANGUAGE, AMENDMENTS AND COUNTERPARTS

20.1	Language of this Agreement

This Agreement is executed in English language and Polish language versions. Both language versions may be used for interpretation but, if there is any discrepancy between the English and Polish versions, the Polish language version is binding.

20.2	Amendments

All amendments to this Agreement are null and void unless approved by the parties in writing with a date certified by the notary.

20.3	Counterparts

This Agreement is executed in 4 counterparts in Polish and 2 counterparts in English, one of each language version for each party, one Polish version for registration of the Registered Pledge in the Register and one Polish version to be sent to the Company with a notice substantially in the form of Schedule 1.

SIGNATURES

The Pledgor:

By:	[ ]

Name:	[ ]
Title:	[ ]

The Pledgee:

By:	[ ]

Name:	[ ]
Title:	[ ]

SCHEDULE 1

NOTICE TO THE COMPANY OF ASSIGNMENT OF RIGHTS TO DISTRIBUTIONS

To:	[ ] “Company”

From:	[ ] “Pledgor”

Copy to:	[ ] “Pledgee”

Date:	[ ]

Subject:	Establishment of an financial pledge and, subject to registration, establishment of a registered pledge over shares of the Company under an agreement between the Pledgee and the Pledgor dated [ ] (“Agreement”).

Attachment:	We attach a signed copy of the Agreement. (Expressions defined in the Agreement have the same meaning when used in this notice).

Dear Sirs,

We hereby give you notice that, under the Agreement, we have pledged the Shares by way of a Financial Pledge and, subject to registration, a Registered Pledge. Upon registration in the Register, the Registered Pledge over the Shares will be perfected.

We also inform you that we have assigned all our rights to all future dividends and other future distributions (including, but not limited to, the proceeds of redemptions or liquidation) in respect of the Shares (“Distributions”) for the financial year ended 2005 and for each financial year until and including 2014. But we remain entitled to receive all Distributions, unless the Pledgee delivers an Enforcement Notice to you.

We have granted an irrevocable power of attorney to the Pledgee (“Voting Rights Power of Attorney”) to exercise all rights that we have as a shareholder in your company, including the Voting Rights. The Pledgee is authorised to use the Voting Rights Power of Attorney if any Event of Default occurs and upon delivery to you of a notice to that effect.

This notice is governed by Polish law.

For and on behalf of:

[    ]

SCHEDULE 2

ENFORCEMENT NOTICE

/to be executed on the Pledgee’s paper/

To:	[ ] “Pledgor”

And to:	[ ] “Company”

From:	[ ] “Pledgee”

Copy to:	[ ] “Depositary”

Date:	[ ]

Subject:	Enforcement of the rights of the Pledgee under an agreement between the Pledgee and the Pledgor dated [ ] (“Agreement”). (Expressions defined in the Agreement have the same meaning when used in this notice).

Dear Sirs,

In accordance with Clause 5 (Distributions) and Clause 9 (Enforcement of Registered Pledge)/Clause 10 (Enforcement of Financial Pledge) of the Agreement, we give you notice that an Event of Default has occurred and we intend to enforce our rights under the Agreement [7 days after delivery of this notice to you / immediately]. As from the date of this notice, all Distributions are payable to us.

This notice is governed by Polish law.

For and on behalf of:

[    ]

SCHEDULE 3

FORM OF POWER OF ATTORNEY FOR NEW PLEDGES

POWER OF ATTORNEY

THIS POWER OF ATTORNEY is granted on [    ] by CAREY AGRI INTERNATIONAL - POLAND SP. Z O.O. with its seat at ul. Bokserska 66 A, 02-690 Warszawa, Poland incorporated under laws of Poland and recorded under number 0000051098 in the National Court Register, maintained by the District Court for the city of Warsaw, XX Commercial Division of the National Court Register, REGON 002160096, (“Pledgor”), a shareholder of Przedsiébiorstwo Dystrybucji Alkoholi “Agis” S.A. with its seat at ul. Polna 52, 87-100 Torun, Poland, recorded under number 0000103408 in the National Court Register, maintained by the District Court in Torun, VII Commercial Division of the National Court Register, REGON 008474275, (“Company”) to ING Bank N.V., London, a banking corporation (naamloze vennootschap) duly incorporated under the laws of The Netherlands, with registered address at Amstelveenseweg 500, 1081 KL, Amsterdam, The Netherlands, registration no. 33031431, acting through its London Branch, with office address at 60 London Wall, London EC2M 5TQ, United Kingdom and registered in the United Kingdom under number FC010062 (“Pledgee”).

This Power of Attorney is granted pursuant to an agreement between the Pledgor and the Pledgee dated [    ] (“Agreement”). Expressions defined in the Agreement have same meaning when used in this Power of Attorney.

1.	The Pledgor hereby grants to the Pledgee this irrevocable Power of Attorney with full power of substitution to establish, in favour of the Pledgee, a New Registered Pledge and a New Financial Pledge and a new assignment of Distributions relating to the New Shares or the Transferred Shares. The Pledgee is authorised to use this Power of Attorney only if the Pledgor fails to perform its obligations under Clause 6 of the Agreement.

2.	The Pledgee may appoint qualified attorneys to institute and conduct registration proceedings on behalf of Pledgor on the basis of this Power of Attorney.

3.	Pledgee shall be irrevocably authorized to enter with itself, on behalf of the Pledgor, into an agreement creating security interests referred to in Section 1 above, on substantially the same terms and conditions as provided in the Agreement.

4.	The Pledgor renounces its right to revoke this Power of Attorney without the written consent of the Pledgee. The Pledgor declares that its renunciation of the right of revocation is justified by the nature of the legal relationship created by Agreement, on which this Power of Attorney is based.

5.	This Power of Attorney expires upon expiry of the Security Period.

6.	This Power of Attorney is governed by Polish law.

7.	This power of attorney is executed in Polish and in English. If there is any discrepancy between the language versions, the English version shall prevail.

Signed by:

/signatures with date certified by a Notary/

SCHEDULE 4

FORM OF VOTING RIGHTS POWER OF ATTORNEY

POWER OF ATTORNEY

THIS POWER OF ATTORNEY is granted on [    ] by CAREY AGRI INTERNATIONAL - POLAND SP. Z O.O. with its seat at ul. Bokserska 66 A, 02-690 Warszawa, Poland incorporated under laws of Poland and recorded under number 0000051098 in the National Court Register, maintained by the District Court for the city of Warsaw, XX Commercial Division of the National Court Register, REGON 002160096, (“Pledgor”), a shareholder of Przedsiebiorstwo Dystrybucji Alkoholi “Agis” S.A. with its seat at ul. Polna 52, 87-100 Torun, Poland, recorded under number 0000103408 in the National Court Register, maintained by the District Court in Torun, VII Commercial Division of the National Court Register, REGON 008474275, (“Company”) to ING BANK N.V. LONDON BRANCH, a banking corporation (naamloze vennootschap) duly incorporated under the laws of The Netherlands, with registered address at Amstelveenseweg 500, 1081 KL, Amsterdam, The Netherlands, registration no. 33031431, acting through its London Branch, with office address at 60 London Wall, London EC2M 5TQ, United Kingdom and registered in the United Kingdom under number FC010062 (“Pledgee”).

This Power of Attorney is granted pursuant to an agreement for a registered pledge over shares of the Company between the Pledgor and the Pledgee dated [    ] (“Agreement”).

1.	The Pledgor hereby grants to the Pledgee this irrevocable Power of Attorney with full power of substitution to exercise (personally or by proxy, at a meeting of Shareholders or otherwise) at any time after the occurrence of an Event of Default (as defined in the Agreement) and delivery of a notice to the Pledgor and the Company substantially in the form of Schedule 6 of the Agreement, or abstain from exercising, the voting rights and any other corporate rights under Polish law or under the Articles of Association of the Company attached to all or any of the shares in the capital of the Company held by the Pledgor and subject to the security created by the Agreement as the Pledgee thinks fit, whether at a meeting of the shareholders of the Company or otherwise. In particular, but without limitation, the Pledgee has the following rights:

1.1	the right to demand that the management board of the Company convenes an extraordinary or ordinary general meeting of shareholders of the Company; and

1.2	the right to give any consent or authorisation that is required under Polish law from the Pledgor as a shareholder of the Company.

2.	The Pledgee shall not exercise these rights otherwise than within the scope necessary to protect, secure or endorse the Secured Claim (as defined in the Agreement).

3.	The Pledgor renounces its right to revoke this Power of Attorney without the written consent of the Pledgee. The Pledgor declares that its renunciation of the right of revocation is justified by the nature of the legal relationship created by the Agreement, on which this Power of Attorney is based.

4.	This Power of Attorney expires upon expiry of the Security Period.

5.	This Power of Attorney is governed by Polish law.

6.	This Power of Attorney is executed in Polish and in English. In if there is any discrepancy between the language versions, the English version is binding.

Signed by:

/signatures with date certified by Notary/

SCHEDULE 5

NOTICE TO THE COMPANY OF THE EXERCISE OF VOTING RIGHTS

To:	[ ] “Company”

From:	[ ] “Pledgee”

Copy to:	[ ] “Pledgor”; and

[ ] “Depositary”

Date:	[ ]

Subject:	Exercise of Voting Rights under an agreement between the Pledgee and the Pledgor dated [ ] (“Agreement”), a copy of which was delivered to you on or about [ ]. Expressions defined in the Agreement have the same meaning when used in this notice.

Dear Sirs,

We hereby give you notice that an Event of Default has occurred and from the date of this notice we intend to exercise the Voting Rights.

This notice is governed by Polish law.

For and on behalf of:

[    ]

SCHEDULE 6

NOTIFICATION TO THE DEPOSITARY

From:	(1) CAREY AGRI INTERNATIONAL - POLAND SP. Z O.O. with its seat at ul. Bokserska 66 A, 02-690 Warszawa, Poland, incorporated under the laws of Poland and recorded under number 0000051098 in the National Court Register kept by the District Court for the City of Warsaw, XX Commercial Division of the National Court Register, REGON 002160096, “Pledgor”

(2) ING Bank N.V., London, a banking corporation (naamloze vennootschap) duly incorporated under the laws of The Netherlands, with its registered address at Amstelveenseweg 500, 1081 KL, Amsterdam, The Netherlands, registration no. 33031431, acting through its London Branch, with its office address at 60 London Wall, London EC2M 5TQ, United Kingdom and registered in the United Kingdom under number FC010062, “Pledgee”

To:	[ING Bank Slaski S.A.] with its seat at ul. [Sokolska 34], [40-086] Katowice, Poland, recorded under number [ ] in the
National Court Register kept by the District Court in Katowice, [    ] Commercial Division of the National Court Register,
REGON [ ] “Depositary”

Copy to:	Przedsiebiorstwo Dystrybucji Alkoholi “Agis” S.A. with its seat at ul. Polna 52, 87-100 Torun, Poland, recorded under number 0000103408 in the National Court Register kept by the District Court in Torun, VII Commercial Division of the
National Court Register, REGON 008474275 “Company”

Date:	[ ]

Subject:	Notification to the Depositary concerning a deposit of shares of the Company pledged for the benefit of the Pledgee pursuant to a registered pledge agreement between the Pledgor and the Pledgee dated [ ] (“Agreement”).

Dear Sirs,

Pursuant to Clause 3 of the Agreement, we hereby deliver to you [15,000] (in words: fifteen thousand) shares of the Company each with a nominal value of 100 (in words: one hundred) PLN (“Shares”).

We irrevocably authorise you to keep the Shares in a deposit during the Security Period for the benefit of the Pledgee (“Deposit”). The Deposit may be lifted only with a prior written consent of the Pledgee.

You will be authorised to issue a deposit certificate for the Shares to the Pledgor unless you receive from the Pledgee a copy of the notice to the Company of the exercise of voting rights substantially in the form provided in Schedule 5 of the Agreement. Upon receipt of such notice, you will be authorised to issue a deposit certificate for the Shares to the Pledgee.

Upon receipt of a copy of an enforcement notice substantially in the form provided in Schedule 2 to the Agreement, you will be authorised to deliver the Shares to the Pledgee.

Further, we instruct you to provide written statements to the Pledgee at the address given in clause [17.1.2] of the Agreement about any movements of Shares in the Deposit including issuance of any depositary receipts, [no later than [2] Business Days after a relevant movement takes place]/[on a monthly basis]. [TO BE CONFIRMED BY THE PLEDGEE].

All costs and fees of the Depositary in connection with this Deposit shall be borne by the Pledgor.

Expressions defined in the Agreement have same meaning when used in this notification to the Depositary.

This notice is governed by Polish law.

For and on behalf of

CAREY AGRI INTERNATIONAL - POLAND SP. Z O.O.

For and on behalf of

ING Bank N.V.

Enclosures

A copy of the Agreement

[Form of Share Pledge to Be Used Over Shares in

a Limited Liability Company (“SP. Z O.O.”)]

THIS AGREEMENT (to create a registered pledge and other security interests over shares of Bols Sp. z o.o.) (“this Agreement”, which expression includes all attached schedules) is made on [    ] 2005.

BETWEEN:

(1)	BOTAPOL HOLDING B.V. with its seat at [ ], incorporated under laws of [ ] and registered in the Commercial Register under number [ ], (“Pledgor”), represented by [ ], attorney-in-fact

and

(2)	ING BANK N.V., LONDON BRANCH, a banking corporation (naamloze vennootschap) duly incorporated under the laws of The Netherlands, with registered address at Amstelveenseweg 500, 1081 KL, Amsterdam, The Netherlands, registration no. 33031431, acting through its London Branch, with office address at 60 London Wall, London EC2M 5TQ, United Kingdom and registered in the United Kingdom under number FC010062 (“Pledgee”), represented by [ ], attorney-in-fact.

INTRODUCTION:

(A)	On [ ] 2005, the Debtor[1] (as defined below) has issued high yield bonds (“High Yield Bonds”) in the United States of America.

(B)	In connection with the High Yield Bonds, on [ ] 2005, the Debtor and the Pledgee entered into an indenture agreement (“Indenture”) governed by the laws of the State of New York.

(C)	Pursuant to Clause 11.13 (Creation of Parallel Debt) of the Indenture, the Debtor has a pecuniary obligation constituting one single obligation under the laws of the State of New York, towards the Pledgee.

(D)	The Debtor and the Pledgee have agreed that a subsidiary of the Debtor, the Pledgor, will establish a registered pledge over the shares of the Company (as defined below) in order to secure the Pledgee’s claim towards the Debtor arising under Clause 11.13 (Creation of Parallel Debt) of the Indenture.

[1]	To be amended into "the Pledgor" if CEDC becomes a pledgor. The same applies to the remaining points of the preamble.

THE PARTIES AGREE as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

1.1.1	“Articles of Association” means the articles of association (umowa spólki) of the Company as amended from time to time.

1.1.2	“Business Day” means a day (other than Saturday, Sunday and other statutory holidays in Poland) on which banks are open for business in Warsaw and London for the transaction of non-automated business.

1.1.3	“CCC” means the Commercial Companies Code of 15 September 2000 (Dz.U. No. 94, item 1037 as amended).

1.1.4	“Civil Code” means the Civil Code of 23 April 1964 (Dz.U. No. 16 item 93 as amended).

1.1.5	“Company” means Bols Sp. z o.o. with its seat at ul. Kowanowska 48, 64-600 Oborniki Wielkopolskie, Poland, registered in the National Court Register under KRS no. 13113.

1.1.6	“Debtor” means Central European Distribution Corporation Inc. with its seat at 2 Bala Plaza, Suite 300, Bala Cynwyd PA 19004 USA.[2]

1.1.7	“Distributions” means the shareholders’ rights to all future dividends and other future distributions (including, but not limited to, the proceeds of redemptions or liquidation) in respect of the Shares for the financial years of the Company ended 2005 and for each financial year of the Company until and including 2014.

1.1.8	“Enforcement Notice” means a notice substantially in the form of Schedule 3.

1.1.9	“Event of Default” means any of the events described as such in the Indenture.

1.1.10	“Financial Pledge” is defined in Clause 3 (Establishment of the Financial Pledge).

1.1.11	“National Court Register” or “NCR” means a register of commercial entities kept by the relevant district court (Sad Rejonowy), as determined in the Act on the National Court Register of 20 August 1997 (Dz.U. No. 121, item 769, as amended).

1.1.12	“New Financial Pledge” is defined in Clause 7.3 [7.4] (New Pledges over New Shares [and Transferred Shares]3).

1.1.13	“New Shares” means any shares of the Company issued after the date of this Agreement.

1.1.14	“New Registered Pledge” is defined in Clause 7.3 [7.4] (New Pledges over New Shares [and Transferred Shares]4).

[2]	To be deleted if CEDC is a pledgor.
[3]	To be deleted if Botapol is a pledgor or if CEDC is a pledgor in relation to the shares of Carey Agri. We assume that in both these cases the relevant pledgors held 100% of the pledged shares.
[4]	Please see footnote 3.

1.1.15	“Power of Attorney for New Pledges” is defined in Clause 7.5 (Power of Attorney for New Pledges).

1.1.16	“Register” means the register of pledges held by the relevant district court (Sad Rejonowy), as determined under the Registered Pledge Law.

1.1.17	“Registered Pledge” is defined in Clause 2.1 (Establishment of Registered Pledge).

1.1.18	“Registered Pledge Law” means the Law of 6 December 1996 on the Registered Pledge and Pledge Register (Dz. U. No. 149 item 703 as amended) and all applicable rules and regulations in relation thereto from time to time.

1.1.19	“Secured Claim” means the pecuniary claim of the Pledgee towards the Debtor[5] under clause 11.13 (Creation of Parallel Debt) of the Indenture.

1.1.20	“Security Period” means the period from the date of this Agreement to the earlier of the date: (i) on which the Registered Pledge and other security interests created under this Agreement expire by satisfaction of the Secured Claim or by operation of the Registered Pledge Law and the Civil Code, or (ii) on which the Pledgee releases the Registered Pledge and other security interests created under this Agreement in accordance with the Registered Pledge Law, Specific Financial Collateral Law and the Civil Code.

1.1.21	“Shares” means 44,901 (in words: forty four thousand nine hundred and one) shares of the Company each of a nominal value of 1,000 PLN and which represent 100 percent of the share capital of the Company at the date of this Agreement.

1.1.22	“Specific Financial Collateral Act” means the Law of 2 April, 2004 on the Specific Financial Collateral (Dz. U. No. 91, item 871).

1.1.23	[“Transferred Shares” means any shares of the Company existing as at the date of this Agreement, but not owned by the Pledgor, that the Pledgor may acquire in any manner after the date of this Agreement.][6]

1.1.24	“Voting Rights” means the right to exercise (personally or by proxy) the voting rights and any other corporate rights under Polish law or under the Articles of Association attached to the Shares or any of the Shares, whether at a meeting of the shareholders of the Company or otherwise.

1.1.25	“Voting Rights Power of Attorney” is defined in Clause 8.2 (Voting Rights Power of Attorney).

[5]	To be amended into "the Pledgor" if CEDC is a pledgor.
[6]	Please see footnote 3.

1.2	Interpretation

In this Agreement:

1.2.1	Unless defined in this Agreement, a term defined in the Indenture has the same meaning when used in this Agreement.

1.2.2	The rules of interpretation in the Indenture apply to this Agreement.

1.2.3	A reference in this Agreement to any law or regulation includes a reference to that law or regulation as modified or re-enacted or both from time to time.

1.2.4	Unless otherwise stated, “Clause” is a reference to a clause or sub-clause of this Agreement and “Schedule” is a reference to a schedule attached to this Agreement.

1.2.5	The headings, sub-headings and underlined captions at the beginning of some Clauses are for ease of reference only and are not intended to affect the interpretation of this Agreement.

2.	REGISTERED PLEDGE

2.1	Establishment of Registered Pledge

The Pledgor hereby establishes in favour of the Pledgee a pledge over the Shares to be registered under the Registered Pledge Law (“Registered Pledge”) in order to secure the Secured Claim. The Pledgee accepts the establishment of the Registered Pledge.

2.2	Maximum Amount of Security

As the amount of the Secured Claim is not yet determined, the Registered Pledge is being established to secure a maximum amount of 455,000,000 EUR.

2.3	Registration

The Pledgor must act diligently in registering the Registered Pledge in the Register and, in particular:

2.3.1	the Pledgor must submit an application for the registration of the Registered Pledge (“Application”) (at its expense) to the relevant court within 3 Business Days of the date hereof;

2.3.2	the Pledgor must submit to the Pledgee a fax copy of the Application with a court stamp confirming the day of filing of the Application with the relevant court or a confirmation that the Application was sent to the relevant court by registered mail with a return receipt, and evidence of payment of all applicable court fees; and

2.3.3	[the Pledgor must appoint an attorney in Poland to file the Application in its name and on its behalf and to receive any process writs connected with the registration proceedings.][7]

3.	FINANCIAL PLEDGE

In order to secure payment of the Secured Claim, the Pledgor hereby establishes in favour of the Pledgee the financial pledge over the Shares up to the maximum secured amount of 455,000,000 EUR in accordance with the relevant provisions of the Specific Financial Collateral Law (“Financial Pledge”). The Financial Pledge shall expire and be released on 31 December 2014, however the Financial Pledge shall automatically expire when the decision on entry of the Registered Pledge to the Register becomes final and binding.

4.	DISTRIBUTIONS

Notwithstanding Article 319 of the Civil Code, the Pledgor continues to be entitled to receive all Distributions, unless the Pledgee delivers a notice to the contrary to the Pledgor and the Company. The Pledgee agrees to refrain from exercising its rights to collect the Distributions and agrees to instruct the Company to pay Distributions to the Pledgee only if an Event of Default occurs. At the reasonable request of the Pledgor, the Pledgee will confirm to the Pledgor that the Pledgor is allowed to receive and dispose of specific proceeds received in respect of the Distributions.

5.	NOTICES TO THE COMPANY

5.1	Notice of Establishment of Pledges

The Pledgor must deliver to the Company (at its own expense) within 3 Business Days of the date hereof, a notice under Article 187 § 1 of the CCC substantially in the form set out in SCHEDULE 1.

5.2	Notice of Registration of Registered Pledge

The Pledgor must deliver to the Company (at its own expense) within 5 Business Days after receipt by the Pledgor of a court decision to enter the Registered Pledge in the Register, a notice under Article 187 § 1 of the CCC substantially in the form set out in SCHEDULE 2.

6.	ENTRIES IN COMPANY’S SHARE REGISTER AND NCR APPLICATIONS

6.1	Entry as to Establishment of Pledges

The Pledgor must deliver to the Pledgee (at its own expense) within 10 Business Days of the date hereof:

6.1.1	Company’s Share Register: a copy of the Company’s share register showing the entries required to be made following receipt of the notice referred to in Clause 5.1 (Notice of Establishment of Pledges); and

[7]	This provision applies if CEDC or Botapol become a pledgor. In case of Care Agri being a pledgor please delete.

6.1.2	NCR Application: a copy of an application filed to the NCR court of the Company with the court’s stamp attached evidencing submission of the Company’s new list of shareholders evidencing establishment of the Financial Pledge to the NCR.

6.2	Entry as to Registration of Registered Pledge

The Pledgor must deliver to the Pledgee (at its own expense) within 10 Business Days after delivery to the Company of the court decision to enter the Registered Pledge in the Register:

6.2.1	Company’s Share Register: a copy of the Company’s share register showing the entry required to be made following receipt of the notice referred to in Clause 5.2 (Notice of Registration of Registered Pledge); and

6.2.2	NCR Application: a copy of an application filed to the register court of the Company with the court’s stamp attached evidencing submission of the new list of shareholders evidencing establishment of the Registered Pledge to the NCR.

7.	NEW SHARES [AND TRANSFERRED SHARES] [8]

7.1	Pledgor’s Undertaking to Take Up New Shares

The Pledgor undertakes to take up any New Shares that allows the Pledgor to preserve, during the whole Security Period, its percentage in the share capital of the Company being not less than [100]%.9

7.2	Notices of Issue and Registration of New Shares

The Pledgor must notify (or ensure that the Company notifies) the Pledgee of (i) the filing of an application by the Company to register New Shares in the NCR within 5 Business Days thereof, (ii) the registration of New Shares in the NCR within 5 Business Days following receipt by the Company of the court’s registration decision, and (iii) the acquisition of New Shares by the Pledgor by way of a purchase agreement or otherwise, within 3 Business Days following acquisition of the New Shares.

7.3	[Notice of Acquisition of Transferred Shares

The Pledgor must notify the Pledgee within 2 Business Days of acquiring any Transferred Shares. The provisions of Clause 7.3 (New Pledges over New Shares and Transferred Shares) do not apply to those Transferred Shares which are already subject to another pledge in favour of the Pledgee and the Pledgee has received all corporate consents, certificates, evidence of registrations and opinions which it is entitled to receive under that other pledge.] 10

[8]	Please see footnote 3.
[9]	Please insert the existing percentage of shares held by a relevant pledgor in a relevant company.
[10]	Please see footnote 3.

7.4	New Pledges over New Shares [and Transferred Shares] [11]

If the Pledgor acquires any New Shares [or Transferred Shares] 12 after the date of this Agreement and during the Security Period, the Pledgor must enter into an agreement for a registered pledge (“New Registered Pledge”) and a financial pledge (“New Financial Pledge”) over the New Shares [or the Transferred Shares] 13, on substantially the same terms and conditions as provided in this Agreement (amended as necessary), within (i) 7 Business Days after receipt by the Pledgor of a court decision to register the New Shares in the National Court Register or within 7 Business Days after acquisition of the New Shares in other ways [or (ii) within 7 Business Days after the date on which the Pledgor acquires the Transferred Shares.] 14

7.5	Power of Attorney for New Pledges

At the date of execution of this Agreement, the Pledgor must grant to the Pledgee a power of attorney substantially in the form set out in Schedule 4 for the purpose of establishing the New Registered Pledge and the New Financial Pledge (“Power of Attorney for New Pledges”). The Pledgee is authorized to use the Power of Attorney for New Pledges if the Pledgor fails to perform its obligations under Clauses 7.2 (Notices of Issue and Registration of New Shares), [7.3 (Notice of Acquisition of Transferred Shares)] 15 and 7.3 [7.4] (New Pledges over New Shares [and Transferred Shares]16). The Power of Attorney for New Pledges is irrevocable during the Security Period and must be executed by the Pledgor in the English and Polish languages. The Power of Attorney for New Pledges expires upon the termination of the Registered Pledge.

8.	SHAREHOLDERS MEETINGS AND VOTING RIGHTS

8.1	Shareholders Meetings and Records

The Pledgor must ensure that the Pledgee:

8.1.1	Notice of Shareholders Meetings: receives a copy of each notice (and the corresponding agenda) convening a meeting of shareholders of the Company at least 7 Business Days prior to the date of the meeting;

8.1.2	Attendance at Shareholders Meetings: is allowed entry (as an observer) to each meeting of shareholders of the Company; and

8.1.3	Inspection of Minutes and Share Register: is allowed at any time on reasonable notice to inspect (i) the minutes of any meeting of shareholders of the Company and (ii) the share register of the Company.

[11]	Please see footnote 3.
[12]	Please see footnote 3.
[13]	Please see footnote 3.
[14]	Please see footnote 3.
[15]	Please see footnote 3.
[16]	Please see footnote 3.

8.2	Voting Rights Power of Attorney

On the date of this Agreement, the Pledgor must grant to the Pledgee a power of attorney in the form set out in Schedule 5 (“Voting Rights Power of Attorney”). The Voting Rights Power of Attorney is irrevocable during the Security Period and expires with the expiry of the Security Period. It must be executed by the Pledgor in English and in Polish.

8.3	Amendment to Articles of Association

The Pledgor must ensure that:

8.3.1	Amendment to Articles of Association: not later than 20 Business Days after the date of this Agreement, the amendment of the Articles of Association to allow the Pledgee to exercise the Voting Rights (independently of the Voting Rights Power of Attorney) is adopted and the amended Articles of Association are filed to the NCR court of the Company;

8.3.2	Proof of Filing with NCR: not later than 25 Business Days after the date of this Agreement, the Pledgee receives a copy of the application to the court to register the amendment referred to in Clause 8.3.1 (Amendments to Articles of Association) in the NCR, bearing the seal of the court confirming the date of filing and proof of payment of the filing fee; and

8.3.3	NCR Registration: it uses its best efforts to ensure that the amendment to the Articles of Association is registered in the National Court Register promptly thereafter.

8.4	Exercise of Voting Rights by the Pledgor

During the Security Period, the Pledgor shall continue to be entitled to exercise the Voting Rights until the occurrence of an Event of Default. The Pledgor must not exercise the Voting Rights in a way that would (i) be aimed to impair the value of the Shares or (ii) result in breach of any provision of the Indenture or (iii) prejudice the Registered Pledge or the Financial Pledge or (iv) interfere with the rights of the Pledgee under Clause 8.5 (Exercise of Voting Rights by Pledgee).

8.5	Exercise of Voting Rights by Pledgee

The Pledgee is entitled to exercise the Voting Rights (under the Voting Rights Power of Attorney or otherwise) only in a manner necessary for satisfaction of all or any part of the Secured Claim if an Event of Default occurs and if the Pledgee delivers a notice to the Pledgor and the Company substantially in the form of SCHEDULE 6.

9.	PLEDGOR’S REPRESENTATIONS AND UNDERTAKINGS

9.1	Pledgor’s Representations

In addition to the representations and warranties given in the Indenture, the Pledgor represents and warrants to the Pledgee that:

9.1.1	Status and Ownership of Shares: the Shares are fully paid and the Pledgor owns the Shares free and clear of any rights of third parties and security interests, except those created by this Agreement; the Shares represent all of the shares of the Company owned by the Pledgor at the date of this Agreement;

9.1.2	Authorisation: the Pledgor has taken all necessary actions (corporate or otherwise) and has all necessary consents and authorisations to enter into this Agreement, the Power of Attorney for New Pledges and the Voting Rights Power of Attorney;

9.1.3	Validity: this Agreement, the Power of Attorney for New Pledges and the Voting Rights Power of Attorney constitute legal, valid and binding obligations of the Pledgor under Polish law;

9.1.4	Performance of this Agreement: the Pledgor has and will continue to have the necessary power and all necessary authorisations to enable it to perform its obligations under this Agreement; and

9.1.5	Validity and Ranking of Registered Pledge: upon registration, the Registered Pledge will constitute a valid first-ranking registered pledge under the Registered Pledge Law in favour of the Pledgee subject only to the Financial Pledge.

9.2	Pledgor’s Undertakings

The Pledgor undertakes to the Pledgee that, subject to any agreement with or consent or direction from the Pledgee to the contrary:

9.2.1	No Changes to Articles of Association: it shall not make or permit any changes to the Articles of Association that would be inconsistent with the provisions of this Agreement, the Power of Attorney for New Pledges or the Voting Rights Power of Attorney;

9.2.2	No Dealings with Shares: it shall not sell, assign or otherwise dispose of or encumber any of the Shares other than as permitted by (or in accordance with a waiver granted) under this Agreement or the Indenture. This restriction shall apply only when the registration of the Registered Pledge in the Register is completed;

9.2.3	Distributions following the occurrence of an Event of Default: if an Event of Default occurs, the Pledgor must obey the instructions of the Pledgee in relation to Distributions and refrain from demanding or accepting any Distributions and, on the day of receipt of an Enforcement Notice or the Pledgee’s notice under Clause 4 (Distributions), direct the Company to pay all Distributions to the Pledgee;

9.2.4	Notification of Enforcement: the Pledgor must notify (and ensure that the Company notifies) the Pledgee forthwith upon becoming aware that (i) any action is taken or planned to be taken by any party with a view to instigating execution proceedings directed against the Shares, or (ii) execution proceedings directed against the Shares have been instigated;

9.2.5	Co-operation with Enforcement: at the reasonable request of the Pledgee, the Pledgor must co-operate with the Pledgee in connection with any filings, consents or approvals of governmental authorities to be made or obtained in connection with the enforcement of the security interests created under this Agreement; and

9.2.6	Reimbursement of Enforcement Expenses: the Pledgor must reimburse the Pledgee all expenses incurred by the Pledgee in a reasonable way in connection with the enforcement of the security created by this Agreement, (including legal and court fees) whether or not those expenses are secured by the Registered Pledge under Article 314 of the Polish Civil Code.

9.3	Waiver of Preemption Right

The Pledgor hereby waives any right of preemption to any shares in the Company that it may have under the Articles of Association or the provisions of the CCC or otherwise.

10.	ENFORCEMENT OF REGISTERED PLEDGE

10.1	Procedure and Methods

If an Event of Default occurs and the Secured Claim (or any part of the Secured Claim) is payable, the Pledgee may (at its discretion) deliver an Enforcement Notice to the Pledgor. The Pledgee may enforce its rights under this Agreement 7 days after delivery of the Enforcement Notice or at any time thereafter by any of the following methods (at its discretion) in order to satisfy the Secured Claim:

10.1.1	Seizure: taking title to the Shares in accordance with Article 22 point 1 of the Registered Pledge Law (subject to obtaining all required regulatory consents or notifications, if any), the value of the Shares for that purpose being [1,000][17] PLN for one Share (in words: [one thousand zloty]) ;

10.1.2	Sale: selling the Shares by public tender conducted by a notary or a court bailiff in accordance with article 24 of the Registered Pledge Law, within 14 days of the Pledgee’s application for the sale; or

10.1.3	Court Enforcement: instituting court enforcement proceedings in accordance with the provisions of the Civil Procedure Code.

10.2	Expenses of Sale

If, by virtue of Article 314 of the Polish Civil Code, any expenses incurred in connection with the sale of the Shares are not secured by the Registered Pledge, the Pledgee is entitled to deduct these expenses either from (i) Distributions or (ii) a surplus of the kind referred to in Clause 10.3 (Application of Funds).

[17]	Please insert a nominal value of pledged Shares.

10.3	Application of Funds

The value of the Shares set out in Clause 10.1.1 (Seizure) or the net proceeds of sale of the Shares, as the case may be, must be applied towards satisfaction of the Secured Claim in the manner specified in the Indenture. If the value of the Shares or, as the case may be, the net proceeds of sale of the Shares exceed the amount of the Secured Claim, the surplus must be paid to the Pledgor within 14 Business Days of the Pledgee receiving those net proceeds.

10.4	Settlement in Foreign Currency

For the purpose of Article 28 of the Registered Pledge Law, the Secured Claim of the Pledgee, which is a foreign bank, must be satisfied by the Pledgor in the relevant foreign currency in which the respective portion of the Secured Claim is denominated on its due date.

11.	ENFORCEMENT OF FINANCIAL PLEDGE

The Pledgee shall have the right to enforce the Financial Pledge established under this Agreement immediately upon the occurrence of an Event of Default. If an Event of Default occurs, the Pledgee may (at its discretion) deliver an Enforcement Notice to the Pledgor in its absolute discretion and without prejudice to the other Pledgee’s rights and enforcement methods available under the Specific Financial Collateral Law, it can enforce the Financial Pledge by the seizure of title to the Shares by the Pledgee pursuant to article 10 of the Specific Financial Collateral Law, at the value per one share as set out in Clause 10.1.1 (Seizure), Clause 10.2 (Expenses of Sale) and Clause 10.3 (Application of Funds) apply to the enforcement of the Financial Pledge.

12.	POWER OF ATTORNEY FOR ENFORCEMENT

12.1	Grant of the Power of Attorney

The Pledgor, by way of security, hereby irrevocably appoints the Pledgee as its attorney (with full power of substitution) with effect from delivery of an Enforcement Notice for the purpose of taking any action that the Pledgor is obliged to take under this Agreement or the Finance Documents. The Pledgor undertakes to ratify and confirm any action that the Pledgee or its substitutes take under the appointment in this Clause 12.1.

12.2	Confirmation of the Power of Attorney

The Pledgor must produce and execute at the request of the Pledgee all documents necessary to evidence or confirm the grant of the power of attorney under Clause 12.1 (Grant of the Power of Attorney) including, but not limited to, re-execution of that power of attorney in notarial form.

13.	SCOPE AND DURATION OF SECURITY

13.1	Scope of Security

Each of the security interests created hereunder (except for the Financial Pledge) is a continuing security and extends to the ultimate balance of the Secured Claim and remains in force notwithstanding any intermediate payment or increase, amendment or novation of the Secured Claim or any transfer by the Pledgee of any of its rights and claims under the Indenture to any third party.

13.2	Limit on Liability of Pledgee

The Pledgee will not be liable by reason of (i) taking any action permitted by this Agreement or failing to take any action permitted but not required under this Agreement or (ii) the enforcement of any part of the security over the Shares, except in the case of wilful default upon its part.

13.3	Expiry of Security

Following the expiry of the Security Period, at the request and expense of the Pledgor, the Pledgee must without delay:

13.3.1	apply to remove the Registered Pledge from the Register;

13.3.2	if requested by the Pledgor, deliver to the Pledgor a written statement certifying that the Secured Claim has been discharged in full and this Agreement has expired; and

13.3.3	produce any other document necessary to evidence the expiry of this Agreement in the form reasonably requested by the Pledgor.

13.4	Ineffective Performance

The Pledgee is not obliged to release the Shares from the security established by this Agreement if the satisfaction of the Secured Obligation could reasonably be considered as ineffective or invalid under the Polish Bankruptcy and Rehabilitation Law of 28th February, 2003 (as amended) or under the Polish Civil Code.

14.	FURTHER ASSURANCES

The Pledgor must (at its own expense) promptly sign any document and do any act that the Pledgee reasonably requests from time to time in order to perfect the security granted or intended to be granted by this Agreement and to enable the Pledgee to obtain the full benefit of that security.

15.	COSTS AND EXPENSES

The Pledgor must, on the demand of the Pledgee, reimburse the Pledgee all costs and expenses in accordance with the provisions of the Indenture.

16.	NOTICES

16.1	Written Form Requirement and Addresses

All communications under or in connection with this Agreement must be in writing. The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement to which any communication or document is to be delivered under or in connection with this Agreement are as follows:

16.1.1	in the case of the Pledgor:

Botapol Holding B.V

Address:	[ ]
[ ]
[ ]
Fax:	[ ]
Attention of:	[ ]

or, in the case of legal proceedings, in accordance with Clause 19.3 (Pledgor’s Polish Process Agent), Clause 19.4 (Change of Process Agent) and Clause 19.5 (Alternative Service of Process).

16.1.2	in the case of the Pledgee:

ING Bank N.V., London Branch

Address:	[ ]
[ ]
[ ] United Kingdom

Fax:	[ ]
Attention of:	[ ]

16.1.3	in the case of the Company:

Bols Sp. z o.o.

Address:	ul. Kowanowska 48
64-600 Oborniki Wielkopolskie
Poland

Fax:	[ ]
Attention of:	[ ]

or any substitute address, fax number or department or officer as such party may notify to the Pledgee or to the Pledgor with no less than five Business Days’ notice.

16.2	Delivery Rules

Any communication or document made or delivered by one party to another in connection with this Agreement will only be effective (i) if by fax, when received in legible form; or (ii) if by letter, when it is delivered to the address of the party and, in the case of a letter sent by post, five days after being deposited at a post office in a postage prepaid envelope addressed to the party. If a particular department or officer is specified as part of a party’s address details, the communication must be addressed to that department or officer.

16.3	Language Requirements

Each communication and document delivered by one party to another in connection with this Agreement must be in English and Polish or in Polish accompanied by an English translation certified as a true and accurate translation by an officer of the party delivering it.

17.	ASSIGNMENT

The Pledgor is not entitled to assign or transfer any of its rights, benefits and obligations under this Agreement.

18.	GOVERNING LAW

The laws of Poland govern this Agreement.

19.	JURISDICTION

19.1	Polish Courts

The courts of Poland have jurisdiction to settle any dispute (“Dispute”) arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

19.2	Alternative Jurisdictions

This Clause 19.2 is for the benefit of the Pledgee only. Notwithstanding Clause 19.1 (Polish Courts), the Pledgee may to the extent allowed by law issue proceedings relating to a Dispute (“Proceedings”) in any other court in any other jurisdiction. The Pledgee may not take concurrent Proceedings in more than one jurisdiction.

19.3	[Pledgor’s Polish Process Agent

The Pledgor agrees that the documents which start any Proceedings and any other documents required to be served in relation to any Proceedings may be served on it, at the discretion of the Pledgee, either at the address mentioned in Clause 16.1.1 or care of

[ ] (“Process Agent”)

Address:	[ ]
Fax:	[ ]

19.4	Change of Process Agent

If the appointment of the Process Agent ceases to be effective, the Pledgor must immediately appoint another person in Poland to accept service of process on its behalf in Poland. If the Pledgor fails to do so (and the failure continues for 10 Business Days or more), the Pledgee may exercise the power of attorney granted in Clause 12 (Power of Attorney for Enforcement) and appoint another suitable person on behalf of the Pledgor.

19.5	Alternative Service of Process

Nothing in this Clause 19 restricts the right to serve process in any other manner allowed by law. This Clause 19.5 applies to Proceedings in Poland and to Proceedings elsewhere.] 18

20.	SUSPENSION OF SUBROGATION

The Pledgor will not use its right of subrogation that might arise if the Pledgee enforces its security under this Agreement until the full and unconditional repayment of the Secured Claim. The Pledgor must immediately pay or transfer to the Pledgee any payment or distribution it receives by virtue of any subrogation, unless the Secured Claim is unconditionally repaid in full.

21.	LANGUAGE, AMENDMENTS AND COUNTERPARTS

21.1	Language of this Agreement

This Agreement is executed in English language and Polish language versions. Both language versions may be used for interpretation but, if there is any discrepancy between the English and Polish versions, the Polish language version is binding.

21.2	Amendments

All amendments to this Agreement are null and void unless approved by the parties in writing with notarised signatures.

21.3	Counterparts

This Agreement is executed in 4 counterparts in Polish and 2 counterparts in English, one of each language version for each party, one Polish version for registration of the Registered Pledge in the Register and one Polish version to be sent to the Company with a notice substantially in the form of Schedule 1.

[18]	To be deleted if Carey Agri and not CEDC or Botapol is a pledgor.

SIGNATURES

The Pledgor:

By:
Name:	[ ]
Title:	Attorney-in-fact

The Pledgee:

By:
Name:	[ ]
Title:	Attorney-in-fact

SCHEDULE 1

NOTICE TO THE COMPANY OF THE ESTABLISHMENT OF A FINANCIAL PLEDGE

AND INTENTION TO ESTABLISH A REGISTERED PLEDGE

To:	[ ] “Company”

From:	[ ] “Pledgor”

Copy to:	[ ] “Pledgee”

Date:	[ ]

Subject:	Establishment of a financial pledge and, subject to registration, establishment of a registered pledge over shares of the Company under an agreement between the Pledgee and the Pledgor dated [ ] 2005 (“Agreement”).

Attachment:	We attach a signed copy of the Agreement. (Expressions defined in the Agreement have the same meaning when used in this notice).

Dear Sirs,

Pursuant to Article 187 § 1 of the CCC, we hereby give you notice that, under the Agreement, we have pledged the Shares by way of a Financial Pledge and, subject to registration, a Registered Pledge. Upon registration in the Register, the Registered Pledge over the Shares will be perfected.

We hereby instruct you to:

1.	disclose the establishment of the Financial Pledge and the Pledgee as beneficiary of the Financial Pledge in your share register pursuant to Article 188 of the CCC and provide us within 5 Business Days with a copy of the Company’s share register showing the above requested entry;

2.	following receipt of notice from us of registration of the Registered Pledge, to disclose the establishment of the Registered Pledge in your share register pursuant to Article 188 of the CCC;

3.	make an entry in the share register stating that the Pledgee is authorised to exercise the Voting Rights if an Event of Default occurs and upon the Pledgee notifying you of its intention to exercise those voting rights; and

4.	submit to the National Court Register, in accordance with Article 188 § 3 of the CCC, a new list of shareholders in the Company evidencing establishment of the Financial Pledge and within 3 Business Days afterwards to provide us with a copy of the application with the court’s stamp attached evidencing submission of the above list.

We also inform you that we have granted an irrevocable power of attorney to the Pledgee (“Voting Rights Power of Attorney”) to exercise all rights that we have as a shareholder in your company, including the Voting Rights. The Pledgee is authorised to use the Voting Rights Power of Attorney if an Event of Default occurs and upon delivery to you of a notice to that effect.

This notice is governed by Polish law.

For and on behalf of

[    ]

SCHEDULE 2

NOTICE TO THE COMPANY OF THE ESTABLISHMENT OF A REGISTERED PLEDGE

To:	[ ] “Company”

From:	[ ] “Pledgor”

Copy to:	[ ] “Pledgee”

Date:	[ ]

Subject:	Establishment of a registered pledge over shares under an agreement between the Pledgee and the Pledgor dated [ ] 2005 (“Agreement”), a copy of which was delivered to you on or about [ ]. (Expressions defined in the Agreement have the same meaning when used in this notice).
Attachment:	Decision of the court dated [ ] to enter the Registered Pledge in the Register

Dear Sirs,

Pursuant to Article 187 § 1 of the CCC, we hereby give you notice that, under the Agreement, we have pledged the Shares by way of a Registered Pledge. The Registered Pledge has been registered in the Register by decision of the court dated [    ], a copy of which is attached.

We hereby instruct you to:

1.	disclose the establishment of the Registered Pledge and the Pledgee as beneficiary of the Registered Pledge in your share register pursuant to Article 188 of the CCC and to delete the Financial Pledge from your share register;

2.	provide us within 5 Business Days with a copy of the Company’s share register showing the above requested entries; and

3.	submit to the National Court Register, in accordance with art. 188 § 3 of the CCC, a new list of shareholders in the Company evidencing establishment of the Registered Pledge and deletion of the Financial Pledge and within 3 Business Days afterwards to provide us with a copy of the application with the court’s stamp attached evidencing submission of the above list.

This notice is governed by Polish law.

For and on behalf of

[    ]

SCHEDULE 3

ENFORCEMENT NOTICE

/to be executed on the Pledgee’s paper/

To:	[ ] “Pledgor”

And to:	[ ] “Company”

From:	[ ] “Pledgee”

Date:	[ ]

Subject:	Enforcement of the rights of the Pledgee under an agreement between the Pledgee and the Pledgor dated [ ] 2005 (“Agreement”). (Expressions defined in the Agreement have the same meaning when used in this notice).

Dear Sirs,

In accordance with Clause 4 (Distributions) and Clause 10 (Enforcement of Registered Pledge)/Clause 11 (Enforcement of Financial Pledge) of the Agreement, we give you notice that an Event of Default has occurred and we intend to enforce our rights under the Agreement [7 days after delivery of this notice to you / immediately]. As from the date of this notice, all Distributions are payable to us.

This notice is governed by Polish law.

For and on behalf of

[    ]

[    ]

SCHEDULE 4

FORM OF POWER OF ATTORNEY FOR NEW PLEDGES

POWER OF ATTORNEY

THIS POWER OF ATTORNEY is granted on [    ] by Botapol Holding B.V., a company incorporated under the laws of the Netherlands, with its seat at [    ], with business identity code [    ], (“Pledgor”), a shareholder of Bols Sp. z o.o., a limited liability company incorporated in Poland, with its seat in ul. Kowanowska 48, 64-600 Oborniki Wielkopolskie, Poland, registered in the National Court Register under number KRS 13113 (“Company”) to ING Bank N.V., London Branch, with its seat at [    ] (“Pledgee”).

This Power of Attorney is granted pursuant to Clause 7 of the Agreement for Registered Pledge over Shares of Bols Sp. z o.o. between the Pledgor and the Pledgee dated [    ] 2005 (“Agreement”). Expressions defined in the Agreement have same meaning when used in this power of attorney.

1.	The Pledgor hereby grants to the Pledgee this power of attorney with full power of substitution to establish, in favour of the Pledgee, a New Registered Pledge and a New Financial Pledge relating to the New Shares. The Pledgee is authorised to use this Power of Attorney only if the Pledgor fails to perform its obligations under Clause 7 of the Agreement.

2.	The Pledgee may appoint qualified attorneys to institute and conduct registration proceedings on behalf of the Pledgor on the basis of this power of attorney.

3.	The Pledgee shall be irrevocably authorized to enter with itself, on behalf of the Pledgor, into an agreement creating security interests referred to in Section 1 above, on substantially the same terms and conditions as provided in the Agreement and to take any other actions which may be required under such agreement.

4.	The Pledgor renounces its right to revoke this power of attorney without the written consent of the Pledgee. The Pledgor declares that its renunciation of the right of revocation is justified by the nature of the legal relationship created by the Agreement, on which this power of attorney is based.

5.	This Power of Attorney expires upon expiry of the Security Period.

6.	This power of attorney is governed by Polish law.

7.	This power of attorney is executed in Polish and in English. In if there is any discrepancy between the language versions, the English version shall prevail.

Signed by:
/signatures authorised by Notary/

SCHEDULE 5

FORM OF VOTING RIGHTS POWER OF ATTORNEY

POWER OF ATTORNEY

THIS POWER OF ATTORNEY is granted on [    ] by Botapol Holding B.V., a company incorporated under the laws of [    ], with its seat at [    ], with business identity code [    ], (“Pledgor”), a shareholder of Bols Sp. z o.o., a limited liability company incorporated in Poland, with its seat in ul. Kowanowska 48, 64-600 Oborniki Wielkopolskie, Poland, registered in the National Court Register under number KRS 13113 (“Company”) to ING Bank N.V., London Branch, with its seat at [    ] (“Pledgee”).

This power of attorney is granted pursuant to Clause 8.2 of the Agreement for Registered Pledge over Shares of Bols Sp. z o.o. between the Pledgor and the Pledgee dated [    ] 2005 (“Agreement”).

1.	The Pledgor hereby grants to the Pledgee this power of attorney with full power of substitution to exercise (personally or by proxy, at a meeting of Shareholders or otherwise) at any time after the occurrence of an Event of Default (as defined in the Agreement) and delivery of a notice to the Pledgor and the Company substantially in the form of Schedule 6 of the Agreement, or abstain from exercising, the voting rights and any other corporate rights under Polish law or under the Articles of Association of the Company attached to all or any of the shares in the capital of the Company held by the Pledgor and subject to the security created by the Agreement as the Pledgee thinks fit, whether at a meeting of the shareholders of the Company or otherwise. In particular, but without limitation, the Pledgee has the following rights:

1.1	the right to demand that the management board of the Company convenes an extraordinary or ordinary general meeting of shareholders of the Company; and

1.2	the right to give any consent or authorisation that is required under Polish law from the Pledgor as a shareholder of the Company.

2.	The Pledgee shall not exercise these rights otherwise than within the scope necessary to protect, secure or endorse the Secured Claim (as defined in the Agreement).

3.	The Pledgor renounces its right to revoke this power of attorney without the written consent of the Pledgee. The Pledgor declares that its renunciation of the right of revocation is justified by the nature of the legal relationship created by the Agreement, on which this power of attorney is based.

4.	This Power of Attorney expires upon expiry of the Security Period as defined in the Agreement.

5.	This power of attorney is governed by Polish law.

6.	This power of attorney is executed in Polish and in English. If there is any discrepancy between the language versions, the English version shall prevail.

Signed by:

SCHEDULE 6

NOTICE TO THE COMPANY OF THE EXERCISE OF VOTING RIGHTS

To:	[ ] “Company”

From:	[ ] “Pledgee”

Copy to:	[ ] “Pledgor”

Date:	[ ]

Subject:	Exercise of Voting Rights under an agreement between the Pledgee and the Pledgor dated [ ] 2005 (“Agreement”), a copy of which was delivered to you on or about [ ]. Expressions defined in the Agreement have the same meaning when used in this notice.

Dear Sirs,

We hereby give you notice that an Event of Default has occurred and from the date of this notice we intend to exercise the Voting Rights.

This notice is governed by Polish law.

For and on behalf of:

[    ]

[Form of Share Pledge to Be Used Over Registered Shares

in a Joint Stock Company (“S.A.”)]

THIS AGREEMENT (to create a registered pledge and other security interests over shares of Damianex Sp. o.o.) (“this Agreement”, which expression includes all attached schedules) is made on [    ] 2005.

BETWEEN:

(1)	CAREY AGRI INTERNATIONAL-POLAND SP. Z O.O. with its seat at ul. Bokserska 66 A, 02-690 Warszawa, Poland incorporated under laws of Poland and recorded under number 0000051098 in the National Court Register, maintained by the District Court for the city of Warsaw, XX Commercial Division of the National Court Register, REGON 002160096, (“Pledgor”) represented by [ ];

and

(2)	ING BANK N.V. LONDON BRANCH, a banking corporation (naamloze vennootschap) duly incorporated under the laws of The Netherlands, with registered address at Amstelveenseweg 500, 1081 KL, Amsterdam, The Netherlands, registration no. 33031431, acting through its London Branch, with office address at 60 London Wall, London EC2M 5TQ, United Kingdom and registered in the United Kingdom under number FC010062 (“Pledgee”), represented by [ ], attorney-in-fact.

INTRODUCTION:

(A)	On [ ] 2005, the Debtor[1] (as defined below) has issued high yield bonds (“High Yield Bonds”) in the United States of America.

(B)	In connection with the High Yield Bonds, on [ ] 2005, the Debtor and the Pledgee entered into an indenture agreement (“Indenture”) governed by the laws of the State of New York.

(C)	Pursuant to Clause 11.13 (Creation of Parallel Debt) of the Indenture, the Debtor has a pecuniary obligation constituting one single obligation under the laws of the State of New York, towards the Pledgee.

(D)	The Debtor and the Pledgee have agreed that a subsidiary of the Debtor, the Pledgor, will establish a registered pledge over the shares of the Company (as defined below) in order to secure the Pledgee’s claim towards the Debtor arising under Clause 11.13 (Creation of Parallel Debt) of the Indenture.

[1]	To be amended into “the Pledgor” if CEDC becomes a pledgor. The same applies to the remaining points of the preamble.

THE PARTIES AGREE as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

1.1.1	“Articles of Association” means the articles of association (statut) of the Company as amended from time to time.

1.1.2	“Business Day” means a day (other than Saturday, Sunday and other statutory holidays in Poland) on which banks are open for business in Warsaw and London for the transaction of non-automated business.

1.1.3	“CCC” means the Commercial Companies Code of 15 September 2000 (Dz.U. No. 94, item 1037 as amended).

1.1.4	“Civil Code” means the Civil Code of 23 April 1964 (Dz.U. No. 16 item 93 as amended).

1.1.5	“Company” means Damianex S.A. with its seat at ul. Gleboka 34, 37-200 Przeworsk, Poland, recorded under number 0000108201 in the National Court Register, maintained by the District Court in Rzeszów, XII Commercial Division of the National Court Register, REGON 690651378.

1.1.6	“Debtor” means Central European Distribution Corporation Inc. with its seat at 2 Bala Plaza, Suite 300, Bala Cynwyd PA 19004 USA.[2]

1.1.7	“Depositary” means [ING Bank Slaski S.A.] with its seat at [Sokolska 34], [40-086] Katowice, Poland, recorded under number [ ] in the National Court Register, maintained by the District Court in Katowice, [ ] Commercial Division of the National Court Register, REGON [ ].

1.1.8	“Distributions” means the shareholders’ rights to all future dividends and other future distributions (including, but not limited to, the proceeds of redemptions or liquidation) in respect of the Shares for the financial years of the Company ended 2005 and for each financial year of the Company until and including 2014.

1.1.9	“Enforcement Notice” means a notice substantially in the form of Schedule 3.

1.1.10	“Event of Default” means any of the events described as such in the Indenture.

1.1.11	“Financial Pledge” is defined in Clause 3 (Financial Pledge).

1.1.12	“National Court Register” or “NCR” means a register of commercial entities kept by the relevant district court (Sad Rejonowy), as determined in the Act on the National Court Register of 20 August 1997 (Dz.U. No. 121, item 769, as amended).

[2]	To be deleted if CEDC is a pledgor.

1.1.13	“New Financial Pledge” is defined in Clause 8.4 (New Pledges over New Shares and Transferred Shares).

1.1.14	“New Shares” means any shares of the Company issued after the date of this Agreement.

1.1.15	“New Registered Pledge” is defined in Clause 8.4 (New Pledges over New Shares and Transferred Shares).

1.1.16	“Power of Attorney for New Pledges” is defined in Clause 8.5 (Power of Attorney for New Pledges).

1.1.17	“Register” means the register of pledges held by the relevant district court (Sad Rejonowy), as determined under the Registered Pledge Law.

1.1.18	“Registered Pledge” is defined in Clause 2.1 (Establishment of Registered Pledge).

1.1.19	“Registered Pledge Law” means the Law of 6 December 1996 on the Registered Pledge and Pledge Register (Dz. U. No. 149 item 703 as amended) and all applicable rules and regulations in relation thereto from time to time.

1.1.20	“Secured Claim” means the pecuniary claim of the Pledgee towards the Debtor[3] under clause 11.13 (Creation of Parallel Debt) of the Indenture.

1.1.21	“Security Period” means the period from the date of this Agreement to the earlier of the date: (i) on which the Registered Pledge and other security interests created under this Agreement expire by satisfaction of the Secured Claim or by operation of the Registered Pledge Law and the Civil Code, or (ii) on which the Pledgee releases the Registered Pledge and other security interests created under this Agreement in accordance with the Registered Pledge Law and the Civil Code.

1.1.22	“Shares” means [50,809] (in words: fifty thousand eight hundred nine) registered shares of the Company, series [ ], each of a nominal value of 200 (in words: two hundred) PLN and which represent [60] (in words: sixty) percent of the share capital of the Company at the date of this Agreement.

1.1.23	“Transferred Shares” means any shares of the Company existing as at the date of this Agreement, but not owned by the Pledgor, that the Pledgor may acquire in any manner after the date of this Agreement.

1.1.24	“Voting Rights” means the right to exercise (personally or by proxy) the voting rights and any other corporate rights under Polish law or under the Articles of Association attached to the Shares or any of the Shares, whether at a meeting of the shareholders of the Company or otherwise.

1.1.25	“Voting Rights Power of Attorney” is defined in Clause 9.2 (Voting Rights Power of Attorney).

[3]	To be amended into “the Pledgor” if CEDC is a pledgor.

1.2	Interpretation

In this Agreement:

1.2.1	Unless defined in this Agreement, a term defined in the Indenture has the same meaning when used in this Agreement.

1.2.2	The rules of interpretation in the Indenture apply to this Agreement.

1.2.3	A reference in this Agreement to any law or regulation includes a reference to that law or regulation as modified or re-enacted or both from time to time.

1.2.4	Unless otherwise stated, “Clause” is a reference to a clause or sub-clause of this Agreement and “Schedule” is a reference to a schedule attached to this Agreement.

1.2.5	The headings, sub-headings and underlined captions at the beginning of some Clauses are for ease of reference only and are not intended to affect the interpretation of this Agreement.

2.	REGISTERED PLEDGE

2.1	Establishment of Registered Pledge

The Pledgor hereby establishes in favour of the Pledgee a pledge over the Shares to be registered under the Registered Pledge Law (“Registered Pledge”) in order to secure the Secured Claim. The Pledgee accepts the establishment of the Registered Pledge.

2.2	Maximum Amount of Security

As the amount of the Secured Claim is not yet determined, the Registered Pledge is being established to secure a maximum amount of 455,000,000 Euro (in words: four hundred fifty five million Euro).

2.3	Registration

The Pledgor must act diligently in registering the Registered Pledge in the Register and, in particular:

2.3.1	the Pledgor must submit an application for the registration of the Registered Pledge (“Application”) (at its expense) to the relevant court within 2 Business Days of the date hereof;

2.3.2	the Pledgor must submit to the Pledgee a fax copy of the Application with a court stamp confirming the day of filing of the Application with the relevant court or a confirmation that the Application was sent to the relevant court by registered mail with a return receipt, and evidence of payment of all applicable court fees; and

2.3.3	[the Pledgor must appoint an attorney in Poland to file the Application in its name and on behalf and to receive any process writs connected with the registration proceedings.] [4]

3.	FINANCIAL PLEDGE

In order to secure payment of the Secured Claim, the Pledgor hereby establishes in favour of the Pledgee the financial pledge over the Shares up to the maximum secured amount of 455,000,000 EUR in accordance with the relevant provisions of the Specific Financial Collateral Law (“Financial Pledge”). The Financial Pledge shall expire and be released on 31 December 2014, however the Financial Pledge shall automatically expire when the decision on entry of the Registered Pledge to the Register becomes final and binding.

The Financial Pledge will become effective upon the delivery of the Shares to the Pledgee. The delivery of the Shares to the Pledgee shall be made through a notification of the establishment of the Financial Pledge substantially in the form of Schedule 7 to the Depositary.

4.	DEPOSIT

During the Security Period the Shares will be kept in deposit by the Depositary, who shall act as a depositary of the Shares for the benefit of the Pledgee.

5.	DISTRIBUTIONS

Notwithstanding the provisions of Article 319 of the Civil Code, the Pledgor continues to be entitled to receive all Distributions, unless the Pledgee delivers a notice to the contrary to the Pledgor and the Company. The Pledgee agrees to refrain from exercising its rights to collect the Distributions and agrees to instruct the Company to pay Distributions to the Pledgee only if an Event of Default has occurred. At the reasonable request of the Pledgor, the Pledgee will confirm to the Pledgor that the Pledgor is allowed to receive and dispose of specific proceeds received in respect of the Distributions.

6.	NOTICES TO THE COMPANY

6.1	Notice of Establishment of Pledges and Assignment of Distributions

The Pledgor must deliver to the Company (at its own expense) within 3 Business Days of the date hereof, a notice under Article 341 § 2 of the CCC substantially in the form set out in Schedule 1.

6.2	Notice of Registration of Registered Pledge

The Pledgor must deliver to the Company (at its own expense) within 3 Business Days after receipt by the Pledgor of a court decision to enter the Registered Pledge in the Register, a notice under Article 341 § 2 of the CCC substantially in the form set out in Schedule 2.

[4]	This provision applies if CEDC becomes a pledgor. In case of Care Agri being a pledgor please delete.

7.	ENTRIES IN COMPANY’S SHARE REGISTER AND NCR APPLICATIONS

7.1	Entry as to Establishment of Pledges

The Pledgor must deliver to the Pledgee (at its own expense) within 15 Business Days of the date hereof a copy of the Company’s share register showing the entries required to be made following receipt of the notice referred to in Clause 6.1 (Notice of Establishment of Pledges).

7.2	Entry as to Registration of Registered Pledge

The Pledgor must deliver to the Pledgee (at its own expense) within 15 Business Days after delivery to the Company of the court decision to enter the Registered Pledge in the Register a copy of the Company’s share register showing the entry required to be made following receipt of the notice referred to in Clause 6.2 (Notice of Registration of Registered Pledge).

8.	NEW SHARES AND TRANSFERRED SHARES

8.1	Pledgor’s Undertaking to Take Up New Shares

The Pledgor undertakes to take up any New Shares that allows the Pledgor to preserve, during the whole Security Period, its percentage in the share capital of the Company being not less than [60]%.[5]

8.2	Notices of Issue and Registration of New Shares

The Pledgor must notify (or ensure that the Company notifies) the Pledgee of (i) the filing of an application by the Company to register New Shares in the NCR within 5 Business Days thereof and (ii) the registration of New Shares in the NCR within 3 Business Days following receipt by the Company of the court’s registration decision.

8.3	Notice of Acquisition of Transferred Shares

The Pledgor must notify the Pledgee within 2 Business Days of acquiring any Transferred Shares. The provisions of Clause 8.4 (New Pledges over New Shares and Transferred Shares) do not apply to those Transferred Shares which are already subject to another pledge in favour of the Pledgee and the Pledgee has received all corporate consents, certificates, evidence of registrations and opinions which it is entitled to receive under that other pledge.

8.4	New Pledges over New Shares and Transferred Shares

If the Pledgor acquires any New Shares or Transferred Shares after the date of this Agreement and during the Security Period, the Pledgor must establish a registered pledge (“New Registered Pledge”) and a financial pledge (“New Financial Pledge”) over the New Shares or the Transferred Shares, as the case may be, on substantially the same terms and conditions as provided in this Agreement (amended as necessary), within (i) 7 Business Days after receipt by the Pledgor of a court decision to register the New Shares in the National Court Register or within 7 Business Days after acquisition of the New Shares in other ways, or (ii) within 7 Business Days after the date on which the Pledgor acquires the Transferred Shares.

[5]	Please insert the existing percentage of shares held by a relevant pledgor in a relevant company.

8.5	Power of Attorney for New Pledges

At the date of execution of this Agreement, the Pledgor must grant to the Pledgee a power of attorney substantially in a form set out in Schedule 4 for the purpose of establishing the New Registered Pledge and the New Financial Pledge (“Power of Attorney for New Pledges”). The Pledgee is authorized to use the Power of Attorney for New Pledges if the Pledgor fails to perform its obligations under Clauses 8.2 (Notices of Issue and Registration of New Shares), 8.3 (Notice of Acquisition of Transferred Shares) and 8.4 (New Pledges over New Shares and Transferred Shares). The Power of Attorney for New Pledges is irrevocable during the Security Period and must be executed by the Pledgor in the English and Polish languages. The Power of Attorney for New Pledges expires upon the termination of the Registered Pledge.

9.	SHAREHOLDERS MEETINGS AND VOTING RIGHTS

9.1	Shareholders Meetings and Records

The Pledgor must ensure that the Pledgee:

9.1.1	Notice of Shareholders Meetings: receives a copy of each notice (and the corresponding agenda) convening a meeting of shareholders of the Company at least 7 Business Days prior to the date of the meeting;

9.1.2	Attendance at Shareholders Meetings: is allowed entry (as an observer) to each meeting of shareholders of the Company; and

9.1.3	Inspection of Minutes and Share Register: is allowed at any time on reasonable notice to inspect (i) the minutes of any meeting of shareholders of the Company and (ii) the share register of the Company.

9.2	Voting Rights Power of Attorney

On the date of this Agreement, the Pledgor must grant to the Pledgee a power of attorney in the form set out in Schedule 5 (“Voting Rights Power of Attorney”). The Voting Rights Power of Attorney is irrevocable during the Security Period and expires with the expiry of the Security Period. It must be executed by the Pledgor in English and in Polish.

9.3	[Amendment to the Articles of Association (Statut)

The Pledgor must ensure that:

9.3.1	Amendment to Articles of Association: not later than 20 Business Days after the date of this Agreement, the amendment of the Articles of Association to allow the Pledgee to exercise the Voting Rights (independently of the Voting Rights Power of Attorney) is adopted and the amended Articles of Association are filed to the NCR;

9.3.2	Proof of Filing with NCR: not later than 25 Business Days after the date of this Agreement, the Pledgee receives a copy of the application to the court to register the amendment referred to in Clause 8.3.1 in the NCR, bearing the seal of the court confirming the date of filing and proof of payment of the filing fee; and

9.3.3	NCR Registration: it uses its best efforts to ensure that the amendment to the Articles of Association is registered in the National Court Register promptly thereafter.] [6]

9.4	Exercise of Voting Rights by the Pledgor

During the Security Period, the Pledgor shall continue to be entitled to exercise the Voting Rights until the occurrence of an Event of Default. The Pledgor must not exercise the Voting Rights in a way that would (i) impair the value of the Shares or (ii) result in breach of any provision of the Indenture or (iii) prejudice the Registered Pledge or the Financial Pledge or (iv) interfere with the rights of the Pledgee under Clause 9.5 (Exercise of Voting Rights by Pledgee).

9.5	Exercise of Voting Rights by Pledgee

The Pledgee is entitled to exercise its rights under the Voting Rights Power of Attorney in any manner necessary for satisfaction of all or any part of the Secured Claim if an Event of Default has occurred and if the Pledgee delivers a notice to the Pledgor and the Company substantially in the form of Schedule 6.

10.	PLEDGOR’S REPRESENTATIONS AND UNDERTAKINGS

10.1	Pledgor’s Representations

In addition to the representations and warranties given in the Indenture, the Pledgor represents and warrants to the Pledgee that:

10.1.1	Status and Ownership of Shares: the Shares are fully paid and the Pledgor owns the Shares free and clear of any rights of third parties and security interests, except those created by this Agreement; the Shares represent all of the shares of the Company owned by the Pledgor at the date of this Agreement;

10.1.2	Authorisation: the Pledgor has taken all necessary actions (corporate or otherwise) and has all necessary consents and authorisations to enter into this Agreement, the Power of Attorney for New Pledges and the Voting Rights Power of Attorney;

10.1.3	Validity: this Agreement, the Power of Attorney for New Pledges and the Voting Rights Power of Attorney constitute legal, valid and binding obligations of the Pledgor under Polish law;

[6]	To be deleted if there are no restrictions to exercise voting rights by the Pledgee.

10.1.4	Performance of this Agreement: the Pledgor has and will continue to have the necessary power and all necessary authorisations to enable it to perform its obligations under this Agreement; and

10.1.5	Validity and Ranking of Registered Pledge: upon registration, the Registered Pledge will constitute a valid first-ranking registered pledge under the Registered Pledge Law in favour of the Pledgee subject only to the Financial Pledge.

10.2	Pledgor’s Undertakings

The Pledgor undertakes to the Pledgee that, subject to any agreement with or consent or direction from the Pledgee to the contrary:

10.2.1	No Changes to Articles of Association: it shall not make or permit any changes to the Articles of Association that would be inconsistent with the provisions of this Agreement, the Power of Attorney for New Pledges or the Voting Rights Power of Attorney and in particular it shall not change the Shares into bearer shares;

10.2.2	No Dealings with Shares: it shall not sell, assign or otherwise dispose of or encumber any of the Shares other than as permitted by (or in accordance with a waiver granted) under this Agreement or the Indenture. This restriction shall apply only when the registration of the Registered Pledge in the Register is completed;

10.2.3	Distributions following the occurrence of an Event of Default: if an Event of Default occurs, the Pledgor must obey the instructions of the Pledgee in relation to Distributions and refrain from demanding or accepting any Distributions and, on the day of receipt of an Enforcement Notice or the Pledgee’s notice under Clause 5 (Distributions), direct the Company to pay all Distributions to the Pledgee;

10.2.4	Notification of Enforcement: the Pledgor must notify (and ensure that the Company notifies) the Pledgee forthwith upon becoming aware that (i) any action is taken or planned to be taken by any party with a view to instigating execution proceedings directed against the Shares, or (ii) execution proceedings directed against the Shares have been instigated;

10.2.5	Co-operation with Enforcement: at the reasonable request of the Pledgee, the Pledgor must co-operate with the Pledgee in connection with any filings, consents or approvals of governmental authorities to be made or obtained in connection with the enforcement of the security interests created under this Agreement; and

10.2.6	Reimbursement of Enforcement Expenses: the Pledgor must reimburse the Pledgee all expenses incurred by the Pledgee in a reasonable way in connection with the enforcement of the security created by this Agreement, (including legal and court fees) whether or not those expenses are secured by the Registered Pledge under Article 314 of the Polish Civil Code.

10.3	Waiver of Preemption Right

The Pledgor hereby waives any right of preemption to any shares in the Company that it may have under the Articles of Association or the provisions of the CCC or otherwise.

11.	ENFORCEMENT OF REGISTERED PLEDGE

11.1	Procedure and Methods

If an Event of Default occurs and the Secured Claim (or any part of the Secured Claim) is payable, the Pledgee may (at its discretion) deliver an Enforcement Notice to the Pledgor. The Pledgee may enforce its rights under this Agreement 7 days after delivery of the Enforcement Notice or at any time thereafter by any of the following methods (at its discretion) in order to satisfy the Secured Claim:

11.1.1	Seizure: taking title to the Shares in accordance with Article 22 point 1 of the Registered Pledge Law (subject to obtaining all required regulatory consents or notifications, if any), the value of the Shares for that purpose being [200][7] PLN for one Share (in words: [two hundred zloty]);

11.1.2	Sale: selling the Shares by public tender conducted by a notary or a court bailiff in accordance with article 24 of the Registered Pledge Law, within 14 days of the Pledgee’s application for the sale; or

11.1.3	Court Enforcement: instituting court enforcement proceedings in accordance with the provisions of the Civil Procedure Code.

11.2	Expenses of Sale

If, by virtue of Article 314 of the Polish Civil Code, any of expenses of selling the Shares are not secured by the Registered Pledge, the Pledgee is entitled to deduct these expenses either from (i) Distributions or (ii) a surplus of the kind referred to in Clause 11.3 (Application of Funds).

11.3	Application of Funds

The value of the Shares set out in Clause 11.1.1 (Seizure) or the net proceeds of sale of the Shares, as the case may be, must be applied towards satisfaction of the Secured Claim in the manner specified in the Indenture. If the value of the Shares or, as the case may be, the net proceeds of sale of the Shares exceed the amount of the Secured Claim, the surplus must be paid to the Pledgor within 14 Business Days of the Pledgee receiving those net proceeds.

11.4	Settlement in Foreign Currency

For the purpose of Article 28 of the Registered Pledge Law, the Secured Claim of the Pledgee, which is a foreign bank, must be satisfied by the Pledgor in the relevant foreign currency in which the respective portion of the Secured Claim is denominated on its due date.

[7]	Please insert a nominal value of pledged Shares.

12.	ENFORCEMENT OF FINANCIAL PLEDGE

The Pledgee shall have the right to enforce the Financial Pledge established under this Agreement immediately upon the occurrence of an Event of Default. If an Event of Default occurs, the Pledgee may (at its discretion) deliver an Enforcement Notice to the Pledgor in its absolute discretion and without prejudice to the other Pledgee’s rights and enforcement methods available under the Specific Financial Collateral Law, it can enforce the Financial Pledge by the seizure of title to the Shares by the Pledgee pursuant to article 10 of the Specific Financial Collateral Law, at the value per one share as set out in Clause 11.1.1 (Seizure), Clause 11.2 (Expenses of Sale) and Clause 11.3 (Application of Funds) apply to the enforcement of the Financial Pledge.

13.	POWER OF ATTORNEY FOR ENFORCEMENT

13.1	Grant of the Power of Attorney

The Pledgor, by way of security, hereby irrevocably appoints the Pledgee as its attorney (with full power of substitution) with effect from delivery of an Enforcement Notice for the purpose of taking any action that the Pledgor is obliged to take under this Agreement or the Indenture. The Pledgor undertakes to ratify and confirm any action that the Pledgee or its substitutes take under the appointment in this Clause 13.1.

13.2	Confirmation of the Power of Attorney

The Pledgor must produce and execute at the request of the Pledgee all documents necessary to evidence or confirm the grant of the power of attorney under Clause 13.1 (Grant of Power of the Attorney) including, but not limited to, re-execution of that power of attorney in notarial form.

14.	SCOPE AND DURATION OF SECURITY

14.1	Scope of Security

Each of the security interests created hereunder is a continuing security and extends to the ultimate balance of the Secured Claim and remains in force notwithstanding any intermediate payment or increase, amendment or novation of the Secured Claim or any transfer by the Pledgee of any of its rights and claims under the Indenture to any third party.

14.2	Limit on Liability of Pledgee

The Pledgee shall not be liable by reason of (i) taking any action permitted by this Agreement or failing to take any action permitted but not required under this Agreement or (ii) the enforcement of any part of the security over the Shares, except in the case of wilful default upon its part.

14.3	Expiry of Security

Following the expiry of the Security Period, at the request and expense of the Pledgor, the Pledgee must without delay:

14.3.1	apply to remove the Registered Pledge from the Register;

14.3.2	if requested by the Pledgor, deliver to the Pledgor a written statement certifying that the Secured Claim has been discharged in full and this Agreement has expired; and

14.3.3	produce any other document necessary to evidence the expiry of this Agreement in the form reasonably requested by the Pledgor.

14.4	Ineffective Performance

The Pledgee is not obliged to release the Shares from the security established by this Agreement if the satisfaction of the Secured Claim could reasonably be considered as ineffective or invalid under the Polish Bankruptcy and Rehabilitation Law of 28th February, 2003 (as amended) or under the Polish Civil Code.

15.	FURTHER ASSURANCES

The Pledgor must (at its own expense) promptly sign any document and do any act that the Pledgee reasonably requests from time to time in order to perfect the security granted or intended to be granted by this Agreement and to enable the Pledgee to obtain the full benefit of that security.

16.	COSTS AND EXPENSES

The Pledgor must, on the demand of the Pledgee, reimburse the Pledgee all costs and expenses in accordance with the provisions of the Indenture.

17.	NOTICES

17.1	Written Form Requirement and Addresses

All communications under or in connection with this Agreement must be in writing. The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement to which any communication or document is to be delivered under or in connection with this Agreement are as follows:

17.1.1	in the case of the Pledgor:

CAREY AGRI INTERNATIONAL-POLAND SP. Z O.O.

Address:	ul. Bokserska 66 A
02-690 Warszawa
Poland
Tel:	[ ]
Fax:	[ ]
Attention of:	[ ]

Or, in case of legal proceedings, in accordance with Clause 20.3 (Pledgor’s Polish Process Agent), Clause 20.4 (Change of Process Agent) and Clause 20.5 (Alternative Service of Process)

17.1.2	in the case of the Pledgee:

ING Bank N.V., London Branch

Address:	60 London Wall
London EC2M 5TQ
United Kingdom
Tel:	[ ]
Fax:	[ ]
Attention of:	[ ]

17.1.3	in the case of the Company:

Damianex S.A.

Address:	ul. Gleboka 34
37-200 Przeworsk
Poland
Fax:	[ ]
Attention of:	[ ]

or any substitute address, fax number or department or officer as such party may notify to the Pledgee or to the Pledgor with no less than five Business Days’ notice.

17.2	Delivery Rules

Any communication or document made or delivered by one party to another in connection with this Agreement will only be effective (i) if by fax, when received in legible form; or (ii) if by letter, when it is delivered to the address of the party and, in the case of a letter sent by post, five days after being deposited at a post office in a postage prepaid envelope addressed to the party. If a particular department or officer is specified as part of a party’s address details, the communication must be addressed to that department or officer.

17.3	Language Requirements

Each communication and document delivered by one party to another in connection with this Agreement must be in English or Polish accompanied by an English translation certified as a true and accurate translation by an officer of the party delivering it.

18.	ASSIGNMENT

The Pledgor is not entitled to assign or transfer any of its rights, benefits and obligations under this Agreement.

19.	GOVERNING LAW

The laws of Poland govern this Agreement.

20.	JURISDICTION

20.1	Polish Courts

The courts of Poland have jurisdiction to settle any dispute (“Dispute”) arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

20.2	Alternative Jurisdictions

This Clause 20.2 is for the benefit of the Pledgee only. Notwithstanding Clause 20.1 (Polish Courts), the Pledgee may to the extent allowed by law issue proceedings relating to a Dispute (“Proceedings”) in any other court in any other jurisdiction. The Pledgee may not take concurrent Proceedings in more than one jurisdiction.

20.3	[Pledgor’s Polish Process Agent

The Pledgor agrees that the documents which start any Proceedings and any other documents required to be served in relation to any Proceedings may be served on it, at the discretion of the Pledgee, either at the address mentioned in Clause 17.1.1 or care of

[ ] (“Process Agent”)

Address: [ ]

Fax: [ ]

20.4	Change of Process Agent

If the appointment of the Process Agent ceases to be effective, the Pledgor must immediately appoint another person in Poland to accept service of process on its behalf in Poland. If the Pledgor fails to do so (and the failure continues for 10 Business Days or more), the Pledgee may exercise the power of attorney granted in Clause 13 (Power of Attorney for Enforcement) and appoint another suitable person on behalf of the Pledgor.

20.5	Alternative Service of Process

Nothing in this Clause 20 restricts the right to serve process in any other manner allowed by law. This Clause 20.5 applies to Proceedings in Poland and to Proceedings elsewhere.][8].

21.	SUSPENSION OF SUBROGATION

The Pledgor will not use its right of subrogation that might arise if the Pledgee enforces its security under this Agreement until the full and unconditional repayment of the Secured Claim. The Pledgor must immediately pay or transfer to the Pledgee any payment or distribution it receives by virtue of any subrogation, unless the Secured Claim is unconditionally repaid in full.

[8]	To be deleted if Carey Agri and not CEDC is a pledgor.

22.	LANGUAGE, AMENDMENTS AND COUNTERPARTS

22.1	Language of this Agreement

This Agreement is executed in English language and Polish language versions. Both language versions may be used for interpretation but, if there is any discrepancy between the English and Polish versions, the Polish language version is binding.

22.2	Amendments

All amendments to this Agreement are null and void unless approved by the parties in writing with a date certified by the notary.

22.3	Counterparts

This Agreement is executed in 4 counterparts in Polish and 2 counterparts in English, one of each language version for each party, one Polish version for registration of the Registered Pledge in the Register and one Polish version to be sent to the Company with a notice substantially in the form of Schedule 1.

SIGNATURES

The Pledgor:

By:	[ ]

Name:	[ ]

Title:	[ ]

The Pledgee:

By:	[ ]

Name:	[ ]

Title:	[ ]

SCHEDULE 1

NOTICE TO THE COMPANY OF THE ESTABLISHMENT OF A FINANCIAL PLEDGE AND

INTENTION TO ESTABLISH A REGISTERED PLEDGE AND ASSIGNMENT OF RIGHTS TO

DISTRIBUTIONS

To:	[ ] “Company”

From:	[ ] “Pledgor”

Copy to:	[ ] “Pledgee”

Date:	[ ]

Subject:	Establishment of a financial pledge and, subject to registration, establishment of a registered pledge over shares of the Company under an agreement between the Pledgee and the Pledgor dated [ ] (“Agreement”).

Attachment:	We attach a signed copy of the Agreement. (Expressions defined in the Agreement have the same meaning when used in this notice).

Dear Sirs,

Pursuant to Article 341 § 2 of the CCC, we hereby give you notice that, under the Agreement, we have pledged the Shares by way of a Financial Pledge and, subject to registration, a Registered Pledge. Upon registration in the Register, the Registered Pledge over the Shares will be perfected.

We hereby instruct you to:

1.	disclose the establishment of the Financial Pledge and the Pledgee as beneficiary of the Financial Pledge in your share register pursuant to Article 341 § 2 of the Commercial Companies Code;

2.	following receipt of notice from us of registration of the Registered Pledge, to disclose the establishment of the Registered Pledge in your share register pursuant to Article 341 § 2 of the Commercial Companies Code; and

3.	make an entry in the share register stating that the Pledgee is authorised to exercise the Voting Rights if an Event of Default has occurred and upon the Pledgee notifying you of its intention to exercise those voting rights.

We also inform you that:

(1)	we have granted an irrevocable power of attorney to the Pledgee (“Voting Rights Power of Attorney”) to exercise all rights that we have as a shareholder in your company, including the Voting Rights. The Pledgee is authorised to use the Voting Rights Power of Attorney if an Event of Default occurs and upon delivery to you of a notice to that effect; and

(2)	we have assigned all our rights to all future dividends and other future distributions (including, but not limited to, the proceeds of redemptions or liquidation) in respect of the Shares (“Distributions”) for the financial year ended 2005 and for each financial year until and including 2014. But we remain entitled to receive all Distributions, unless the Pledgee delivers an Enforcement Notice to you.

This notice is governed by Polish law.

For and on behalf of

[    ]

SCHEDULE 2

NOTICE TO THE COMPANY OF THE ESTABLISHMENT OF A REGISTERED PLEDGE

To:	[ ] “Company”

From:	[ ] “Pledgor”

Copy to:	[ ] “Pledgee”

Date:	[ ]

Subject:	Establishment of a registered pledge over shares under an agreement between the Pledgee and the Pledgor dated [ ] (“Agreement”), a copy of which was delivered to you on or about []. (Expressions defined in the Agreement have the same meaning when used in this notice).

Attachment:	Decision of the court dated [ ] to enter the Registered Pledge in the Register

Dear Sirs,

Pursuant to Article 341 § 2 of the Commercial Companies Code, we hereby give you notice that, under the Agreement, we have pledged the Shares by way of a Registered Pledge. The Registered Pledge has been registered in the Register by decision of the court dated [    ], a copy of which is attached.

We hereby instruct you to disclose the establishment of the Registered Pledge and the Pledgee as beneficiary of the Registered Pledge in your share register pursuant to Article 341 § 2 of the Commercial Companies Code. Further, we instruct you to delete the Financial Pledge from your share register.

This notice is governed by Polish law.

For and on behalf of

[    ]

SCHEDULE 3

ENFORCEMENT NOTICE

/to be executed on the Pledgee’s paper/

To:	[ ] “Pledgor”

And to:	[ ] “Company”

From:	[ ] “Pledgee”

Copy to:	[ ] “Depositary”

Date:	[ ]

Subject:	Enforcement of the rights of the Pledgee under an agreement between the Pledgee and the Pledgor dated [] (“Agreement”). (Expressions defined in the Agreement have the same meaning when used in this notice).

Dear Sirs,

In accordance with Clause 5 (Distributions) and Clause 11 (Enforcement of Registered Pledge)/Clause 12 (Enforcement of Financial Pledge) of the Agreement, we give you notice that an Event of Default has occurred and we intend to enforce our rights under the Agreement [7 days after delivery of this notice to you / immediately]. As from the date of this notice, all Distributions are payable to us.

This notice is governed by Polish law.

For and on behalf of

[    ]

[    ]

SCHEDULE 4

FORM OF POWER OF ATTORNEY FOR NEW PLEDGES

POWER OF ATTORNEY

THIS POWER OF ATTORNEY is granted on [    ] by CAREY AGRI INTERNATIONAL-POLAND SP. Z O.O. with its seat at ul. Bokserska 66 A, 02-690 Warszawa, Poland incorporated under laws of Poland and recorded under number 0000051098 in the National Court Register, maintained by the District Court for the city of Warsaw, XX Commercial Division of the National Court Register, REGON 002160096, (“Pledgor”), a shareholder of Damianex S.A. with its seat at ul. Gleboka 34, 37-200 Przeworsk, Poland, recorded under number 0000108201 in the National Court Register, maintained by the District Court in Rzeszów, XII Commercial Division of the National Court Register, REGON 690651378, (“Company”) to ING Bank N.V., London, a banking corporation (naamloze vennootschap) duly incorporated under the laws of The Netherlands, with registered address at Amstelveenseweg 500, 1081 KL, Amsterdam, The Netherlands, registration no. 33031431, acting through its London Branch, with office address at 60 London Wall, London EC2M 5TQ, United Kingdom and registered in the United Kingdom under number FC010062 (“Pledgee”).

This Power of Attorney is granted pursuant to Clause 8 of an agreement between the Pledgor and the Pledgee dated [    ] (“Agreement”). Expressions defined in the Agreement have same meaning when used in this power of attorney.

4.	The Pledgor hereby grants to the Pledgee this irrevocable power of attorney with full power of substitution to establish, in favour of the Pledgee, a New Registered Pledge and a New Financial Pledge and a new assignment of Distributions relating to the New Shares or the Transferred Shares. The Pledgee is authorised to use this Power of Attorney only if the Pledgor fails to perform its obligations under Clause 8 of the Agreement.

5.	The Pledgee may appoint qualified attorneys to institute and conduct registration proceedings on behalf of Pledgor on the basis of this power of attorney.

6.	The Pledgee shall be irrevocably authorized to enter with itself, on behalf of the Pledgor, into an agreement creating security interests referred to in Section 1 above, on substantially the same terms and conditions as provided in the Agreement.

7.	The Pledgor renounces its right to revoke this power of attorney without the written consent of the Pledgee. The Pledgor declares that its renunciation of the right of revocation is justified by the nature of the legal relationship created by Agreement, on which this power of attorney is based.

8.	This Power of Attorney expires upon expiry of the Security Period.

9.	This power of attorney is governed by Polish law.

10.	This power of attorney is executed in Polish and in English. If there is any discrepancy between the language versions, the English version shall prevail.

Signed by:

/signatures with date certified by a Notary/

SCHEDULE 5

FORM OF VOTING RIGHTS POWER OF ATTORNEY

POWER OF ATTORNEY

THIS POWER OF ATTORNEY is granted on [    ] by CAREY AGRI INTERNATIONAL-POLAND SP. Z O.O. with its seat at ul. Bokserska 66 A, 02-690 Warszawa, Poland incorporated under laws of Poland and recorded under number 0000051098 in the National Court Register, maintained by the District Court for the city of Warsaw, XX Commercial Division of the National Court Register, REGON 002160096, (“Pledgor”), a shareholder of Damianex S.A. with its seat at ul. Gleboka 34, 37-200 Przeworsk, Poland, recorded under number 0000108201 in the National Court Register, maintained by the District Court in Rzeszów, XII Commercial Division of the National Court Register, REGON 690651378, (“Company”) to ING BANK N.V. LONDON BRANCH, a banking corporation (naamloze vennootschap) duly incorporated under the laws of The Netherlands, with registered address at Amstelveenseweg 500, 1081 KL, Amsterdam, The Netherlands, registration no. 33031431, acting through its London Branch, with office address at 60 London Wall, London EC2M 5TQ, United Kingdom and registered in the United Kingdom under number FC010062 (“Pledgee”).

This power of attorney is granted pursuant to an agreement for a registered pledge over shares of the Company between the Pledgor and the Pledgee dated [    ] (“Agreement”).

1.	The Pledgor hereby grants to the Pledgee this irrevocable power of attorney with full power of substitution to exercise (personally or by proxy, at a meeting of Shareholders or otherwise) at any time after the occurrence of an Event of Default (as defined in the Agreement) and delivery of a notice to the Pledgor and the Company substantially in the form of Schedule 6 of the Agreement, or abstain from exercising, the voting rights and any other corporate rights under Polish law or under the Articles of Association of the Company attached to all or any of the shares in the capital of the Company held by the Pledgor and subject to the security created by the Agreement as the Pledgee thinks fit, whether at a meeting of the shareholders of the Company or otherwise. In particular, but without limitation, the Pledgee has the following rights:

1.1	the right to demand that the management board of the Company convenes an extraordinary or ordinary general meeting of shareholders of the Company; and

1.2	the right to give any consent or authorisation that is required under Polish law from the Pledgor as a shareholder of the Company.

2.	The Pledgee shall not exercise these rights otherwise than within the scope necessary to protect, secure or endorse the Secured Claim (as defined in the Agreement).

3.	The Pledgor renounces its right to revoke this power of attorney without the written consent of the Pledgee. The Pledgor declares that its renunciation of the right of revocation is justified by the nature of the legal relationship created by the Agreement, on which this power of attorney is based.

4.	This Power of Attorney expires upon expiry of the Security Period.

5.	This power of attorney is governed by Polish law.

6.	This power of attorney is executed in Polish and in English. If there is any discrepancy between the language versions, the English version shall prevail.

Signed by:

/signatures with date certified by Notary/

SCHEDULE 6

NOTICE TO THE COMPANY OF THE EXERCISE OF VOTING RIGHTS

To:	[ ] “Company”

From:	[ ] “Pledgee”

Copy to:	[ ] “Pledgor” and

[ ] “Depositary”

Date:	[ ]

Subject:	Exercise of Voting Rights under an agreement between the Pledgee and the Pledgor dated [ ] (“Agreement”), a copy of which was delivered to you on or about []. Expressions defined in the Agreement have the same meaning when used in this notice.

Dear Sirs,

We hereby give you notice that an Event of Default has occurred and from the date of this notice we intend to exercise the Voting Rights.

This notice is governed by Polish law.

For and on behalf of:

[    ]

SCHEDULE 7

NOTIFICATION TO THE DEPOSITARY

From:	(1) CAREY AGRI INTERNATIONAL - POLAND SP. Z O.O. with its seat at ul. Bokserska 66 A, 02-690 Warszawa, Poland, incorporated under the laws of Poland and recorded under number 0000051098 in the National Court Register kept by the District Court for the City of Warsaw, XX Commercial Division of the National Court Register, REGON 002160096, “Pledgor”

(2) ING Bank N.V., London, a banking corporation (naamloze vennootschap) duly incorporated under the laws of The Netherlands, with its registered address at Amstelveenseweg 500, 1081 KL, Amsterdam, The Netherlands, registration no. 33031431, acting through its London Branch, with its office address at 60 London Wall, London EC2M 5TQ, United Kingdom and registered in the United Kingdom under number FC010062, “Pledgee”

To:	[ING Bank Slaski S.A.] with its seat at ul. [Sokolska 34], [40-086] Katowice, Poland, recorded under number [ ] in the National Court Register kept by the District Court in Katowice, [ ] Commercial Division of the National Court Register, REGON [ ] “Depositary”

Copy to:	Damianex S.A. with its seat at ul. Gleboka 34, 37-200 Przeworsk, Poland, recorded under number 0000108201 in the National Court Register, maintained by the District Court in Rzeszów, XII Commercial Division of the National Court Register, REGON 690651378 “Company”

Date:	[ ]

Subject:	Notification to the Depositary concerning a deposit of shares of the Company pledged for the benefit of the Pledgee pursuant to a registered pledge agreement between the Pledgor and the Pledgee dated [ ] (“Agreement”).

Dear Sirs,

Pursuant to Clause 3 of the Agreement, we hereby deliver to you [50,809] (in words: fifty thousand eight hundred nine) shares of the Company each with a nominal value of 200 (in words: two hundred) PLN (“Shares”).

We irrevocably authorise you to keep the Shares in a deposit during the Security Period for the benefit of the Pledgee (“Deposit”). The Deposit may be lifted only with a prior written consent of the Pledgee.

You will be authorised to issue a deposit certificate for the Shares to the Pledgor unless you receive from the Pledgee a copy of the notice to the Company of the exercise of voting rights substantially in the form provided in Schedule 6 of the Agreement. Upon receipt of such notice, you will be authorised to issue a deposit certificate for the Shares to the Pledgee.

Upon receipt of a copy of an enforcement notice substantially in the form provided in Schedule 3 to the Agreement, you will be authorised to deliver the Shares to the Pledgee.

Further, we instruct you to provide written statements to the Pledgee at the address given in clause [17.1.2] of the Agreement about any movements of Shares in the Deposit including issuance of any depositary receipts, [no later than [2] Business Days after a relevant movement takes place]/[on a monthly basis].[TO BE CONFIRMED BY THE PLEDGEE]

All costs and fees of the Depositary in connection with this Deposit shall be borne by the Pledgor.

Expressions defined in the Agreement have same meaning when used in this notification to the Depositary.

This notice is governed by Polish law.

For and on behalf of

CAREY AGRI INTERNATIONAL - POLAND SP. Z O.O.

For and on behalf of

ING Bank N.V.

Enclosures

A copy of the Agreement